Exhibit 10.1

EXECUTION VERSION

RECEIVABLES PURCHASE AGREEMENT

Dated as of October 18, 2024

by and among

O&M FUNDING LLC,

as Seller,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Purchasers,

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

OWENS & MINOR MEDICAL, LLC,

as initial Servicer,

and

PNC CAPITAL MARKETS LLC,

as Structuring Agent

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

EXHIBITS

EXHIBIT A	–	Form of Investment Request
EXHIBIT B	–	Form of Reduction Notice
EXHIBIT C	–	Form of Assignment and Acceptance Agreement
EXHIBIT D	–	Form of Assumption Agreement
EXHIBIT E	–	[Reserved]
EXHIBIT F	–	Credit and Collection Policy
EXHIBIT G	–	Form of Information Package
EXHIBIT H	–	Form of Compliance Certificate
EXHIBIT I	–	Closing Memorandum
EXHIBIT J	–	Forms of Interim Reports

SCHEDULES

SCHEDULE I	–	Purchasers & Commitments
SCHEDULE II-A	–	Lock-Boxes, Collection Accounts and Collection Account Banks
SCHEDULE II-B	–	Sweep Accounts
SCHEDULE II-C	–	Originator Accounts
SCHEDULE III	–	Notice Addresses

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This RECEIVABLES PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of October 18, 2024 by and among the following parties:

(i) O&M FUNDING LLC, a Delaware limited liability company, as Seller (together with its successors and assigns, the “Seller”);

(ii) the Persons from time to time party hereto as Purchasers;

(iii) PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent;

(iv) OWENS & MINOR MEDICAL, LLC, a Virginia limited liability company, in its individual capacity (“O&M Medical”) and as initial Servicer (in such capacity, together with its successors and assigns in such capacity, the “Servicer”); and

(v) PNC CAPITAL MARKETS LLC, a Pennsylvania limited liability company, as Structuring Agent.

AMENDMENT AND RESTATEMENT

This Agreement amends and restates in its entirety, as of the date hereof, the Receivables Financing Agreement, dated as of February 19, 2020 (as amended, supplemented or otherwise modified prior to the date hereof, the “Prior Agreement”), among the Seller, the Servicer and lenders party thereto, the Administrative Agent and the Structuring Agent. Notwithstanding the amendment and restatement of the Prior Agreement by this Agreement, (i) the Seller and the Servicer shall continue to be liable to each of the Borrower Indemnified Parties (as defined in the Prior Agreement) and Servicer Indemnified Parties for the fees and expenses payable by the Seller and/or the Servicer, as applicable, which are accrued and unpaid under the Prior Agreement on the date hereof (collectively, the “Prior Agreement Outstanding Amounts”) and all obligations under the Prior Agreement to indemnify such parties in connection with events or conditions arising or existing prior to the effective date of this Agreement and (ii) the security interest in favor of the Administrative Agent created under the Prior Agreement shall remain in full force and effect as security for the Seller Obligations (as defined herein), including Prior Agreement Outstanding Amounts. This Agreement does not constitute a novation or replacement of the Prior Agreement, but hereby ratifies and reaffirms the Prior Agreement as amended and restated by this Agreement. Upon the effectiveness of this Agreement, each reference to the Prior Agreement in any other document, instrument or agreement shall mean and be a reference to this Agreement. Nothing contained herein, unless expressly herein stated to the contrary, is intended to amend, modify or otherwise affect any other instrument, document or agreement executed and/or delivered in connection with the Prior Agreement.

Concurrently herewith, the Seller is requesting that each Purchaser make a new non-ratable Purchase on the Closing Date such that, after giving effect to such Purchase, each such Purchaser’s portion of the Aggregate Capital will be equal to its Percentage.

PRELIMINARY STATEMENTS

The Seller has acquired, and will acquire from time to time, Receivables from the Originator(s) pursuant to the Purchase and Sale Agreement. The Seller desires to sell Receivables to the Purchasers and, in connection therewith, has requested that the Purchasers make Investments from time to time on the terms and subject to the conditions set forth herein.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Control Agreement” means each agreement, in form and substance satisfactory to the Administrative Agent, among the Seller, the Servicer (if applicable), the Administrative Agent and a Collection Account Bank, governing the terms of the related Collection Accounts that (i) provides the Administrative Agent with control within the meaning of the UCC over the deposit accounts subject to such agreement and (ii) by its terms, may not be terminated or canceled by the related Collection Account Bank without the written consent of the Administrative Agent or upon no less than sixty (60) days prior written notice to the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Accounts Side Letter” means that certain letter agreement, dated as of the Closing Date, among the Seller, the Servicer and the Administrative Agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Accrual Period” means, with respect to each Settlement Date, the period commencing on (and including) the preceding Settlement Date and ending on (but excluding) such Settlement Date.

“Adjusted Net Receivables Pool Balance” means, at any time of determination, the amount equal to (a) the Net Receivables Pool Balance, minus (b) the Contractual Accrual Reserve Amount.

“Administrative Agent” means PNC, in its capacity as contractual representative for the Purchaser Parties, and any successor thereto in such capacity appointed pursuant to Article XI or Section 14.03(f).

“Adverse Claim” means any ownership interest or claim, mortgage, deed of trust, pledge, lien, security interest, hypothecation, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing); it being understood that any thereof in favor of, or assigned to, the Administrative Agent (for the benefit of the Secured Parties) shall not constitute an Adverse Claim.

“Advisors” has the meaning set forth in Section 14.06(c).

“Affected Person” means each Purchaser Party and each of their respective Affiliates.

“Affiliate” means, as to any Person: (a) any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or (b) who is a director or officer: (i) of such Person or (ii) of any Person described in clause (a). For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote 25% or more of the securities having ordinary voting power for the election of directors or managers of such Person or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.

“Aggregate Capital” means, at any time of determination, the aggregate outstanding Capital of all Purchasers at such time.

“Aggregate Yield” means, at any time of determination, the aggregate accrued and unpaid Yield on the aggregate outstanding Capital of all Purchasers at such time.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other Applicable Law relating to anti-bribery or anti-corruption in any jurisdiction in which any Seller-Related Party is located or doing business.

“Anti-Money Laundering Laws” means (a) the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001; (b) the U.K. Proceeds of Crime Act 2002, the Money Laundering Regulations 2017, as amended and the Terrorist Asset-Freezing etc. Act 2010; and (c) any other Applicable Law relating to anti-money laundering and countering the financing of terrorism in any jurisdiction in which any Seller-Related Party is located or doing business.

“Applicable Authority” means the Term SOFR Administrator or any Governmental Authority having jurisdiction over the Administrative Agent or the SOFR Administrator.

“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, constitution, ordinance, rule, regulation, ordinance, requirement, restriction, permit, executive order, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders, writs, decrees and awards of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound. For the avoidance of doubt, FATCA shall constitute an “Applicable Law” for all purposes of this Agreement.

“Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by a Purchaser, an Eligible Assignee and the Administrative Agent, and, if required, the Seller, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit C hereto.

“Assumption Agreement” has the meaning set forth in Section 14.03(h).

“Attorney Costs” means and includes all reasonable and documented fees, costs, expenses and disbursements of any law firm or other external counsel.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the greatest of: (a) the Federal Funds Rate in effect on such date plus 1/2 of 1.00%, (b) the Prime Rate and (c) Daily Simple SOFR plus 1.00%. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.06 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Notwithstanding any provision to the contrary in this Agreement, the Base Rate shall at no time be less than 1.00%.

“Base Rate Capital” means any Capital on which Yield accrues by reference to the Base Rate.

“Beneficial Owner” means, for the Seller, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of the Seller’s Capital Stock; and (b) a single individual with significant responsibility to control, manage, or direct the Seller.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Blocked Property” means any property: (a) owned, directly or indirectly, by a Sanctioned Person; (b) due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) located in a Sanctioned Jurisdiction; or (e) that otherwise could cause any actual or possible violation by any Purchaser Party of any applicable International Trade Law if the Purchaser Parties were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.

“Breakage Fee” means any amount payable pursuant to Section 5.05. A certificate as to the amount of any Breakage Fee (including the computation of such amount) shall be submitted by the affected Purchaser to the Seller and shall be conclusive and binding for all purposes, absent manifest error.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Pittsburgh, Pennsylvania, or New York City, New York; provided that, when used in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination of SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“Byram Healthcare” means Byram Healthcare Centers, Inc.

“Capital” means, with respect to any Purchaser, the aggregate amounts paid to, or on behalf of, the Seller in connection with all Investments made by such Purchaser pursuant to Article II, as reduced from time to time by Collections distributed and applied on account of such Capital pursuant to Section 4.01; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Capital Coverage Amount” means, at any time of determination, the amount equal to the lesser of (a) the Facility Limit and (b) the amount equal to (i) the Adjusted Net Receivables Pool Balance at such time, minus (ii) the Total Reserves at such time.

“Capital Coverage Amount Deficit” means, at any time of determination, the amount, if any, by which (a) the Aggregate Capital at such time, exceeds (b) the Capital Coverage Amount at such time.

“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, limited liability company interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.

“Certificate of Beneficial Ownership” means, for the Seller, a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Change in Control” means the occurrence of any of the following:

(a) the Contributing Originator ceases to own, directly, 100% of the issued and outstanding Capital Stock and all other equity interests of the Seller free and clear of all Adverse Claims;

(b) the Parent ceases to own, directly or indirectly, 100% of the issued and outstanding Capital Stock, membership interests or other equity interests of the Servicer, the Contributing Originator or any other Originator;

(c) any Adverse Claim should exist with respect to any Intercompany Loan Agreement or any Intercompany Loan;

(d) with respect to the Parent:

(i) under the Exchange Act, directly or indirectly, of thirty-five percent (35%) or more of the voting power of the then outstanding Capital Stock of Parent entitled to vote generally in the election of the directors of Parent;

(ii) during any period of twelve (12) consecutive calendar months, the board of directors of Parent shall cease to have as a majority of its members individuals who either: (i) were directors of Parent on the first day of such period or (ii) were elected or nominated for election to the board of directors of Parent at the recommendation of or other approval by at least a majority of the directors then still in office at the time of such election or nomination who were directors of Parent on the first day of such period, or whose election or nomination for election was so approved; or

(iii) Parent consolidates with or merges into another corporation (other than a Subsidiary of Parent) or conveys, transfers or leases all or substantially all of its property to any person (other than a Subsidiary of Parent), or any corporation (other than a Subsidiary of Parent) consolidates with or merges into Parent, in either event pursuant to a transaction in which the outstanding Capital Stock of Parent is reclassified or changed into or exchanged for cash, securities or other property; or

(e) the occurrence of any “Change of Control” under and as defined in the Credit Agreement.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” (as amended, supplemented or otherwise modified or replaced from time to time), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means October 18, 2024.

“CMS” means Centers for Medicare & Medicaid Services of the Department of Health and Human Services, and any successor agency.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collection Account” means each account listed on Schedule II-A to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Collection Account in accordance with the terms hereof) (in each case, in the name of the Seller) and maintained at a bank or other financial institution acting as a Collection Account Bank pursuant to an Account Control Agreement for the purpose of receiving Collections.

“Collection Account Bank” means any of the banks or other financial institutions holding one or more Collection Accounts.

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, the Seller, the Servicer or any other Person on their behalf in payment of any amounts owed in respect of such Pool Receivable (including purchase price, service charges, finance charges, interest, fees and all other charges), or applied to amounts owed in respect of such Pool Receivable (including insurance payments, proceeds of drawings under supporting letters of credit and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security with respect to such Pool Receivable and (d) all other proceeds of such Pool Receivable.

“Commitment” means, with respect to any Purchaser, the maximum aggregate amount of Capital which such Person is obligated to lend or pay hereunder on account of all Investments, on a combined basis, as set forth on Schedule I or in the Assumption Agreement or other agreement pursuant to which it became a Purchaser, as such amount may be modified in connection with any subsequent assignment pursuant to Section 14.03 or in connection with a reduction in the Facility Limit pursuant to Section 2.02(g). If the context so requires, “Commitment” also refers to a Purchaser’s obligation to make Investments hereunder in accordance with this Agreement.

“Compliance Authority” means (a) the United States government or any agency or political subdivision thereof, including, without limitation, the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of the Treasury and its Office of Foreign Assets Control, and the U.S. Customs and Border Protection agency; (b) the government of Canada or any agency thereof; (c) the European Union or any agency thereof; (d) the government of the United Kingdom or any agency thereof; (e) the United Nations Security Council; and (f) any other Governmental Authority with jurisdiction to administer Anti-Corruption Laws, Anti-Money Laundering Laws or International Trade Laws with respect to the conduct of a Covered Entity.

“Concentration Percentage” means (i) for any Group A Obligor, 20.0%, (ii) for any Group B Obligor, 15.0%, (iii) for any Group C Obligor, 10.0%, (iv) for the largest Group D Obligor, 7.5%, (v) for the second largest Group D Obligor, 6.0%, (vi) for the third largest Group D Obligor, 4.0%, and (vii) for any other Group D Obligor, 3.0%.

“Concentration Reserve Percentage” means, at any time of determination, the largest of: (a) the sum of the five (5) largest Obligor Percentages of the Group D Obligors, (b) the sum of the three (3) largest Obligor Percentages of the Group C Obligors, (c) the sum of the two (2) largest Obligor Percentages of the Group B Obligors and (d) the largest Obligor Percentage of the Group A Obligors.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate for Daily 1M SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Daily 1M SOFR”, “Yield Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day”, “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability of breakage provisions and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Transaction Document).

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“Contractual Dilution” means the aggregate amount of Deemed Collections arising out of chargebacks, volume rebates, terms discounts, sales incentives, service fees or other similar arrangements which are customary for O&M Halyard and specified in the related Contract or applicable marketing program related to the applicable Receivable and Obligor thereof.

“Contractual Dilution Accrual” means the aggregate amount of Contractual Dilution that is expected by the Servicer to be incurred with respect to the then-outstanding Pool Receivables and such expected Contractual Dilution is reflected as an accrued liability on the books and records of O&M Halyard, as determined in consultation with the external accountants of Parent and in accordance with the customary procedures established by O&M Halyard, Parent and such accountants.

“Contractual Accrual Reserve Amount” means, at any time of determination, (a) if the Contractual Dilution in the most recently ended calendar month was less than or equal to the Contractual Dilution Accrual for such calendar month, the amount of Contractual Dilution in the most recently ended calendar month and (b) if the Contractual Dilution in the most recently ended calendar month exceeded the Contractual Dilution Accrual for such calendar month or the Administrative Agent (at the direction of the Majority Purchasers) provided 10 days’ written notice to the Seller, the amount of the Contractual Dilution Accrual.

“Contributing Originator” means Owens & Minor Distribution, Inc., a Virginia corporation.

“Covered Entity” means (a) each Seller-Related Party and each of its respective Subsidiaries, and (b) each Person that, directly or indirectly, controls a Person described in clause (a) above.

“Credit Agreement” means that certain Credit Agreement, dated as of March 10, 2021, among the Parent, the borrowers party thereto, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent and as collateral agent, as amended pursuant to that certain Amendment No. 1 to Credit Agreement, dated as of February 22, 2022, that certain Joinder to Credit Agreement, Amendment No. 2 to Credit Agreement, Amendment No. 1 to Security Agreement and Amendment No. 1 to Guaranty, dated as of March 29, 2022 and as the same may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originators in effect on the Closing Date and described in Exhibit F, as modified in compliance with this Agreement.

“Daily 1M SOFR” means, for any day, the rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to the Term SOFR Reference Rate for such day for a one (1) month period, as published by the Term SOFR Administrator; provided, that if Daily 1M SOFR, determined as provided above, would be less than the SOFR Floor, then Daily 1M SOFR shall be deemed to be the SOFR Floor. Such rate of interest will be adjusted automatically as of each Business Day based on changes in Daily 1M SOFR without notice to the Seller.

“Daily 1M SOFR Capital” means any Capital on which Yield accrues by reference to Daily 1M SOFR.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Daily Report” means a report, in substantially the form of Exhibit J-1.

“Daily Reporting Period” means (i) the period beginning on the fifth (5th) Business Day after the date, if any, on which the Administrative Agent delivers a notice in writing to the Servicer that it is then requiring the delivery of Daily Reports hereunder, which notice shall not be delivered prior to the occurrence of a Level II Ratings Event, and ending on the date on which the Administrative Agent (acting in its sole discretion) delivers a notice in writing to the Servicer that it is no longer requiring the delivery of Daily Reports or (ii) any date on which an Event of Default or Unmatured Event of Default is then continuing.

“Days’ Sales Outstanding” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to: (a) the average of the Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) as of the last day of each of the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (b) (i) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (ii) 90.

“Debt” means, as to any Person at any time of determination, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any bonds, debentures, notes, note purchase, acceptance or credit facility, or other similar instruments or facilities, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, (iv) any other transaction

(including production payments (excluding royalties), installment purchase agreements, forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including accounts payable incurred in the ordinary course of such Person’s business payable on terms customary in the trade), (v) all net obligations of such Person in respect of interest rate or currency hedges or (vi) any Guaranty of any such Debt.

“Deemed Collections” has the meaning set forth in Section 4.01(d).

“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables during such Fiscal Month, by (b) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the month that is eleven (11) Fiscal Months before such Fiscal Month.

“Defaulted Receivable” means a Receivable:

(a) as to which any payment, or part thereof, remains unpaid for (i) with respect to Receivables originated by any Originator other than Byram Healthcare, more than 301 days from the original due date for such payment or (ii) with respect to Receivables originated by Byram Healthcare, more than 331 days after the original invoice date for such Receivable;

(b) as to which an Insolvency Proceeding shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto;

(c) that has been written off the applicable Originator’s or the Seller’s books as uncollectible; or

(d) that, consistent with the Credit and Collection Policy, should be written off the applicable Originator’s or the Seller’s books as uncollectible;

provided, however, that in each case above such amount shall be calculated without giving effect to any netting of credits that have not been matched to a particular Receivable for the purposes of aged trial balance reporting.

“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day, by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for (a) with respect to Receivables originated by any Originator other than Byram Healthcare, 151 days from the original due date for such payment or (b) with respect to Receivables originated by Byram Healthcare, 181 days after the original invoice date for such Receivable;

provided, however, that such amount shall be calculated without giving effect to any netting of credits that have not been matched to a particular Receivable for the purposes of aged trial balance reporting.

“Dexcom Distribution Agreement” means that certain Amended and Restated Non-Exclusive Distribution Agreement, dated as of February 1, 2016, between Dexcom, Inc. and Byram Healthcare.

“Dilution Horizon Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such Fiscal Month by dividing: (a) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during such Fiscal Month, by (b) the sum of (i) Net Receivables Pool Balance as of the last day of such Fiscal Month plus (ii) the aggregate Outstanding Balance of all the Ineligible Dexcom Receivables in the Receivables Pool as of the last day of such Fiscal Month, plus (iii) the aggregate Outstanding Balance of all Ineligible Affiliate Receivables as of the last day of such Fiscal Month. Within thirty (30) days of the completion and the receipt by the Administrative Agent of the results of any annual audit or field exam of the Receivables and the servicing and origination practices of the Servicer and the Originators, the numerator of the Dilution Horizon Ratio may be adjusted by the Administrative Agent upon not less than five (5) Business Days’ notice to the Seller to reflect such number of Fiscal Months as the Administrative Agent reasonably believes best reflects the business practices of the Servicer and the Originators and the actual amount of dilution and Deemed Collections that occur with respect to Pool Receivables based on the weighted average dilution lag calculation completed as part of such audit or field exam.

“Dilution Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each Fiscal Month by dividing: (a) the aggregate amount of Deemed Collections (excluding Contractual Dilution) during such Fiscal Month, by (b) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during such Fiscal Month.

“Dilution Reserve Percentage” means, at any time of determination, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) the Dilution Horizon Ratio, multiplied by (b) the sum of (i) the Stress Factor times the average of the Dilution Ratios for the twelve (12) most recent Fiscal Months and (ii) the Dilution Volatility Component.

“Dilution Volatility Component” means, for any Fiscal Month, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of:

(a) the positive difference, if any, between: (i) the highest Dilution Ratio for any Fiscal Month during the twelve (12) most recent Fiscal Months and (ii) the arithmetic average of the Dilution Ratios for such twelve (12) Fiscal Months; multiplied by

(b) the quotient of (i) the highest Dilution Ratio for any Fiscal Month during the twelve (12) most recent consecutive Fiscal Months divided by (ii) the arithmetic average of the Dilution Ratios for such twelve (12) consecutive Fiscal Months.

“Dollars” and “$” each mean the lawful currency of the United States of America.

“Eligible Assignee” means (i) any Purchaser or any of its Affiliates, (ii) any Person managed by a Purchaser or any of its Affiliates and (iii) any other financial or other institution.

“Eligible Foreign Obligor” means any Obligor which (i) is not a U.S. Obligor and (ii) is organized in and whose principal place of business is in, any country other than a Sanctioned Jurisdiction.

“Eligible Patient-Pay Receivable” means any Eligible Receivable the Obligor of which is a natural person.

“Eligible Receivable” means, at any time of determination, a Pool Receivable:

(a) the Obligor of which is: (i) if not an Eligible Patient-Pay Receivable, a U.S. Obligor or an Eligible Foreign Obligor; (ii) not a Sanctioned Person; (iii) not an Affiliate of the Seller, the Servicer, the Parent or any Originator; (iv) not the Obligor with respect to Delinquent Receivables with an aggregate Outstanding Balance exceeding 50% of the aggregate Outstanding Balance of all such Obligor’s Pool Receivables; (v) if not an Eligible Patient-Pay Receivable, not a natural person, and (vi) not any other material supplier to any Originator (or an Affiliate of any such Person);

(b) that is denominated and payable only in Dollars in the United States of America, and the Obligor with respect to which has been instructed to remit Collections in respect thereof directly to a Lock-Box or Collection Account in the United States of America (or, in the case of an Obligor of a Government-Pay Health Care Receivable, only to a to a Sweep Account in the United States of America);

(c) that does not have a due date which is more than (i) in the case of any Receivable, the Originator of which is Byram Healthcare, one-hundred-fifty-one (151) days after the original invoice date of such Receivable, and (ii) in the case of any Receivable, the Originator of which is other than Byram Healthcare, one-hundred-twenty-one (121) days after the original invoice date of such Receivable;

(d) that (i) arises under a Contract for the sale of goods or services in the ordinary course of the applicable Originator’s business, (ii) does not constitute a loan or other similar financial accommodation being provided by the applicable Originator and (iii) does not constitute finance charges or late fees relating to a Receivable;

(e) that arises under a duly authorized Contract that (i) is in full force and effect, (ii) is governed by the law of the United States of America or of any State thereof, (iii) is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law and (iv) the payments thereunder are free and clear of any withholding Taxes;

(f) that has been transferred by an Originator to the Seller pursuant to the Purchase and Sale Agreement with respect to which transfer all conditions precedent under the Purchase and Sale Agreement have been met;

(g) that, together with the Contract related thereto, conforms in all material respects with all Applicable Laws (including any applicable laws relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

(h) that satisfies all applicable requirements of the Credit and Collection Policy;

(i) that, together with the Contract related thereto, has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 9.02 of this Agreement;

(j) with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with or notices to, any Governmental Authority or other Person required to be obtained, effected or given by an Originator in connection with the creation of such Receivable, the execution, delivery and performance by such Originator of the related Contract or the assignment thereof under the Purchase and Sale Agreement have been duly obtained, effected or given and are in full force and effect other than any filings under the Federal Assignment of Claims Act (or any other similar Applicable Law, including any state or municipal law or regulation);

(k) that is not subject to any existing dispute, right of rescission, set-off, counterclaim, any other defense against the applicable Originator (or any assignee of such Originator) or Adverse Claim, and the Obligor of which holds no right as against the applicable Originator to cause such Originator to repurchase the goods or merchandise, the sale of which shall have given rise to such Receivable; provided, that if such Receivable is subject to any existing dispute, right of rescission, set-off, counterclaim, any other defense against the applicable Originator, only the portion of such Receivable attributable to such existing dispute, right of rescission, set-off, counterclaim, any other defense against the applicable Originator shall be ineligible;

(l) in which the Seller owns good and marketable title, free and clear of any Adverse Claims, and that is freely assignable (including without any consent of the related Obligor or any Governmental Authority);

(m) for which the Administrative Agent (on behalf of the Secured Parties) shall have a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim;

(n) that (x) constitutes an “account” or “general intangible” (as defined in the UCC), (y) is not evidenced by instruments or chattel paper and (z) does not constitute, or arise from the sale of, as-extracted collateral (as defined in the UCC);

(o) that is neither a Defaulted Receivable nor a Delinquent Receivable;

(p) for which no Originator, the Seller, the Parent, the Performance Guarantor or the Servicer has established any offset or netting arrangements (including customer deposits and advance payments (including payments relating to unearned revenues)) with the related Obligor in connection with the ordinary course of payment of such Receivable;

(q) that represents amounts earned and payable by the Obligor that are not subject to the performance of additional services by the Originator thereof or by the Seller and the related goods or merchandise shall have been shipped and/or services performed, other than, in the case of an Eligible Unbilled Receivable, the billing or invoicing of such Receivable; provided, that if such Receivable is subject to the performance of additional services, only the portion of such Receivable attributable to such additional services shall be ineligible;

(r) which (i) does not arise from a sale of accounts made as part of a sale of a business or constitute an assignment for the purpose of collection only, (ii) is not a transfer of a single account made in whole or partial satisfaction of a preexisting indebtedness or an assignment of a right to payment under a contract to an assignee that is also obligated to perform under the contract and (iii) is not a transfer of an interest in or an assignment of a claim under a policy of insurance;

(s) which does not relate to the sale of any consigned goods or finished goods which have incorporated any consigned goods into such finished goods;

(t) for which the related Originator has recognized the related revenue on its financial books and records in accordance with GAAP;

(u) for which neither the related Originator nor any Affiliate thereof is holding any deposits received by or on behalf of the related Obligor; provided that only the portion of such Pool Receivable in an amount equal to such deposits shall be ineligible;

(v) that, if such Receivable is an Unbilled Receivable, is an Eligible Unbilled Receivable;

(w) such Receivable is not an Ineligible Dexcom Receivable; and

(x) that, prior to the First Post-Closing Date, the Obligor of such Receivable was never an Excluded Obligor.

“Eligible Unbilled Receivable” means, at any time, any Unbilled Receivable if (a) the related Originator has recognized the related revenue on its financial books and records under GAAP, and (b) if the Administrative Agent (with the consent of the Majority Purchasers) provides a 10 days’ prior written notice to the Seller, not more than thirty (30) days have expired since the date such Receivable arose.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which together with the Person is a member of a controlled group of corporations or a controlled group of trades or businesses and would be deemed a “single employer” within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Erroneous Payment” has the meaning set forth in Section 11.11(a).

“Erroneous Payment Impacted Class” has the meaning set forth in Section 11.11(d).

“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 11.11(d).

“Erroneous Payment Return Deficiency” has the meaning set forth in Section 11.11(d).

“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 11.11(d).

“Event of Default” has the meaning specified in Section 10.01. For the avoidance of doubt, any Event of Default that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 14.01.

“Excess Concentration” means the sum of the following amounts, without duplication:

(a) the sum of the amounts calculated for each of the Obligors equal to the excess (if any) of (i) the aggregate Outstanding Balance of the Eligible Receivables of such Obligor, over (ii) the product of (x) such Obligor’s Concentration Percentage, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(b) the sum of (A) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that are Unbilled Receivables that arose not more than thirty (30) days prior to such date of determination, over (ii) the product of (x) 5.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus (B) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that are Unbilled Receivables that arose more than thirty (30) days prior to such date of determination, over (ii) the product of (x) 2.50%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(c) the excess (if any) of (i) the sum of (A) the aggregate Outstanding Balance of all Eligible Receivables originated by any Originator other than Byram Healthcare, the Obligors of which are U.S. Federal Governmental Entities, plus (B) the aggregate Outstanding Balance of all Eligible Receivables originated by Byram Healthcare that are Government-Pay Health Care Receivables, over (ii) the product of (x) 15.0%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; provided, that the Administrative Agent may (or, at the direction of the Majority Purchasers shall) reduce the percentage set forth in clause (x) above upon 10 days’ written notice to the Seller; plus

(d) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables the Obligor of which is an Eligible Foreign Obligor, over (ii) the product of (x) 5.00%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(e) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Patient-Pay Receivables, over (ii) the product of (x) 5.00%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.

“Excluded Obligor” means each Obligor designated as an “Excluded Obligor” pursuant to the Excluded Obligor Letter Agreement.

“Excluded Obligor Letter Agreement” means that certain amended and restated letter agreement re: Excluded Obligors, dated as of the date hereof, among the Seller, the Servicer, the lenders party thereto and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Excluded Receivable” shall mean any Receivable (without giving effect to the proviso set forth in the definition of “Receivable”):

(a) arising under the Warehousing and Distribution Services Agreement, between Owens & Minor Distribution, Inc. (“OMD”) and Johnson and Johnson Healthcare Systems Inc. (“J&J”), signed by OMD on May 3, 2019 and countersigned by J&J on May 11, 2019; or

(b) the Obligor of which is an Excluded Obligor.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Person or required to be withheld or deducted from a payment to an Affected Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of any Purchaser, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Purchaser, withholding U.S. federal Taxes imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest in an Investment or Commitment pursuant to a law in effect on the date on which (i) such Purchaser makes an Investment or its Commitment or (ii) such Purchaser changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Purchaser’s assignor immediately before such Purchaser became a party hereto or to such Purchaser immediately before it changed its lending office, (c) Taxes caused by a Purchaser’s failure to comply with Section 5.03(f) hereof and (d) any withholding Taxes imposed pursuant to FATCA.

“Facility Limit” means $450,000,000 as reduced from time to time pursuant to Section 2.02(g) or increased from time to time pursuant to Section 2.02(h). References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital at such time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreement entered into between the United States and any other Governmental Authority in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to PNC on such day on such transactions as determined by the Administrative Agent. If the Federal Funds Rate is less than zero, it shall be deemed to be zero hereunder.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” has the meaning specified in Section 2.04.

“Fees” has the meaning specified in Section 2.04.

“Final Maturity Date” means the date that (i) is ninety (90) days following the Scheduled Termination Date or (ii) such earlier date on which the Aggregate Capital and all other Seller Obligations become due and payable pursuant to Section 10.01.

“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital and Aggregate Yield have been paid in full, (ii) all Seller Obligations shall have been paid in full, (iii) all other amounts owing to the Purchaser Parties and any other Seller Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full and (iv) all accrued Servicing Fees have been paid in full.

“Financial Officer” of any Person means, the chief executive officer, the chief financial officer, the chief accounting officer, the principal accounting officer, the controller, the treasurer or the assistant treasurer of such Person.

“First Post-Closing Date” means the date in which the Seller has delivered supporting documentation satisfactory to the Administrative Agent in its sole discretion that: (i) all Excluded Receivables existing prior to or as of the Closing Date have been paid in full by the respective Obligor that was an Excluded Obligor prior to the Closing Date, and (ii) any Seller-Related Party has instructed such Obligors referred to in clause (i) to make payments to a Collection Account. For the avoidance of doubt, “Excluded Receivables” refers exclusively to clause (b) of the definition thereof, for purposes of this definition only.

“Fiscal Month” means each calendar month.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Government-Pay Health Care Receivable” means any Receivable owing by a Governmental Authority relating to payments governed under the Social Security Act (42 U.S.C. § 1395, et seq.), including payments under Medicare, Medicaid and TRICARE, and payments administered or regulated by CMS.

“Governmental Authority” means the government of the United States of America or of any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Government Official” means any officer, employee, official, representative, or any Person acting for or on behalf of any Governmental Authority, government-owned or government-controlled association, organization, business, or enterprise, or public international organization, any political party or official thereof and any candidate for political office.

“Group A Obligor” means any Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) with a short-term rating of at least: (a) “A-1” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “A+” or better by S&P on such Obligor’s, its parent’s, or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, or (b) “P 1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Al” or better by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group A Obligor” shall be deemed to be a Group A Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration

Reserve Percentage” and clause (a) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.

“Group B Obligor” means an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) that is not a Group A Obligor, with a short-term rating of at least: (a) “A 2” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB+” or better by S&P on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, or (b) “P 2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baal” or better by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group B Obligor” shall be deemed to be a Group B Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and clause (a) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor” or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.

“Group C Obligor” means an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) that is not a Group A Obligor or a Group B Obligor, with a short-term rating of at least: (a) “A 3” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB-” or better by S&P on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, or (b) “P 3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa3” or better by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group C Obligor” shall be deemed to be a Group C Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage”, and clause (a) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor” or “Group B Obligor” in which case such Obligor shall be separately treated as a Group A Obligor or Group B Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.

“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor; provided, that any Obligor (or its parent or majority owner, as applicable, if such Obligor is unrated) that is not rated by both Moody’s and S&P shall be a Group D Obligor.

“Guaranteed Obligations” has the meaning set forth in Section 5.06(a).

“Guaranty” means, with respect to any Person, any obligation of such Person guarantying or in effect guarantying any Debt, liability or obligation of any other Person in any manner, whether directly or indirectly, including any such liability arising by virtue of partnership agreements, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“Health Care Laws” means all Applicable Laws relating to fraud and abuse, including without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)) and HIPAA, each as amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated from time to time thereunder.

“HIPAA” means the (a) Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) any state and local laws regulating the privacy and/or security of individually identifiable information, including state laws providing for notification of breach of privacy or security of individually identifiable information, in each case with respect to the laws described in clauses (a), (b) and (c) of this definition, as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, any and all rules or regulations promulgated from time to time thereunder.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Seller or any of its Affiliates under any Transaction Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Independent Director” has the meaning set forth in Section 8.03(c).

“Ineligible Affiliate Receivable” means any Receivable that arises in whole or in part from the sale of any goods sold, furnished or supplied to any Affiliate of the Seller, the Servicer, the Parent or any Originator.

“Ineligible Dexcom Receivable” means any Receivable that arises in whole or in part from the sale of any goods sold, furnished or supplied to Byram Healthcare by Dexcom Inc. or any Subsidiary thereof to the extent subject to the lien arising from the Dexcom Distribution Agreement, described on the New Jersey UCC financing statement, filing number 51736154, filed on June 20, 2016. For the avoidance of doubt, the definition of “Ineligible Dexcom Receivable” shall only apply until the Servicer shall have delivered evidence of the termination of such security interest in favor of Dexcom Inc. in form and substance satisfactory to the Administrative Agent.

“Information Package” means a report, in substantially the form of Exhibit G.

“Initial Schedule of Sold Receivables” means the schedule identifying all Sold Receivables as of the Closing Date, which list the Seller delivered to the Administrative Agent and the Purchasers on or prior to the Closing Date.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors of a Person, composition, marshaling of assets for creditors of a Person, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of clauses (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intended Tax Treatment” has the meaning set forth in Section 14.14.

“Intercompany Loan” has the meaning set forth in the Purchase and Sale Agreement.

“Intercompany Loan Agreement” has the meaning set forth in the Purchase and Sale Agreement.

“Interim Report” means each Daily Report and Weekly Report.

“International Trade Laws” means all Laws relating to economic and financial sanctions, trade embargoes, export controls, customs and anti-boycott measures.

“Investment” means any payment of Capital by a Purchaser to the Seller pursuant to Section 2.02.

“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.

“Investment Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Seller to the Administrative Agent and the Purchasers pursuant to Section 2.02(a).

“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of, or any settlement arrangement, by agreement, consent or otherwise, of any Governmental Authority, foreign or domestic.

“LCR Security” means any commercial paper or security (other than equity securities issued to Holdings or any Originator that is a consolidated subsidiary of Holdings under GAAP) within the meaning of Paragraph __.32(e)(viii) of the final rules titled Liquidity Coverage Ratio: Liquidity Risk Measurement Standards, 79 Fed. Reg. 197, 61440 et seq. (October 10, 2014).

“Level I Ratings Event” shall be deemed to have occurred, or to be in effect, at any time when a Level II Ratings Event is not then continuing and Parent has neither (i) a long-term “corporate family rating” of at least “B1” by Moody’s, nor (ii) a long-term “corporate credit rating” of at least “B+” by S&P.

“Level II Ratings Event” shall be deemed to have occurred, or to be in effect, at any time when the Parent has neither (i) a long-term “corporate family rating” of at least “B2” by Moody’s, nor (ii) a long-term “corporate credit rating” of at least “B” by S&P.

“Linked Account” means any controlled disbursement account or other deposit account at any time linked to any of the Collection Accounts maintained at Truist Financial Corp. by a zero balance account connection or other automated funding mechanism.

“Liquidity” means, at any time, the sum of (a) the aggregate amount of unrestricted cash and Cash Equivalents held by Parent and its Subsidiaries at such time (including, for the avoidance of doubt, any amounts then on deposit in the Collection Accounts or Sweep Accounts, none of which shall be considered “restricted” for such purpose), plus (b) the aggregate amount of cash then available to be borrowed (but which has not been borrowed) by the Parent and its Subsidiaries under the Credit Agreement subject only to satisfaction of customary conditions precedent (such as delivery of a borrowing request) that do not include (x) the counterparty thereunder having any discretion to approve such borrowing or having to waive any conditions precedent to such borrowing or (y) the satisfaction of any borrowing base or similar collateral tests that are not then satisfied, plus (c) the excess (if any) of (i) the lesser of the Facility Limit and the Capital Coverage Amount at such time, over (ii) the Aggregate Capital at such time; provided, that at any time on or after the Termination Date, the amount determined pursuant this clause (c) shall be zero ($0).

“Lock-Box” means each locked postal box with respect to which a Collection Account Bank has executed an Account Control Agreement pursuant to which it has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Schedule II-A (as such schedule may be modified from time to time in connection with the addition or removal of any Lock-Box in accordance with the terms hereof).

“Loss Horizon Ratio” means, at any time of determination, the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed by dividing:

(a) the sum of (x) the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the seven (7) most recent Fiscal Months, plus (y) 8.00% of the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the eighth (8th) most recent Fiscal Month; by

(b) the sum of (x) Net Receivables Pool Balance as of such date, (y) the aggregate Outstanding Balance of all the Ineligible Dexcom Receivables in the Receivables Pool as of such date, and (z) the aggregate Outstanding Balance of all Ineligible Affiliate Receivables.

“Loss Reserve Percentage” means, at any time of determination, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) the Stress Factor, multiplied by (b) the highest average of the Default Ratios for any three (3) consecutive Fiscal Months during the twelve (12) most recent Fiscal Months, multiplied by (c) the Loss Horizon Ratio.

“Majority Purchasers” means Purchasers representing more than 50% of the aggregate Commitments of all Purchasers (or, if the Commitments have been terminated, Purchasers representing more than 50% of the aggregate outstanding Capital held by all the Purchasers); provided, however, that in no event shall the Majority Purchasers include fewer than two (2) Purchasers at any time when there are two (2) or more Purchasers.

“Material Adverse Effect” means relative to any Person (provided that if no particular Person is specified, “Material Adverse Effect” shall be deemed to be relative to the Seller, the Performance Guarantor, the Servicer and the Originators, individually and in the aggregate) with respect to any event or circumstance, a material adverse effect on any of the following:

(a) the assets, operations, business or financial condition of the Seller, the Servicer, the Performance Guarantor or any Originator;

(b) the ability of the Seller, the Servicer, the Performance Guarantor or any Originator to perform its obligations under this Agreement or any other Transaction Document to which it is a party;

(c) the validity or enforceability of this Agreement or any other Transaction Document, or the validity, enforceability, value or collectibility of any material portion of the Pool Receivables;

(d) the status, perfection, enforceability or priority of the Administrative Agent’s security interest in the Supporting Assets; or

(e) the rights and remedies of any Purchaser Party under the Transaction Documents or associated with its respective interest in the Supporting Assets.

“Medicaid” means, collectively, the health care assistance program established by Title XIX of the Social Security Act (42 U.S.C. 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or requirements pertaining to such program, including (a) all federal statutes affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or requirements pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders, administrative, reimbursement and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Minimum Dilution Reserve Percentage” means, at any time of determination, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) the average of the Dilution Ratios for the twelve (12) most recent Fiscal Months, multiplied by (b) the Dilution Horizon Ratio.

“Monthly Settlement Date” means the twentieth (20th) day of each calendar month (or if such day is not a Business Day, the next occurring Business Day).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA and to which the Seller, the Servicer, any Originator, the Parent or any of their respective ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Receivables Pool Balance” means, at any time of determination: (a) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, minus (b) the Excess Concentration.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

“Obligor Percentage” means, at any time of determination, for each Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Outstanding Balance of the Eligible Receivables of such Obligor and its Affiliates less the amount (if any) then included in the calculation of the Excess Concentration with respect to such Obligor and its Affiliates and (b) the denominator of which is the aggregate Outstanding Balance of all Eligible Receivables at such time.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“O&M Halyard” means O&M Halyard, Inc., a Virginia corporation.

“O&M Medical” has the meaning set forth in the preamble to this Agreement.

“Originator” and “Originators” have the meaning set forth in the Purchase and Sale Agreement, as the same may be modified from time to time by adding new Originators or removing Originators, in each case in accordance with the Purchase and Sale Agreement.

“Originator Account” means the accounts (and any related lock-box or post office box) specified in Schedule II-C as an “Originator Account” in the name of an Originator and maintained at an Originator Account Bank.

“Originator Account Bank” means any bank at which any Originator maintains one or more Originator Accounts.

“Other Connection Taxes” means, with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Investment or Transaction Document).

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies or fees arising from any payment made hereunder or from the execution, delivery, filing, recording or enforcement of, or otherwise in respect of, this Agreement, the other Transaction Documents and the other documents or agreements to be delivered hereunder or thereunder.

“Outstanding Balance” means, at any time of determination, with respect to any Receivable, the then outstanding principal balance thereof.

“Parent” means Owens & Minor, Inc., a Virginia corporation.

“Parent Group” has the meaning set forth in Section 8.03(c).

“Participant” has the meaning set forth in Section 14.03(e).

“Participant Register” has the meaning set forth in Section 14.03(f).

“Payment Recipient” has the meaning set forth in Section 11.11(a).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” means a pension plan as defined in Section 3(2) of ERISA, other than a multiemployer plan, that is subject to Title IV of ERISA with respect to which any Originator, the Seller, the Servicer, the Parent or any of their respective ERISA Affiliates may have any liability, contingent or otherwise.

“Percentage” means, at any time of determination, with respect to any Purchaser, a fraction (expressed as a percentage), (a) the numerator of which is (i) prior to the termination of all Commitments hereunder, its Commitment at such time or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of all Investments being funded by the Purchasers at such time and (b) the denominator of which is (i) prior to the termination of all Commitments hereunder, the aggregate Commitments of all Purchasers at such time or (ii) if all Commitments hereunder have been terminated, the Aggregate Capital at such time.

“Performance Guarantor” means the Parent.

“Performance Guaranty” means the Amended and Restated Performance Guaranty, dated as of the Closing Date, by the Performance Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Permitted Liens” means, with respect to any Receivable originated by Byram Healthcare, an Adverse Claim on such Receivable in favor of Dexcom, Inc. to the extent arising from the Dexcom Distribution Agreement, described on the New Jersey UCC financing statement, filing number 51736154, filed on June 20, 2016.

“Permitted Linked Account” means any of the following accounts: account ending 8820 maintained at Truist Bank and account ending 7356 maintained at Bank of America, N.A.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or any Governmental Authority.

“PINACLE” means PNC’s PINACLE® auto-advance service or any similar or replacement electronic loan administration service implemented by PNC.

“PINACLE Agreement” means a separate written agreement between Seller and PNC regarding PINACLE, and any amendments, modifications or replacements thereof.

“PNC” has the meaning set forth in the preamble to this Agreement.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Prime Rate” means the interest rate per annum announced from time to time by the Administrative Agent at the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrative Agent and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Purchase and Sale Agreement” means the Amended and Restated Purchase and Sale Agreement, dated as of the Closing Date, among the Servicer, the Originators and the Seller, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Purchase and Sale Termination Event” has the meaning set forth in the Purchase and Sale Agreement.

“Purchaser Party” means each Purchaser, the Structuring Agent and the Administrative Agent.

“Purchasers” means PNC and each other Person that is or becomes a party to this Agreement in the capacity of a “Purchaser”. As of the Closing Date, the other Purchasers are Bank of America, National Association, Regions Bank and Capital One Bank.

“Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, owed to any Originator, the Seller (as assignee of an Originator) or the Administrative Agent (on behalf of the Purchasers and as assignee of the Seller), whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods that have been or are to be sold or for services rendered or to be rendered, and includes, without limitation, the obligation to pay any service charges, finance charges, interest, fees and other charges with respect thereto; provided, however, that no Excluded Receivable shall constitute a “Receivable”. Any such right to payment arising from any one transaction, including, without limitation, any such right to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction.

“Receivables Pool” means, at any time, all of the then outstanding Receivables transferred (or purported to be transferred) to the Seller pursuant to the Purchase and Sale Agreement (including both Sold Receivables and Unsold Receivables).

“Register” has the meaning set forth in Section 14.03(b).

“Related Rights” has the meaning set forth in Section 1.1 of the Purchase and Sale Agreement.

“Related Security” means, with respect to any Receivable:

(a) all of the Seller’s and each Originator’s interest in any goods (including Returned Goods), and documentation of title evidencing the shipment or storage of any goods (including Returned Goods), the sale of which gave rise to such Receivable;

(b) all instruments and chattel paper that may evidence such Receivable;

(c) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(d) all of the Seller’s and each Originator’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(e) all books and records of the Seller and each Originator to the extent related to any of the foregoing, and all rights, remedies, powers, privileges, title and interest (but not obligations) in and to each Lock-Box and all Collection Accounts, into which any Collections or other proceeds with respect to such Receivables may be deposited, and any related investment property acquired with any such Collections or other proceeds (as such term is defined in the applicable UCC);

(f) all of the Seller’s rights, interests and claims under the Purchase and Sale Agreement and the other Transaction Documents; and

(g) all Collections and other proceeds (as defined in the UCC) of any of the foregoing.

“Release” has the meaning set forth in Section 4.01(a).

“Reportable Compliance Event” means that: (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty, by, or enters into a settlement with a Governmental Authority in connection with any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or any predicate crime to any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (b) any Covered Entity engages in a transaction that has caused or would cause any Person hereunder (including any Purchaser Party and any underwriter, advisor, investor, or otherwise) to be in violation of any International Trade Law or any material violation of any Anti-Corruption Law, including a Covered Entity’s use of any proceeds of the Investments hereunder to directly or indirectly fund any activities or business of, with, or for the benefit of any Person that is a Sanctioned Person, or to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction; (c) any Supporting Assets qualifies as Blocked Property; or (d) any Covered Entity otherwise violates, or reasonably believes that it will violate, any of the International Trade Law- or Anti-Corruption Law-specific representations and covenants herein.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the notice requirement has been waived by regulation, with respect to a Pension Plan (other than a Pension Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Representatives” has the meaning set forth in Section 14.06(c).

“Required Capital Amount” means $50,000,000.

“Responsible Officer” means, with respect to the subject matter of any representation, warranty, covenant, agreement, obligation, notice or certificate of any of the Seller, any Originator, the Performance Guarantor or the Servicer contained in or delivered pursuant to any of the Transaction Documents, the chief executive officer, president, chief financial officer, chief operating officer, controller, general counsel or treasurer of such Person.

“Restricted Payments” has the meaning set forth in Section 8.01(r).

“Returned Goods” means all right, title and interest in and to returned, repossessed or foreclosed goods and/or merchandise the sale of which gave rise to a Receivable; provided that such goods shall no longer constitute Returned Goods after a Deemed Collection has been deposited in a Collection Account with respect to the full Outstanding Balance of the related Receivables.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto that is a nationally recognized statistical rating organization.

“Sanctioned Jurisdiction” means, at any time, a country, area, territory, or jurisdiction that is the subject or target of comprehensive U.S. sanctions.

“Sanctioned Person” means any Person that is (a) located in, organized under the laws of, or ordinarily resident in a Sanctioned Jurisdiction; (b) identified on any sanctions-related list maintained by any Compliance Authority; or (c) owned 50% or more, in the aggregate, directly or indirectly by, controlled by, or acting for, on behalf of, or at the direction of, one or more Persons described in clauses (a) or (b) above.

“Scheduled Termination Date” means October 18, 2027; provided that, if such date is not a Business Day, the Scheduled Termination Date shall be the next preceding Business Day.

“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.

“Second Post-Closing Date” means the date that is sixty days after the First Post-Closing Date (or such later date (if any) consented to in writing by the Administrative Agent in its sole discretion).

“Secured Parties” means each Purchaser Party, each Seller Indemnified Party and each Affected Person.

“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.

“Seller” has the meaning specified in the preamble to this Agreement.

“Seller Collateral” has the meaning set forth in Section 5.06(i)(i).

“Seller Guaranty” has the meaning set forth in Section 5.06(a).

“Seller Indemnified Amounts” has the meaning set forth in Section 13.01(a).

“Seller Indemnified Party” has the meaning set forth in Section 13.01(a).

“Seller Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Seller to any Purchaser Party, Seller Indemnified Party and/or any Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all Capital and Yield on the Investments, all Fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any Insolvency Proceeding with respect to the Seller (in each case whether or not allowed as a claim in such proceeding).

“Seller’s Net Worth” means, at any time of determination, an amount equal to (i) the aggregate Outstanding Balance of all Pool Receivables at such time, minus (ii) the sum of (A) the Aggregate Capital at such time, plus (B) the Aggregate Yield at such time, plus (C) the aggregate accrued and unpaid Fees at such time, plus (D) the aggregate outstanding principal balance owing under each Intercompany Loan Agreement at such time, plus (E) the aggregate accrued and unpaid interest owing under each Intercompany Loan Agreement at such time, plus (F) without duplication, the aggregate accrued and unpaid other Seller Obligations at such time.

“Seller-Related Party” means each of the Seller, the Servicer, the Performance Guarantor, the Parent, the Originators and any other Affiliate of the Parent from time to time party to any Transaction Document.

“Servicer” has the meaning set forth in the preamble to this Agreement.

“Servicer Indemnified Amounts” has the meaning set forth in Section 13.02(a).

“Servicer Indemnified Party” has the meaning set forth in Section 13.02(a).

“Servicing Fee” means the fee referred to in Section 9.06(a) of this Agreement.

“Servicing Fee Rate” means the rate referred to in Section 9.06(a) of this Agreement.

“Settlement Date” (i) so long as no Event of Default has occurred and is continuing and the Termination Date has not occurred, each Monthly Settlement Date and (ii) on and after the Termination Date or if an Event of Default has occurred and is continuing, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Purchasers) (it being understood that the Administrative Agent (with the consent or at the direction of the Majority Purchasers) may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York.

“SOFR Floor” means a rate of interest per annum equal to zero basis points (0%).

“Sold Assets” has the meaning set forth in Section 2.01(b).

“Sold Receivables” means, collectively, (i) the Pool Receivables specified as “Sold Receivables” on the Initial Schedule of Sold Receivables, (ii) all additional Pool Receivables specified as “Sold Receivables” on the Investment Requests delivered with respect to all subsequent Investments made hereunder and (iii) all additional Pool Receivables designated as “Sold Receivables” and transferred by the Seller pursuant to Section 2.01(b) in connection with a Release as contemplated by the first paragraph in Section 3.01(a).

“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.

“Stress Factor” means 2.25.

“Structuring Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.

“Sub-Servicer” has the meaning set forth in Section 9.01(d).

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

“Successor Rate” has he meaning specified in Section 2.06.

“Supporting Assets” means all Sold Assets and all Seller Collateral.

“Sweep Account” means each account listed on a supplemental Schedule II-B to this Agreement (as may be further modified from time to time in connection with the closing or opening of any Sweep Account in accordance with the terms hereof) (in each case, in the name of an Originator) for the purpose of receiving Collections on Government-Pay Health Care Receivables.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority and all interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Term Loan Credit Agreement” means that certain Term Loan Credit Agreement, dated as of March 29, 2022, by and among the Parent Borrowers (as defined therein), the other borrowers party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Replacement Date” has the meaning specified in Section 2.06.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Term SOFR Scheduled Unavailability Date” has the meaning specified in Section 2.06.

“Term SOFR Replacement Date” has the meaning specified in Section 2.06.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by the Term SOFR Administrator (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 10.01 and (c) the date selected by the Seller on which all Commitments have been reduced to zero pursuant to Section 2.02(g).

“Total Reserves” means, at any time of determination, an amount equal to the product of (i) the sum of: (a) the Yield Reserve Percentage, plus (b) the greater of (I) the sum of the Concentration Reserve Percentage, plus the Minimum Dilution Reserve Percentage and (II) the sum of the Loss Reserve Percentage, plus the Dilution Reserve Percentage, times (ii) the Adjusted Net Receivables Pool Balance at such time.

“Transaction Documents” means this Agreement, the Purchase and Sale Agreement, the Account Control Agreements, the Fee Letter, each Intercompany Loan Agreement, the Performance Guaranty, the Accounts Side Letter, the Excluded Obligor Letter Agreement, and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“TRICARE” means a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Defense Health Agency pursuant to 10 U.S.C. §§ 1071-1106, and all regulations promulgated thereunder including without limitation (a) all federal statutes (whether set forth in 10 U.S.C. §§ 1071-1106 or elsewhere) affecting such program and (b) all applicable provisions of all rules, regulations, manuals, orders, administrative, reimbursement and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unbilled Receivable” means, at any time, any Receivable as to which the invoice or bill with respect thereto has not yet been sent to the Obligor thereof.

“Unmatured Event of Default” means an event that but for notice or lapse of time or both would constitute an Event of Default.

“U.S. Federal Governmental Entity” means the government of the United States of America, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to such government.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Obligor” means an Obligor that is a corporation or other business organization and is organized under the laws of the United States of America (or of a United States of America territory, district, state, commonwealth, or possession, including, without limitation, Puerto Rico and the U.S. Virgin Islands) or any political subdivision thereof.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).

“Unsold Receivables” means, at any time, all Pool Receivables that are not then Sold Receivables.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Weekly Report” means a report, in substantially the form of Exhibit J-2.

“Weekly Reporting Period” means the period beginning on the tenth (10th) Business Day after the date, if any, on which the Administrative Agent delivers a notice in writing to the Servicer that it is then requiring the delivery of Weekly Reports hereunder, which notice shall not be delivered prior to the first date, if any, on which either (i) Liquidity shall fail to exceed $175,000,000 or (ii) a Level I Ratings Event shall then be continuing, and ending on the date on which the Administrative Agent (acting in its sole discretion) delivers a notice in writing to the Servicer that it is no longer requiring the delivery of Weekly Reports.

“Yield” means, for any Capital, for any day during any Accrual Period (or portion thereof), the amount of interest accrued on such Capital during such Accrual Period (or portion thereof) in accordance with Section 2.03.

“Yield Period” means, with respect to any Capital, (a) before the Termination Date: (i) initially, the period commencing on the date such Capital is funded through an Investment hereunder (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the next Monthly Settlement Date and (ii) thereafter, each period commencing on a Monthly Settlement Date and ending on (but not including) the next Monthly Settlement Date and (b) on and after the Termination Date, such period (including a period of one day) as shall be selected from time to time by the Administrative Agent or, in the absence of any such selection, each period commencing on a Monthly Settlement Date and ending on (but not including) the next Monthly Settlement Date.

“Yield Rate” means, subject to Sections 2.03 and 2.04, for any day in any Yield Period for any Capital (or portion thereof):

(a) if no Event of Default is then continuing and the Administrative Agent has not elected (in its sole discretion) for the Yield Rate for such Capital (or all Capital) to be determined pursuant to clause (b) below, Daily 1M SOFR; or

(b) if an Event of Default is then continuing and the Administrative Agent elects (in its sole discretion) for the Yield Rate for such Capital (or all Capital) to be determined pursuant to this clause (b), the greater of (x) the Daily 1M SOFR, and (y) the Base Rate (in either case, plus any additional margin or spread imposed pursuant to Section 2.03(e)).

For the avoidance of doubt, any election by the Administrative Agent pursuant to clause (b) above shall have immediate effect, and if any Capital is converted to, or deemed to be, a Base Rate Capital pursuant to the terms hereof, the Yield Rate for such Capital shall be the Base Rate as in effect from time to time (plus any additional margin or spread imposed pursuant to Section 2.03(e)).

“Yield Reserve Percentage” means at any time of determination:

1.50 x DSO x (BR + SFR)

360

where:

BR	=	the Base Rate at such time;

DSO	=	the Days’ Sales Outstanding for the most recently ended Fiscal Month; and

SFR	=	the Servicing Fee Rate.

SECTION 1.02. Other Interpretative Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein, are used herein as defined in such Article 9. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule”, “Exhibit” or “Annex” shall mean articles and sections of, and schedules, exhibits and annexes to, this Agreement. For purposes of this Agreement, the other Transaction Documents and all such certificates and other documents, unless the context otherwise requires: (a) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (b) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (c) references to any Article, Section, Schedule, Exhibit or Annex are references to Articles, Sections, Schedules, Exhibits and Annexes in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (d) the term “including” means “including without limitation”; (e) references to any Applicable Law refer to that Applicable Law as amended from time to time and include any successor Applicable Law; (f) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (g) references to any Person include that Person’s permitted successors and assigns; (h) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (i) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; (j) terms in one gender include the parallel terms in the neuter and opposite gender; (k) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day and (l) the term “or” is not exclusive.

SECTION 1.03. Yield Rate. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities not specified in this Agreement, in the ordinary course of business, that may affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Seller. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Seller, any Purchaser or any other person or entity for damages of any kind, to the extent such determinations are made in accordance with this Agreement, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

ARTICLE II

TERMS OF THE INVESTMENTS

SECTION 2.01. Purchase Facility.

(a) Investments. Upon a request by the Seller pursuant to Section 2.02, and on the terms and subject to the conditions hereinafter set forth, the Purchasers shall, ratably in accordance with their respective Commitments, severally and not jointly, make payments of Capital to the Seller from time to time during the period from the Closing Date to the Termination Date. Each such payment of Capital by a Purchaser to the Seller shall constitute an Investment hereunder for all purposes. Under no circumstances shall any Purchaser be obligated to make any such Investment if, after giving effect to such Investment:

(i) the Aggregate Capital would exceed the Facility Limit at such time;

(ii) the aggregate outstanding Capital of such Purchaser would exceed its Commitment; or

(iii) the Aggregate Capital would exceed the Capital Coverage Amount at such time.

(b) Sale of Receivables and Other Sold Assets. In consideration of the Purchasers’ respective agreements to make Investments in accordance with the terms hereof, the Seller, on the Closing Date and each date on which an Investment or Release occurs, hereby sells, assigns and transfers to the Administrative Agent (for the ratable benefit of the Purchasers according to their Capital as increased or reduced from time to time hereunder), all of the Seller’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Sold Assets”): (i) all Sold Receivables, (ii) all Related Security with respect to the Sold Receivables and (iii) all proceeds of the foregoing. Such sales, assignments and transfers by the Seller shall, in each case, occur and be deemed to occur for all purposes in accordance with the terms hereof automatically without further action, notice or consent of any party.

(c) Intended Characterization as a Purchase and Sale. It is the intention of the parties to this Agreement that each transfer and conveyance of the Seller’s right, title and interest in, to and under the Sold Assets to the Administrative Agent (for the ratable benefit of the Purchasers according to their Capital as increased or reduced from time to time hereunder) pursuant to this Agreement shall constitute a purchase and sale (and not only a pledge for collateral security), and such purchase and sale of the Sold Assets hereunder shall be treated as a sale for all purposes (except as provided in Sections 2.01(d), 2.02(d) and 14.14). For the avoidance of doubt, this clause (c) shall not be construed to limit or otherwise modify Section 2.02(d), 2.08 or 5.06 or any rights, interests, liabilities or obligations of any party hereunder or under any other Transaction Document.

(d) Obligations Not Assumed. Notwithstanding any provision contained in this Agreement or any other Transaction Document to the contrary, the foregoing sale, assignment, transfer and conveyance set forth in Section 2.01(b) does not constitute, and is not intended to result in, the creation or an assumption by the Administrative Agent or any Purchaser of any obligation or liability of the Seller, any Originator, the Servicer, or any other Person under or in connection with all, or any portion of, any Sold Assets, all of which shall remain the obligations and liabilities of the Seller, the Originators, the Servicer and such other Persons, as applicable.

(e) Selection, Designation and Reporting of Sold Receivables. The Seller (or the Servicer on its behalf) shall select and identify from the Pool Receivables all Sold Receivables to be sold pursuant to Section 2.01(b) in its sole discretion; provided, however, that (i) the Seller shall select Sold Receivables from the Pool Receivables and the Seller shall transfer pursuant to Section 2.01(b) 100% of its interest in such Sold Receivables, and (ii) the Seller shall not select Sold Receivables in a manner that causes the aggregate

Outstanding Balance of Sold Receivables to exceed the Aggregate Capital. The Seller shall maintain (or cause the Servicer to maintain) books and records sufficient to readily identify the Sold Receivables. The Seller and Servicer shall cause (i) all Sold Receivables to be identified on each Investment Request in accordance with Section 2.02(a) and (ii) the aggregate Outstanding Balance of each Obligor’s Sold Receivables to be identified on each Information Package delivered hereunder.

SECTION 2.02. Making Investments; Repayment of Investments.

(a) Each Investment hereunder shall be made at the written request of the Seller delivered to the Administrative Agent and each Purchaser in the form of an Investment Request attached hereto as Exhibit A; provided that, at any time when PNC (or an Affiliate thereof) is both the Administrative Agent and the sole Purchaser hereunder and the Seller has entered into a PINACLE Agreement, then any request for an Investment made by the Seller using PINACLE shall constitute an Investment Request. Each Investment Request (1) shall be made by Seller no later than (x) in the case of an Investment Request made pursuant to PINACLE, 3:00 p.m. (New York City time) on the proposed date of such Investment, or (y) in the case of any other Investment Request, 12:00 p.m. (New York City time) on the proposed date of such Investment; provided that any Investment Request made after such applicable time shall be deemed to have been made on the following Business Day, and (2) shall specify (i) the amount of Capital requested (which shall not be less than $1,000,000 and shall be an integral multiple of $100,000), (ii) other than for an Investment Request made pursuant to PINACLE, the allocation of such amount among the Purchasers, which shall be ratable based on the Commitments, (iii) the account to which the proceeds of such Investment shall be distributed and (iv) the date such requested Investment is to be made, which shall be a Business Day. If an Investment Request is deemed to have been made on the following Business Day pursuant to the parentheticals above and such Investment Request requests an Investment to be made prior to such following Business Day, such Investment Request shall be deemed to request that such Investment be made on such following Business Day.

(b) On the date of each Investment specified in the applicable Investment Request, the Purchasers (ratably in accordance with their respective Commitments) shall, upon satisfaction of the applicable conditions set forth in Article VI and pursuant to the other conditions set forth in this Article II, deliver to the Administrative Agent by wire transfer of immediately available funds at the account from time to time designated in writing by the Administrative Agent, an amount equal to such Purchaser’s ratable share of the amount of such Investment requested. On the date of each Investment, the Administrative Agent will make available to the Seller, in immediately available funds, at the account set forth in the related Investment Request, the aggregate amount (which shall constitute the Capital of such Investment) equal to the amount of such Investment requested, to be funded by all Purchasers in respect of such Investment.

(c) Unless the Administrative Agent shall have received notice from a Purchaser, with a copy to the Seller, prior to the proposed date of any Investment that such Purchaser will not make available to the Administrative Agent such Purchaser’s share of such Investment, the Administrative Agent may assume that such Purchaser has made such share available on such date in accordance with the foregoing clause (b) and may, in reliance upon such assumption, make available to the Seller a corresponding amount. In such event, if a Purchaser has not in fact made its share of the applicable Investment available to the Administrative Agent, then such Purchaser and the Seller severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Seller to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Purchaser, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Seller, the Base Rate. If such Purchaser pays such amount to the Administrative Agent, then such amount shall constitute such Purchaser’s Investment. If the Seller and such Purchaser shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Seller the amount of such interest paid by the Seller for such period. Any such payment by the Seller shall be without prejudice to any claim the Seller may have against a Purchaser that shall have failed to make such payment to the Administrative Agent.

(d) Each Purchaser’s obligation shall be several, such that the failure of any Purchaser to make available to the Administrative Agent or the Seller any funds in connection with any Investment shall not relieve any other Purchaser of its obligation, if any, hereunder to make funds available on the date such Investments are requested (it being understood, that no Purchaser shall be responsible for the failure of any other Purchaser to make funds available to the Administrative Agent or the Seller in connection with any Investment hereunder).

(e) The Seller shall repay in full the outstanding Capital of each Purchaser on the Final Maturity Date. Prior thereto, the Seller shall, on each Settlement Date, make a prepayment of the outstanding Capital of the Purchasers to the extent required under Section 4.01 and otherwise in accordance therewith. Notwithstanding the foregoing, the Seller, in its discretion, shall have the right to make a prepayment, in whole or in part, of the outstanding Capital of the Purchasers on any Business Day upon one (1) Business Day’s prior written notice thereof to the Administrative Agent and each Purchaser in the form of a Reduction Notice attached hereto as Exhibit E; provided, however, that (i) each such prepayment shall be in a minimum aggregate amount of $100,000 or any higher multiple thereof and (ii) any accrued Yield and Fees in respect of such prepaid Capital shall be paid on the immediately following Settlement Date; provided, however that notwithstanding the foregoing, a prepayment may be in an amount necessary to reduce any Capital Coverage Amount Deficit existing at such time to zero.

(f) The Seller may, at any time upon at least thirty (30) days’ prior written notice to the Administrative Agent and each Purchaser, terminate the Facility Limit in whole or ratably reduce the Facility Limit in part. Each partial reduction in the Facility Limit shall be in a minimum aggregate amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof, and no such partial reduction shall reduce the Facility Limit to an amount less than $50,000,000. In connection with any partial reduction in the Facility Limit, the Commitment of each Purchaser shall be ratably reduced.

(g) In connection with any reduction of the Commitments, the Seller shall remit to the Administrative Agent (i) instructions regarding such reduction and (ii) for payment to the Purchasers, cash in an amount sufficient to pay (A) Capital of each Purchaser in excess of the Commitment of such Purchaser and (B) all other outstanding Seller Obligations with respect to such reduction (determined based on the ratio of the reduction of the Commitments being effected to the amount of the Commitments prior to such reduction or, if the Administrative Agent reasonably determines that any portion of the outstanding Seller Obligations is allocable solely to that portion of the Commitments being reduced or has arisen solely as a result of such reduction, all of such portion) including, without duplication, any associated Breakage Fees. Upon receipt of any such amounts, the Administrative Agent shall apply such amounts first to the reduction of the outstanding Capital, and second to the payment of the remaining outstanding Seller Obligations with respect to such reduction, including any Breakage Fees, by paying such amounts to the Purchasers.

(h) Provided that no Event of Default or Unmatured Event of Default has occurred and is continuing, upon notice to the Administrative Agent and each Purchaser, the Seller may from time to time request that any Purchaser increase its Commitment or add to this facility one or more additional new Purchasers to provide their Commitment, allocated among the existing Purchasers and/or new Purchasers in the sole discretion of the Seller (provided, that the joinder of any additional new Purchaser(s) to this facility in accordance with this Section 2.02(h) shall require the prior written consent of the Administrative Agent unless such new Purchaser is a commercial bank), in an aggregate amount such that after giving effect thereto the Facility Limit shall not exceed $550,000,000; provided, that such request for an increase shall be in a minimum amount of $25,000,000. At the time of sending such notice with respect to the Purchasers, the Seller (in consultation with the Administrative Agent) shall specify (i) the aggregate amount of such increase (such amount, the “Requested Facility Limit Increase”) and the applicable Purchasers and (ii) the time period within which the applicable Purchasers are requested to respond to the Seller’s request (which shall in no event be less than fifteen (15) days from the date of delivery of such notice to the Administrative Agent). Each of the applicable Purchasers shall notify the Administrative Agent, the Seller and the Servicer within the applicable time period (which shall not be less than fifteen (15) days) whether or not such Purchaser agrees, in its sole discretion, to make such increase to such Purchaser’s Commitment or otherwise agrees to any lesser increase in its Commitment. Any Purchaser not responding within such time period shall be deemed to have declined to consent to an increase in such Purchaser’s Commitment. In the event that one or more Purchasers fails to consent to all or any portion of any such request for an increase in its Commitment, the Seller may (in consultation with the Administrative Agent) request that any unaccepted portion of the requested increases in Commitments be allocated to one or more willing Purchasers as agreed in writing among the Seller, such willing Purchasers (in each case, in their sole discretion), and if such willing Purchaser is not then a party to the Agreement, the consents required by Section 14.03 as if such transaction were an assignment. Any such Purchaser may agree, in its sole discretion, to such increase in its Commitment. If the Commitment of any Purchaser is increased or a Commitment of a new Purchaser is added in accordance with this Section 2.02(h), the Administrative Agent, the Purchasers, the Seller and the Servicer shall determine the effective date with respect to such increase and shall enter into such documents to document such increase or addition and, if applicable, rebalance Capital among the Purchasers such that after giving effect thereto, the aggregate outstanding Capital of the Purchasers is distributed ratably among the Purchasers. For the avoidance of doubt, the allocation of any Requested Facility Limit Increase provided in accordance with this Section 2.02(h) shall be at the sole discretion of the Seller.

(i) With respect to Daily 1M SOFR and SOFR, the Administrative Agent will have the right to make Conforming Changes in good faith (in consultation with the Seller) from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Seller and the Purchasers reasonably promptly after such amendment becomes effective.

SECTION 2.03. Yield.

(a) The Capital of each Purchaser shall accrue interest on each day when such Capital remains outstanding at the then-applicable Yield Rate for such Capital.

(b) The Seller shall pay interest on past due amounts under this Agreement at a fluctuating interest rate per annum at all times equal to the sum of the Yield Rate then applicable plus an additional 2.00% per annum to the fullest extent permitted by Applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand to the fullest extent permitted by and subject to Applicable Law, including in relation to any required additional agreements.

(c) The Seller shall pay all Yield and Fees accrued during each Yield Period on the first Settlement Date occurring after the end of such Yield Period in accordance with the terms and priorities for payment set forth in Section 4.01(a). For the avoidance of doubt, Yield accrued during each Yield Period shall be due and payable on the first Settlement Date after such Yield Period without regard to the availability of Collections for payment thereof.

(d) If at any time the designated rate of interest (including the Yield Rate for such purpose) applicable to any Purchaser’s Capital exceeds such Purchaser’s highest lawful rate, the rate of interest (including the Yield Rate for such purpose) on such Purchaser’s Capital shall be limited to such Purchaser’s highest lawful rate.

SECTION 2.04. Fees. On each Settlement Date, the Seller shall, in accordance with the terms and priorities for payment set forth in Section 4.01, pay to each Purchaser, the Administrative Agent and the Structuring Agent certain fees (collectively, the “Fees”) in the amounts set forth in the fee letter agreements from time to time entered into, among the Seller, the Purchasers and/or the Administrative Agent and/or the Structuring Agent (each such fee letter agreement, as amended, restated, supplemented or otherwise modified from time to time, collectively being referred to herein as the “Fee Letter”).

SECTION 2.05. Computation of Yield and Fees. All computations of interest for amounts determined by reference to the Base Rate when the Base Rate is determined by the “prime rate” shall be made on the basis of a year of three hundred sixty five (365) days or three hundred sixty six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed. Yield shall accrue on each Investment for the day on which such Investment is made, and shall not accrue on such Investment, or any portion thereof, for the day on which such Investment or such portion is paid; provided that any such Investment that is repaid on the same day on which it is made shall bear yield for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.06. Inability to Determine Rates.

(a) If in connection with any Investment request referencing Daily 1M SOFR or a conversion to or continuation of Daily 1M SOFR Capital, as applicable (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for SOFR has been determined in accordance with Section 2.06(b) and the circumstances under clause (i) of Section 2.06(b) or the Scheduled Unavailability Date have occurred with respect to such rate (as applicable) or (B) adequate and reasonable means do not otherwise exist for determining SOFR for any determination date(s) or requested Yield Period, as applicable, with respect to a proposed Investment requesting referencing Daily 1M SOFR or in connection with an existing or proposed Base Rate Capital or (ii) the Administrative Agent or the Majority Purchasers determine that for any reason SOFR with respect to a proposed Investment for any requested Yield Period or determination date(s) does not adequately and fairly reflect the cost to such Purchasers of funding such Investment, the Administrative Agent will promptly so notify the Seller and each Purchaser. Thereafter, (x) the obligation of the Purchasers to convert Base Rate Capital to Daily 1M SOFR Capital, shall be suspended, in each case to the extent of the affected Yield Period or determination date(s), as applicable and (y) in the event of a determination described in the preceding sentence with respect to the Daily Simple SOFR component of the Base Rate, the utilization of the Daily Simple SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Majority Purchasers described in clause (ii) of this Section 2.06(a), until the Administrative Agent upon instruction of the Majority Purchasers) revokes such notice. Upon receipt of such notice, (i) the Seller may revoke any pending request for an Investment referencing Daily 1M SOFR, conversion to Daily 1M SOFR Capital to the extent of the affected Yield Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for an Investment relating to Base Rate and (ii) any outstanding Daily 1M SOFR Capital shall be deemed to have been converted to Base Rate Capital immediately.

(b) Notwithstanding anything to the contrary in this Agreement or any other Transaction Documents, but subject to the provisions of the next succeeding paragraph with respect to Daily 1M SOFR, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Seller or Majority Purchasers notify the Administrative Agent (with, in the case of the Majority Purchasers, a copy to the Seller) that the Seller or Majority Purchasers (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining SOFR (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the Applicable Authority has made a public statement identifying a specific date after which Daily 1M SOFR (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in dollars, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of SOFR (the latest date on which Daily 1M SOFR (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);

or if the events or circumstances of the type described in clauses (i) and (ii) above have occurred with respect to the Successor Rate then in effect, and the Administrative Agent determines in good faith that none of the Successor Rates is available, then, in each case, the Administrative Agent and the Seller may amend this Agreement solely for the purpose of replacing SOFR or any then current Successor Rate for in accordance with this Section 2.06 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the United States, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the United States, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent in good faith from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereof, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Purchasers and the Seller unless, prior to such time, Purchasers comprising the Majority Purchasers have delivered to the Administrative Agent written notice that such Majority Purchasers object to such amendment.

If Daily 1M SOFR is the then-current benchmark for Investments, then notwithstanding anything to the contrary in this Agreement or any other Transaction Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Seller or Majority Purchasers notify the Administrative Agent (with, in the case of the Majority Purchasers, a copy to the Seller) that the Seller or Majority Purchasers (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining Daily 1M SOFR, including, without limitation, because the Term SOFR Reference Rate or Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) Term SOFR Administrator or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR Reference Rate, in each case acting in such capacity, has made a public statement identifying a specific date after that Daily 1M SOFR, Term SOFR Reference Rate or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such yield periods of Daily 1M SOFR after such specific date (the latest date on which Daily 1M SOFR, Term SOFR Reference Rate or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Term SOFR Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Yield Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Term SOFR Scheduled Unavailability Date, unless the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, Daily 1M SOFR will be replaced hereunder and under any Transaction Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and Daily Simple SOFR shall be the Successor Rate to Daily 1M SOFR.

The Administrative Agent will promptly (in one or more notices) notify the Seller and each Purchaser of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent (in consultation with the Seller).

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0.00%, the Successor Rate will be deemed to be 0.00% for the purposes of this Agreement and the other Transaction Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time, in consultation with the Seller, and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Seller and the Purchasers reasonably promptly after such amendment becomes effective.

SECTION 2.07. Records of Investments. Each Purchaser shall record in its records, the date and amount of each Investment made by such the Purchaser hereunder, the interest or yield rate with respect thereto, the Yield accrued thereon and each repayment and payment thereof. Subject to Section 14.03(b), such records shall be conclusive and binding absent manifest error. The failure to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of the Seller hereunder or under the other Transaction Documents to repay the Capital of each Purchaser, together with all Yield accruing thereon and all other Seller Obligations.

SECTION 2.08. Security Interest.

(a) If, notwithstanding the intent of the parties stated in Section 2.01(c), the sale, assignment and transfer of any Sold Assets to the Administrative Agent (for the ratable benefit of the Purchasers) hereunder (including pursuant to Section 2.01(b)) is not treated as a sale for all purposes (except as provided in Sections 2.01(d) and 14.14), then such sale, assignment and transfer of such Sold Assets shall be treated as the grant of a security interest by the Seller to the Administrative Agent (for the ratable benefit of the Purchasers) to secure the payment and performance of all the Seller’s obligations to the Administrative Agent, the Purchasers and the other Secured Parties hereunder and under the other Transaction Documents (including all Seller Obligations). Therefore, as security for the performance by the Seller of all the terms, covenants and agreements on the part of the Seller to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of the Aggregate Capital and all Yield and all other Seller Obligations, the Seller hereby grants to the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, a continuing first priority security interest in, all of the Seller’s right, title and interest in, to and under all of the Sold Assets, whether now or hereafter owned, existing or arising.

(b) The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Sold Assets, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC.

(c) For the avoidance of doubt, (i) the grant of security interest pursuant to this Section 2.08 shall be in addition to, and shall not be construed to limit or modify, the sale of Sold Assets pursuant to Section 2.01(b) or the Seller’s grant of security interest pursuant to Section 5.06, (ii) nothing in Section 2.01 shall be construed as limiting the rights, interests (including any security interest), obligations or liabilities of any party under this Section 2.08, and (iii) subject to the foregoing clauses (i) and (ii), this Section 2.08 shall not be construed to contradict the intentions of the parties set forth in Section 2.01(c).

Immediately upon the occurrence of the Final Payout Date, the Supporting Assets shall be automatically released from any lien created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and the Purchasers shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Supporting Assets shall revert to the Seller; provided, however, that promptly following written request therefor by the Seller to the Administrative Agent following any such termination, and at the expense of the Seller, the Administrative Agent shall execute and deliver to the Seller UCC-3 termination statements and such other documents as the Seller shall reasonably request to evidence such termination.

ARTICLE III

[RESERVED]

ARTICLE IV

SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS

SECTION 4.01. Settlement Procedures.

(a) The Servicer shall set aside and hold in trust for the benefit of the Secured Parties (or, if so requested by the Administrative Agent, segregate in a separate account designated by the Administrative Agent, which shall be an account maintained and controlled by the Administrative Agent unless the Administrative Agent otherwise instructs in its sole discretion), for application in accordance with the priority of payments set forth below, all Collections on Pool Receivables that are received by the Servicer or the Seller or received in any Lock-Box or Collection Account; provided, however, that so long as each of the conditions precedent set forth in Section 6.03 are satisfied on such date, the Servicer may (A) release to the Seller from such Collections the amount (if any) necessary to pay the purchase price for Receivables purchased by the Seller on such date in accordance with the terms of the Purchase and Sale Agreement and (B) release to the Seller all or a portion of Collections received on Sold Assets in exchange for the Seller designating an equivalent amount (based on aggregate Outstanding Balances) of Unsold Receivables as new Sold Receivables on Seller’s books and records pursuant to Section 2.01(e), which new Sold Receivables will be automatically and immediately sold by the Seller to the Administrative Agent (for the ratable benefit of the Purchasers) pursuant to Section 2.01(b) upon such release (each such release of Collections described in clauses (A) and (B) above, a “Release”). On each Settlement Date, the Servicer (or, following its assumption of control of the Collection Accounts, the Administrative Agent) shall, distribute such Collections in the following order of priority:

(i) first, to the Servicer for the payment of the accrued Servicing Fees payable for the immediately preceding Accrual Period (plus, if applicable, the amount of Servicing Fees payable for any prior Accrual Period to the extent such amount has not been distributed to the Servicer);

(ii) second, to the Administrative Agent for distribution to each Purchaser and other Purchaser Party (ratably, based on the amount then due and owing), all accrued and unpaid Yield, Fees and Breakage Fees due to such Purchaser and other Purchaser Party for the immediately preceding Accrual Period (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments), plus, if applicable, the amount of any such Yield, Fees and Breakage Fees (including any additional amounts or indemnified amounts payable under Sections 5.03 and 13.01 in respect of such payments) payable for any prior Accrual Period to the extent such amount has not been distributed to such Purchaser or Purchaser Party;

(iii) third, as set forth in clause (x), (y) or (z) below, as applicable:

(x) prior to the occurrence of the Termination Date, to the extent that a Capital Coverage Amount Deficit exists on such date, to the Administrative Agent for distribution to each Purchaser (ratably, based on the aggregate outstanding Capital of each Purchaser at such time) for the payment of a portion of the outstanding Aggregate Capital at such time, in an aggregate amount equal to the amount necessary to reduce the Capital Coverage Amount Deficit to zero ($0);

(y) on and after the occurrence of the Termination Date, to Administrative Agent for distribution to each Purchaser (ratably, based on the aggregate outstanding Capital of each Purchaser at such time) for the payment in full of the aggregate outstanding Capital of such Purchaser at such time; or

(z) prior to the occurrence of the Termination Date, at the election of the Seller and in accordance with Section 2.02(f), to the Administrative Agent for distribution to each Purchaser, payment of all or any portion of the outstanding Capital of the Purchasers at such time (ratably, based on the aggregate outstanding Capital of each Purchaser at such time);

(iv) fourth, to the Administrative Agent for distribution to the Purchasers on behalf of any related Purchaser Parties, Affected Persons and Seller Indemnified Parties (ratably, based on the amount due and owing at such time), for the payment of all other Seller Obligations then due and owing by the Seller to the Purchaser Parties, the Affected Persons and the Seller Indemnified Parties;

(v) fifth, to the Originators, any amounts owing by the Seller to the Originators under any Intercompany Loan Agreement

(vi) sixth, the balance, if any, to be paid to the Seller for its own account.

Amounts payable pursuant to each of clauses first through fourth above shall be paid (at each level of priority) first from available Collections on Sold Receivables and other Sold Assets, and second, to the extent necessary in order to make all such payments at such level of priority in full, from Collections on Unsold Receivables and other Seller Collateral. The Seller’s right to receive payments (if any) from time to time pursuant to clause sixth above shall, to the extent arising from Collections on Sold Receivables, constitute compensation to the Seller for the Seller’s provision of the Seller Guaranty and the Purchaser Parties’ interests in the Sold Asset and the Seller Collateral.

(b) All payments or distributions to be made by the Servicer, the Seller and any other Person to the Purchasers (or their respective related Affected Persons and the Seller Indemnified Parties), shall be paid or distributed to the Administrative Agent for distribution to the applicable Purchaser at such account as such Purchaser has designated in writing to the Administrative Agent from time to time. Each Purchaser, upon its receipt in the applicable Purchaser’s account of any such payments or distributions, shall distribute such amounts to the applicable related Affected Persons and Seller Indemnified Parties; provided that if the Administrative Agent shall have received insufficient funds to pay all of the above amounts in full on any such date, the Administrative Agent shall pay each Purchaser, and each Purchaser shall pay such amounts to the applicable related Affected Persons and Seller Indemnified Parties in accordance with the priority of payments set forth above, and with respect to any such category above for which there are insufficient funds to pay all amounts owing on such date, ratably (based on the amounts in such categories owing to each such related Person) among all such related Persons entitled to payment thereof. Notwithstanding anything to the contrary set forth in this Section 4.01, the Administrative Agent shall have no obligation to distribute or pay any amount under this Section 4.01 except to the extent actually received by the Administrative Agent. Each payment by the Servicer or the Seller to the Administrative Agent for the account of any Purchaser hereunder shall be deemed to constitute payment by the Servicer or the Seller directly to such Purchaser, provided, however, that in the event any such payment by the Servicer or Seller is required to be returned to the Servicer or Seller for any reason whatsoever, then the Servicer’s or Seller’s obligation to such Purchaser with respect to such payment shall be deemed to be automatically reinstated. Additionally, each Purchaser hereby covenants and agrees to provide timely and accurate responses to each of the Administrative Agent’s requests for information necessary for the Administrative Agent to make the allocations to the Purchasers required to be made by the Administrative Agent hereunder, including the applicable account of each Purchaser for which amounts should be distributed.

(c) If and to the extent the Administrative Agent, any Purchaser Party, any Affected Person or any Seller Indemnified Party shall be required for any reason to pay over to any Person (including any Obligor or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller and, accordingly, the Administrative Agent, such Purchaser Party, such Affected Person or such Seller Indemnified Party, as the case may be, shall have a claim against the Seller for such amount.

(d) For the purposes of this Section 4.01:

(i) if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, credit memo, discount or other adjustment made by the Seller, any Originator, the

Servicer or any Affiliate of the Servicer, or any setoff, counterclaim or dispute between the Seller or any Affiliate of the Seller, an Originator or any Affiliate of an Originator, or the Servicer or any Affiliate of the Servicer, and an Obligor, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment and shall immediately pay any and all such amounts in respect thereof to a Collection Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Purchaser Parties for application pursuant to Section 4.01(a);

(ii) if on any day any of the representations or warranties in Section 7.01 is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full and shall immediately pay the amount of such deemed Collection to a Collection Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Purchaser Parties for application pursuant to Section 4.01(a) (Collections deemed to have been received pursuant to Section 4.01(d) are hereinafter sometimes referred to as “Deemed Collections”);

(iii) except as provided in clauses (i) or (ii) above or otherwise required by Applicable Law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and

(iv) if and to the extent the Administrative Agent, any Purchaser Party, any Affected Person or any Seller Indemnified Party shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Seller and, accordingly, such Person shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

SECTION 4.02. Payments and Computations, Etc. (a) All amounts to be paid by the Seller or the Servicer to the Administrative Agent, any Purchaser Party, any Affected Person or any Seller Indemnified Party hereunder shall be paid no later than noon (New York City time) on the day when due in same day funds to the account so designated by the Administrative Agent. Unless the Administrative Agent shall have received notice from the Seller prior to the date on which any payment is due to the Administrative Agent for the account of any Purchasers hereunder that the Seller will not make such payment (including because Collections are not available therefor), the Administrative Agent may assume that the Seller has made or will make such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Purchasers the amount due. In such event, if the Seller has not in fact made such payment, then each Purchaser severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Purchaser, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(b) Each of the Seller and the Servicer shall, to the extent permitted by Applicable Law, pay interest on any amount not paid or deposited by it when due hereunder, at an interest rate per annum equal to the sum of the Yield Rate then applicable plus an additional 2.00% per annum from the time such obligation becomes due and payable until the time such obligation is paid in full, payable on demand.

(c) All computations of interest under subsection (b) above and all computations of Yield, Fees and other amounts hereunder shall be made on the basis of a year of 360 days (or, in the case of amounts determined by reference to the Base Rate, 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

ARTICLE V

INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND SECURITY INTEREST

SECTION 5.01. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Affected Person;

(ii) subject any Affected Person to any Taxes (except to the extent such Taxes are (A) Indemnified Taxes, (B) Taxes described in clause (b)-(d) of the definition of Excluded Taxes or (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Affected Person any other condition, cost or expense (other than Taxes) (A) affecting the Supporting Assets, this Agreement, any other Transaction Document, any Investment or any participation therein or (B) affecting its obligations or rights to make Investments;

and the result of any of the foregoing shall be to increase the cost to such Affected Person of (A) acting as the Administrative Agent, or a Purchaser hereunder, (B) funding or maintaining any Investment or (C) maintaining its obligation to fund or maintain any Investment, or to reduce the amount of any sum received or receivable by such Affected Person hereunder, then, upon request of such Affected Person, the Seller shall pay to such Affected Person such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered.

(b) Capital and Liquidity Requirements. If any Affected Person determines that any Change in Law affecting such Affected Person or any lending office of such Affected Person or such Affected Person’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of (x) increasing the amount of capital required to be maintained by such Affected Person or Affected Person’s holding company, if any, (y) reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, or (z) causing an internal capital or liquidity charge or other imputed cost to be assessed upon such Affected Person or Affected Person’s holding company, if any, in each case, as a consequence of (A) this Agreement or any other Transaction Document, (B) the commitments of such Affected Person hereunder or under any other Transaction Document, (C) the Investments made by such Affected Person, or (D) any Capital, to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy and liquidity), then from time to time, upon request of such Affected Person, the Seller will pay to such Affected Person such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such increase, reduction or charge.

(c) Adoption of Changes in Law. The Seller acknowledges that any Affected Person may institute measures in anticipation of a Change in Law (including, without limitation, the imposition of internal charges on such Affected Person’s interests or obligations under any Transaction Document), and may commence allocating reasonable and documented charges to or seeking reasonable and documented compensation from the Seller under this Section 5.01 in connection with such measures, in advance of the effective date of such Change in Law, and the Seller agrees to pay such charges or compensation to such Affected Person, following demand therefor in accordance with the terms of this Section 5.01, without regard to whether such effective date has occurred.

(d) Certificates for Reimbursement. A certificate of an Affected Person setting forth the amount or amounts necessary to compensate such Affected Person or its holding company, as the case may be, as specified in clause (a), (b) or (c) of this Section and delivered to the Seller, shall be conclusive absent manifest error. The Seller shall, subject to the priorities of payment set forth in Section 4.01, pay such Affected Person the amount shown as due on any such certificate on the first Settlement Date occurring after the Seller’s receipt of such certificate.

(e) Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person’s right to demand such compensation.

SECTION 5.02. Reserved.

SECTION 5.03. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Seller under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the applicable withholding agent) requires the deduction or withholding of any Tax from any such payment to a Purchaser Party, Affected Person or Seller Indemnified Party, then the Seller shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Purchaser Party, Affected Person or Seller Indemnified Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Seller. The Seller shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse the Administrative Agent for the payment of, any Other Taxes.

(c) Indemnification by the Seller. The Seller shall indemnify each Affected Person, within ten days after demand therefor, for the full amount of any (i) Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Affected Person or required to be withheld or deducted from a payment to such Affected Person and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, and (ii) incremental Taxes suffered by a Recipient, paid on an after-tax basis, that arise because an Investment or any Capital is not treated consistently with the Intended Tax Treatment (and any reasonable expenses arising out of, relating to, or resulting from the foregoing). A certificate as to the amount of such payment or liability delivered to the Seller by an Affected Person (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of an Affected Person, shall be conclusive absent manifest error.

(d) Indemnification by the Purchasers. Each Purchaser shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Purchaser or any of their respective Affiliates that are Affected Persons (but only to the extent that the Seller and its Affiliates have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting any obligation of the Seller, the Servicer or their Affiliates to do so), (ii) any Taxes attributable to the failure of such Purchaser or any of their respective Affiliates that are Affected Persons to comply with Section 14.03(e) relating to the maintenance of a

Participant Register and (iii) any Excluded Taxes attributable to such Purchaser or any of their respective Affiliates that are Affected Persons, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Purchaser by the Administrative Agent shall be conclusive absent manifest error. Each Purchaser hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Purchaser, or any of their respective Affiliates that are Affected Persons under any Transaction Document or otherwise payable by the Administrative Agent to such Purchaser, or any of their respective Affiliates that are Affected Persons from any other source against any amount due to the Administrative Agent under this clause (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Seller to a Governmental Authority pursuant to this Section 5.03, the Seller shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Affected Persons. (i) Each Purchaser that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Seller and the Administrative Agent, at the time or times reasonably requested by the Seller or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Seller or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any each Purchaser, if reasonably requested by the Seller or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Seller or the Administrative Agent as will enable the Seller or the Administrative Agent to determine whether or not such Affected Person is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.03(f)(ii)(A), 5.03(f)(ii)(B) and 5.03(g)) shall not be required if, in the Purchaser’s reasonable judgment, such completion, execution or submission would subject such Affected Person to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Purchaser.

Without limiting the generality of the foregoing:

(A) a Purchaser that is a U.S. Person shall deliver to the Seller and the Administrative Agent from time to time upon the reasonable request of the Seller or the Administrative Agent, executed copies of Internal Revenue Service Form W-9 certifying that such Affected Person is exempt from U.S. federal backup withholding tax;

(B) a Purchaser that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Seller and the Administrative Agent (in such number of copies as shall be requested by the Affected Person) from time to time upon the reasonable request of the Seller or the Administrative Agent, whichever of the following is applicable:

(1) in the case of such Purchaser claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Transaction Document, executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of Internal Revenue Service Form W-8ECI;

(3) in the case of such a Purchaser claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Affected Person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable; or

(4) to the extent such Purchaser is not the beneficial owner, executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if such Purchaser is a partnership and one or more direct or indirect partners of such Purchaser are claiming the portfolio interest exemption, such Purchaser may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and

(C) any Purchaser that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Seller and the Administrative Agent (in such number of copies as shall be requested by the recipient), from time to time upon the reasonable request of the Seller or the Administrative Agent, executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Seller or the Administrative Agent to determine the withholding or deduction required to be made.

(g) Documentation Required by FATCA. If a payment made to a Purchaser under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Purchaser shall deliver to the Seller and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Seller or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller or the Administrative Agent as may be necessary for the Seller and the Administrative Agent to comply with their obligations under FATCA and to determine that such Affected Person has complied with such Affected Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.03(h) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5.03(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Purchaser Party or any other Affected Person, the termination of the Commitments and the repayment, satisfaction or discharge of all the Seller Obligations and the Servicer’s obligations hereunder.

(j) Updates. Each Affected Person agrees that if any form or certification it previously delivered pursuant to this Section 5.03 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller and the Administrative Agent in writing of its legal inability to do so.

SECTION 5.04. Illegality. If any Purchaser determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Purchaser to perform any of its obligations hereunder or make, maintain or fund or charge yield with respect to any Investment or to determine or charge yield rates based upon SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Purchaser to engage in reverse repurchase of U.S. Treasury securities transactions of the type included in the definition of SOFR, or to determine or charge yield rates based upon SOFR, then, on notice thereof by such Purchaser to the Seller through the Administrative Agent, (i) any obligation of such Seller to issue, make, maintain, fund or charge yield with respect to any such Investment or continue Daily 1M SOFR or to convert Base Rate Capital to Daily 1M SOFR Capital shall be suspended, and (ii) if such notice asserts the illegality of such Purchaser making or maintaining Base Rate Capital the yield rate on which is determined by reference to the Daily Simple SOFR component of the Base Rate, the yield rate on which Base Rate Capital of such Purchaser shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Daily Simple SOFR component of the Base Rate, in each case until such Purchaser notifies the Administrative Agent and the Seller that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Seller shall, upon demand from such Purchaser (with a copy to the Administrative Agent), prepay all Daily 1M SOFR Capital or, if applicable, convert all Daily 1M SOFR of such Purchaser to Base Rate Capital (the yield rate on which Base Rate Capital of such Purchaser shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Daily Simple SOFR component of the Base Rate), either on the last day of the Yield Period therefor, if such Purchaser may lawfully continue to maintain such Investments to such day, or immediately, if such Purchaser may not lawfully continue to maintain such Investments and (y) if such notice asserts the illegality of such Purchaser determining or charging yield rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Purchaser without reference to the Daily Simple SOFR component thereof until the Administrative Agent is advised in writing by such Purchaser that it is no longer illegal for such Purchaser to determine or charge yield rates based upon SOFR. Upon any such prepayment or conversion, the Seller shall also pay accrued yield on the amount so prepaid or converted.

SECTION 5.05. Funding Losses. Upon demand of any Purchaser (with a copy to the Administrative Agent) from time to time, the Seller shall promptly compensate such Purchaser for and hold such Purchaser harmless from any loss, cost or expense incurred by it as a result of any failure by the Seller (for a reason other than the failure of such Purchaser to make an Investment) to prepay, borrow, continue or convert any Capital (on the date or in the amount notified by the Seller, including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Investment or from fees payable to terminate the deposits from which such funds were obtained.

SECTION 5.06. Secured Guaranty by Seller.

(a) Guaranty of Payment. The Seller hereby absolutely, irrevocably and unconditionally guarantees to each Purchaser, the Administrative Agent and the other Secured Parties the prompt payment of the Sold Receivables by the related Obligors and all other payment obligations included in the Sold Assets (collectively, the “Guaranteed Obligations”), in each case, in full when due, whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise (such guaranty, the “Seller Guaranty”). The Seller Guaranty is a guaranty of payment and performance and not of collection and is a continuing irrevocable guaranty and shall apply to all Guaranteed Obligations whenever arising. To the extent the obligations of the Seller hereunder in respect to the Seller Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable state or federal Law relating to fraudulent conveyances or transfers) then such obligations of the Seller shall be limited to the maximum amount that is permissible under Applicable Law (whether federal or state or otherwise and including the Bankruptcy Code and any other applicable bankruptcy, insolvency, reorganization or other similar laws).

(b) Unconditional Guaranty. The obligations of the Seller under the Seller Guaranty are absolute, irrevocable, and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any Guaranteed Obligations, any Contract, any Transaction Document or any other agreement or instrument referred to therein, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. The Seller agrees that the Seller Guaranty may be enforced by the Administrative Agent or the Purchasers without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to any of the other Transaction Documents or any collateral, including the Sold Assets, hereafter securing the Guaranteed Obligations, the Seller Obligations or otherwise, and the Seller hereby waives the right to require the Administrative Agent or the Purchasers to make demand on or proceed against any Obligor, any Originator, the Servicer or the Performance Guarantor or any other Person or to require the Administrative Agent or the Purchasers to pursue any other remedy or enforce any other right. The Seller further agrees that no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Administrative Agent or the Purchasers in connection with monies received under or in respect of the Seller Guaranty. The Seller further agrees that nothing contained herein shall prevent the Administrative Agent or the Purchasers from suing on any of the other Transaction Documents or foreclosing its or their, as applicable, security interest in or lien on the Sold Assets or any other collateral securing the Guaranteed Obligations or the Seller Obligations or from exercising any other rights available to it or them, as applicable, under any Transaction Document, or any other instrument of security and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of the Seller’s obligations under the Seller Guaranty; it being the purpose and intent of the Seller that its obligations under the Seller Guaranty shall be absolute, independent and unconditional under any and all circumstances. Neither the Seller Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release, increase or limitation of the liability of any Obligor, any Originator, the Servicer or the Performance Guarantor or by reason of the bankruptcy or insolvency of any Obligor, any Originator, the Servicer or the Performance Guarantor. The Seller hereby waives any and all notice of the creation, renewal, extension, accrual, or increase of any of the Guaranteed Obligations and notice of or proof of reliance by the Administrative Agent or any Purchaser on the Seller Guaranty or acceptance of the Seller Guaranty. All dealings between any Obligor, any Purchaser Party, on the one hand, and the Administrative Agent and the Purchasers, on the other hand, shall be conclusively presumed to have been had or consummated in reliance upon the Seller Guaranty. The Seller hereby represents and warrants that it is, and immediately after giving effect to the Seller Guaranty and the obligation evidenced hereby, will be, solvent. The Seller Guaranty and the obligations of the Seller under the Seller Guaranty shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of all Guaranteed Obligations), including the occurrence of any of the following, whether or not the Administrative Agent or any Purchaser shall have had notice or knowledge of any of them: (A) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Sold Assets or the Guaranteed Obligations or any agreement relating thereto, or with respect to any guaranty of or other security for the payment of the Sold Assets or the Guaranteed Obligations, (B) any waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to Events of Termination) of any Transaction Document or any agreement or instrument executed pursuant thereto, or of any guaranty or other security for the Sold Assets or the Guaranteed Obligations, (C) to the fullest extent permitted by Applicable Law, any of the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (D) the application of payments received from any source to the payment of Debt other than the Guaranteed Obligations, even though the Administrative Agent might have elected to apply such payment to any part or all of the Guaranteed Obligations, (E) any failure to perfect or continue perfection of a security interest in any of the Supporting Assets, (F) any defenses, set-offs or counterclaims which any Purchaser Party or any Obligor may allege or assert against the Administrative Agent or any Purchaser in respect of the Sold Assets or the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (G) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of the Seller as an obligor in respect of the Sold Assets or the Guaranteed Obligations.

(c) Modifications. The Seller agrees that: (i) all or any part of any security interest, lien, collateral security or supporting obligation now or hereafter held for any Guaranteed Obligation may be exchanged, compromised or surrendered from time to time;

(ii) none of the Purchasers or the Administrative Agent shall have any obligation to protect, perfect, secure or insure any security interest or lien now or hereafter held, if any, for the Guaranteed Obligations; (iii) the time or place of payment of any Guaranteed Obligation may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (iv) any Obligor, any Purchaser Party and any other party (including any co-guarantor) liable for payment of any Guaranteed Obligation may be granted indulgences generally; (v) any of the provisions of Contracts or any other agreements or documents governing or giving rise to any Guaranteed Obligation may be modified, amended or waived; and (vi) any deposit balance for the credit of any Obligor, any Purchaser Party or any other party (including any co-guarantor) liable for the payment of any Guaranteed Obligation or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Guaranteed Obligations, all without notice to or further assent by the Seller, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

(d) Waiver of Rights. The Seller expressly waives to the fullest extent permitted by Applicable Law: (i) notice of acceptance of the Seller Guaranty by the Purchasers and the Administrative Agent; (ii) presentment and demand for payment or performance of any of the Guaranteed Obligations; (iii) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Guaranteed Obligations or with respect to any security therefor; (iv) notice of the Purchasers or the Administrative Agent obtaining, amending, substituting for, releasing, waiving or modifying any security interest or lien, if any, hereafter securing the Guaranteed Obligations, or the Purchasers or the Administrative Agent subordinating, compromising, discharging or releasing such security interests or liens, if any; (v) all other notices, demands, presentments, protests or any agreement or instrument related to the Sold Assets or the Guaranteed Obligations to which the Seller might otherwise be entitled; (vi) any right to require the Administrative Agent or any Purchaser as a condition of payment or performance by the Seller, to (A) proceed against any Obligor, any Originator, the Servicer, the Performance Guarantor or any other Person, (B) proceed against or exhaust any other security held from any Obligor, any Originator, the Servicer, the Performance Guarantor or any other Person, (C) proceed against or have resort to any balance of any deposit account, securities account or credit on the books of the Administrative Agent, the Purchasers or any other Person, or (D) pursue any other remedy in the power of the Administrative Agent or the Purchasers whatsoever; (vii) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Obligor, any Originator, the Servicer, the Performance Guarantor or any other Person including any defense based on or arising out of the lack of validity or the unenforceability of the Sold Assets or the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Obligor, any Originator, the Servicer, the Performance Guarantor or any other Person from any cause other than payment in full of the Sold Assets and the Guaranteed Obligations; (viii) any defense based upon any Applicable Law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (ix) any defense based upon the Administrative Agent’s or any Purchaser’s errors or omissions in the administration of the Sold Assets or the Guaranteed Obligations; (x) (A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Agreement and any legal or equitable discharge of the Sold Assets or the Guaranteed Obligations, (B) the benefit of any statute of limitations affecting the Seller’s liability under the Seller Guaranty or the enforcement of the Seller Guaranty, (C) any rights to set-offs, recoupments and counterclaims, and (D) promptness, diligence and any requirement that the Administrative Agent and the Purchasers protect, secure, perfect or insure any other security interest or lien or any property subject thereto; and (xi) to the fullest extent permitted by Applicable Law, any defenses or benefits that may be derived from or afforded by Applicable Law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement and the Seller Guaranty.

(e) Reinstatement. Notwithstanding anything contained in this Agreement or the other Transaction Documents, the obligations of the Seller under this Section 5.06 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Seller agrees that it will indemnify Administrative Agent and each Purchaser on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

(f) Remedies. The Seller agrees that, as between the Seller, on the one hand, and Administrative Agent and the Purchasers, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 10.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 10.01) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Guaranteed Obligations being deemed to have become automatically due and payable), such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Seller.

(g) Subrogation. The Seller hereby waives all rights of subrogation (whether contractual or otherwise) to the claims of the Administrative Agent, the Purchasers and the other Secured Parties against any Obligor, any Originator, the Servicer, the Performance Guarantor or any other Person in respect of the Guaranteed Obligations until such time as all Guaranteed Obligations have been indefeasibly paid in full in cash and the Final Payout Date has occurred. The Seller further agrees that, to the extent such waiver of its rights of subrogation is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation shall be junior and subordinate to any rights the Administrative Agent or any Purchaser may have against any Obligor, any Originator, the Servicer, the Performance Guarantor or any other Person in respect of the Guaranteed Obligations.

(h) Inducement. The Purchasers have been induced to make the Investments under this Agreement in part based upon the Seller Guaranty that the Seller desires that the Seller Guaranty be honored and enforced as separate obligations of the Seller, should Administrative Agent and the Purchasers desire to do so.

(i) Security Interest. To secure the prompt payment and performance of the Guaranteed Obligations, the Seller Guaranty and all other Seller Obligations, the Seller hereby grants to the Administrative Agent, for the benefit of the Purchasers and the other Secured Parties, a continuing security interest in and lien upon all property and assets of the Seller, whether now or hereafter owned, existing or arising and wherever located, including the following (collectively, the “Seller Collateral”): (A) all Unsold Receivables, (B) all Related Security with respect to such Unsold Receivables, (C) the Lock-Boxes and Collection Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Boxes and Collection Accounts and amounts on deposit therein, (D) all rights of the Seller under the Purchase and Sale Agreement; (E) all other personal and fixture property or assets of the Seller of every kind and nature including all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, securities accounts, securities entitlements, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, money, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles) (each as defined in the UCC) and (F) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.

(i) The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Seller Collateral, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC.

(ii) For the avoidance of doubt, the grant of security interest pursuant to this Section 5.06(i) shall be in addition to, and shall not be construed to limit or modify, the sale of Sold Assets pursuant to Section 2.01(b) or the Seller’s grant of security interest pursuant to Section 2.08.

(iii) The Seller hereby authorizes the Administrative Agent to file financing statements describing as the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement. Promptly upon request, the Seller shall deliver such instruments, assignments or other documents or agreements, and shall take such actions, as the Administrative Agent or any Purchaser deems appropriate to evidence or perfect its ownership or security interest and lien on any of the Supporting Assets, or otherwise to give effect to the intent of Sections 2.01, 2.08 and this Section 5.06.

ARTICLE VI

CONDITIONS TO EFFECTIVENESS AND INVESTMENTS

SECTION 6.01. Conditions Precedent to Effectiveness and the Investment. This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit I hereto, in each case, in form and substance acceptable to the Administrative Agent and (b) all fees and expenses payable by the Seller on the Closing Date to the Purchaser Parties have been paid in full in accordance with the terms of the Transaction Documents.

SECTION 6.02. Conditions Precedent to All Investments. Each Investment hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a) the Seller shall have delivered to the Administrative Agent and each Purchaser an Investment Request for such Investment, in accordance with Section 2.02(a);

(b) the Servicer shall have delivered to the Administrative Agent and each Purchaser all Information Packages and Interim Reports required to be delivered hereunder;

(c) the conditions precedent to such Investment specified in Sections 2.01(a)(i) through (iii), shall be satisfied; and

(d) on the date of such Investment the following statements shall be true and correct (and upon the occurrence of such Investment, the Seller and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i) the representations and warranties of the Seller and the Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Investment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii) no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such Investment;

(iii) no Capital Coverage Amount Deficit exists or would exist after giving effect to such Investment;

(iv) immediately after giving effect to such Investment, no Purchaser’s aggregate outstanding Capital will exceed such Purchaser’s Commitment;

(v) the Termination Date has not occurred; and

(vi) the aggregate Outstanding Balance of all Sold Receivables does not exceed the Aggregate Capital.

SECTION 6.03. Conditions Precedent to All Releases. Each Release hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a) after giving effect to such Release, the Servicer shall be holding in trust for the benefit of the Secured Parties an amount of Collections sufficient to pay the sum of (x) all accrued and unpaid Servicing Fees, Yield, Fees and Breakage Fees, in each case, through the date of such Release, (y) the amount of any Capital Coverage Amount Deficit and (z) the amount of all other accrued and unpaid Seller Obligations through the date of such Release;

(b) the Seller shall use the proceeds of such Release solely to pay the purchase price for Receivables purchased by the Seller in accordance with the terms of the Purchase and Sale Agreement and amounts owing by the Seller to the Originators under the Intercompany Loans; and

(c) on the date of such Release the following statements shall be true and correct (and upon the occurrence of such Release, the Seller and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i) the representations and warranties of the Seller and the Servicer contained in Sections 7.01 and 7.02 are true and correct in all material respects on and as of the date of such Release as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii) no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such Release;

(iii) no Capital Coverage Amount Deficit exists or would exist after giving effect to such Release; and

(iv) the Termination Date has not occurred.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

SECTION 7.01. Representations and Warranties of the Seller. The Seller represents and warrants to each Purchaser Party as of the Closing Date, on each Settlement Date and on each day that an Investment or Release shall have occurred:

(a) Organization and Good Standing. The Seller is a limited liability company duly organized and validly existing in good standing under the laws of the State of Delaware and has full power and authority under its constitutional documents and under the laws of its jurisdiction to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b) Due Qualification. The Seller is duly qualified to do business as a limited liability company, is in good standing as a foreign limited liability company and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization. The Seller (i) has all necessary limited liability company power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (C) grant a security interest in the Supporting Assets to the Administrative Agent on the terms and subject to the conditions herein provided and (ii) has duly authorized by all necessary corporate action such grant and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.

(d) Binding Obligations. This Agreement has been, and each other Transaction Document, when delivered hereunder, will have been, duly executed and delivered by the Seller. This Agreement and each of the other Transaction Documents to which the Seller is a party constitutes legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) No Conflict or Violation. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents to which the Seller is a party, and the fulfillment of the terms hereof and thereof, will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under its organizational documents or any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument to which the Seller is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Adverse Claim (other than a Permitted Lien) upon any of the Supporting Assets pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any Applicable Law.

(f) Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending or, to the best knowledge of the Seller, threatened, against the Seller before any Governmental Authority and (ii) the Seller is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document, (B) seeks to prevent the grant of a security interest in any Supporting Assets by the Seller to the Administrative Agent, the ownership or acquisition by the Seller of any Pool Receivable or other Supporting Assets or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (C) seeks any determination or ruling that could materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Document or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect.

(g) Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, approval or action could not reasonably be expected to have a Material Adverse Effect, all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by the Seller in connection with the grant of a security interest in the Supporting Assets to the Administrative Agent hereunder or the due execution, delivery and performance by the Seller of this Agreement or any other Transaction Document to which it is a party and the consummation by the Seller of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect.

(h) Margin Regulations. The Seller is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System).

(i) Solvency. After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, the Seller is Solvent.

(j) Offices; Legal Name. The Seller’s sole jurisdiction of organization is the State of Delaware. The office of the Seller is located at 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116. The legal name of the Seller is O&M Funding LLC.

(k) Investment Company Act; Volcker Rule. The Seller (i) is not, and is not controlled by, an “investment company” registered or required to be registered under the Investment Company Act and (ii) is not a “covered fund” under the Volcker Rule. In determining that the Seller is not a “covered fund” under the Volcker Rule, the Seller relies on, and is entitled to rely on, the exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act.

(l) No Material Adverse Effect. Since the date of formation of the Seller there has been no Material Adverse Effect with respect to the Seller.

(m) Accuracy of Information. All Information Packages, Interim Reports, Investment Requests, certificates, reports, statements, documents and other information furnished to the Administrative Agent or any other Purchaser Party by or on behalf of the Seller pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Purchaser Party, and does not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading. The information included in any Certificate of Beneficial Ownership is true and correct in all respects.

(n) Sanctions and International Trade Laws. Each Covered Entity, and its directors and officers, and any employee, agent, or affiliate acting on behalf of such Covered Entity: (i) is not a Sanctioned Person; (ii) does not do any business in or with, or derive any of its operating income from direct or indirect investments in or transactions involving, any Sanctioned Jurisdiction or Sanctioned Person; and (iii) is not in violation of, and has not, during the past five (5) years, directly or, to its knowledge, indirectly, taken any act that could cause any Covered Entity to be in violation of applicable International Trade Laws. No Covered Entity nor any of its directors, officers, employees, or to the knowledge of any Seller-Related Party, its agents or affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received any notice or communication from any Person that alleges, or has been involved in an internal investigation involving any allegations relating to, potential violation of any International Trade Laws, or has received a request for information from any Governmental Authority regarding International Trade Law matters. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to ensure compliance with applicable International Trade Laws. No Supporting Assets constitutes Blocked Property.

(o) Anti-Corruption Laws. Each Covered Entity, and its directors and officers, and any employee, agent, or affiliate acting on behalf of such Covered Entity, is not in violation of, and has not, during the past five (5) years, directly or, to its knowledge, indirectly, taken any act that could cause any Covered Entity to be in material violation of Anti-Corruption Laws, including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any Person to secure any improper advantage or to obtain or retain business. No Covered Entity nor any of its directors, officers, employees, or to the knowledge of any Seller-Related Party, its agents or affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received any notice or communication from any Person that alleges, or has been involved in an internal investigation involving any allegations relating to, potential violation of any Anti-Corruption Laws, or has received a request for information from any Governmental Authority regarding Anti-Corruption Law matters. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws.

(p) Perfection Representations.

(i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Seller’s right, title and interest in, to and under the Supporting Assets which (A) security interest has been perfected and is enforceable against creditors of and purchasers from the Seller and (B) will be free of all Adverse Claims in any Supporting Assets other than a Permitted Lien.

(ii) The Receivables constitute “accounts” or “general intangibles” within the meaning of Section 9-102 of the UCC.

(iii) The Seller owns and has good and marketable title to the Supporting Assets free and clear of any Adverse Claim of any Person other than a Permitted Lien.

(iv) All appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect (and continue the perfection of) the sale and contribution of the Receivables and Related Security from each Originator to the Seller pursuant to the Purchase and Sale Agreement and the grant by the Seller of a security interest in the Supporting Assets to the Administrative Agent pursuant to this Agreement.

(v) Other than the security interest granted to the Administrative Agent pursuant to this Agreement, the Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Supporting Assets except as permitted by this Agreement and the other Transaction Documents. The Seller has not authorized the filing of and is not aware of any financing statements filed against the Seller that include a description of collateral covering the Supporting Assets other than any financing statement (i) in favor of the Administrative Agent or (ii) that has been terminated. The Seller is not aware of any judgment lien, ERISA lien or tax lien filings against the Seller.

(vi) Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section 7.01(p) shall be continuing and remain in full force and effect until the Final Payout Date.

(q) The Lock-Boxes and Collection Accounts.

(i) Nature of Collection Accounts. Each Collection Account and Sweep Account constitutes a “deposit account” within the meaning of the applicable UCC.

(ii) Ownership. Each Lock-Box and Collection Account is in the name of the Seller, and the Seller owns and has good and marketable title to the Collection Accounts free and clear of any Adverse Claim. Each Sweep Account is in the name of the Originator who originated the Receivables into which Sweep Account collections thereof are to be made, and such Originator owns and has good and marketable title to such Sweep Account free and clear of any Adverse Claim.

(iii) Perfection. The Seller has delivered to the Administrative Agent a fully executed Account Control Agreement relating to each Lock-Box and Collection Account, pursuant to which each applicable Collection Account Bank has agreed to comply with the instructions originated by the Administrative Agent directing the disposition of funds in such Lock-Box and Collection Account without further consent by the Seller, the Servicer or any other Person. The Administrative Agent has “control” (as defined in Section 9-104 of the UCC) over each Collection Account.

(iv) Instructions. Neither the Lock-Boxes nor the Collection Accounts are in the name of any Person other than the Seller. Neither the Seller nor the Servicer has consented to the applicable Collection Account Bank complying with instructions of any Person other than the Administrative Agent.

(v) Sweep Account Instructions. The Seller and Servicer shall cause the applicable Originator to ensure that the full amount of available funds in each Sweep Account is swept daily into the applicable Collection Account pursuant to standing sweep instructions that remain in full force and effect.

(r) Ordinary Course of Business. Each remittance of Collections by or on behalf of the Seller to the Purchaser Parties under this Agreement will have been (i) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and (ii) made in the ordinary course of business or financial affairs of the Seller.

(s) Compliance with Law. The Seller has complied in all material respects with all Applicable Laws to which it may be subject.

(t) Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(u) Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.

(v) Servicing Programs. Upon the Administrative Agent’s request following the occurrence of an Event of Default, Servicer shall use best efforts to permit the Administrative Agent or any successor Servicer appointed pursuant to Section 9.01 to use any software or other computer program used by the Servicer, any Originator or any Sub-Servicer in the servicing of the Pool Receivables.

(w) Taxes. The Seller has (i) timely filed all federal, state and local income and other material tax returns required to be filed by it and (ii) paid, or caused to be paid, all Taxes, assessments and other governmental charges, if any, based on such returns other than Taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

(x) Tax Status. The Seller (i) is, and shall at no relevant time take any action or omit to take any action which action or omission would cause the Seller to cease to be a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly owned by a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and (ii) is not, and will not take any action or omit to take any action which action or omission would cause the Seller to become, an association (or publicly traded partnership) taxable as an association for U.S. federal income tax purposes. The Seller is not subject to any Tax in any jurisdiction outside the United States.

(y) Opinions. The facts regarding the Seller, the Servicer, each Originator, the Performance Guarantor, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(z) Other Transaction Documents. Each representation and warranty made by the Seller under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.

(aa) No Linked Accounts. Except for any Permitted Linked Account, there are no Linked Accounts with respect to any Collection Account maintained at Bank of America, N.A. or Truist Financial Corp.

(bb) Liquidity Coverage Ratio. The Seller has not, does not and will not during this Agreement issue any LCR Security. The Seller further represents and warrants that its assets and liabilities are consolidated with the assets and liabilities of the Parent for purposes of GAAP.

(cc) Certificate of Beneficial Ownership. As of the Closing Date, the Seller is an entity that is organized under the laws of the United States or of any state and at least 51% of whose common stock or analogous equity interest is owned directly or indirectly by a company listed on the New York Stock Exchange or the American Stock Exchange or designated as a NASDAQ National Market Security listed on the NASDAQ stock exchange and is excluded on that basis from the definition of “Legal Entity Customer” as defined in the Beneficial Ownership Regulation.

(dd) Healthcare Matters. Except where the failure to comply with any applicable Health Care Law could not reasonably be expected to have a Material Adverse Effect, Parent and each of its Subsidiaries is, and at all times since the Closing Date has been, in compliance with all Health Care Laws applicable to it, its assets, business or operations. No circumstance exists or event has occurred with respect to a violation of any Health Care Law that could reasonably be expected to have a Material Adverse Effect. Neither Parent nor any Subsidiary thereof has received any notice of communication from any Governmental Authority alleging noncompliance with any applicable Health Care Law that could reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt, no notice or any information provided by any Governmental Authority pursuant to this Section 7.01(dd) shall need to be provided to the Administrative Agent or any of the Purchasers if such action would be prohibited by Applicable Law.

(ee) Qualified Securitization Transaction. The transactions contemplated by the Transaction Documents constitute a “Qualified Securitization Transaction” (as defined in the Credit Agreement).

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall be continuing, and remain in full force and effect until the Final Payout Date.

SECTION 7.02. Representations and Warranties of the Servicer. The Servicer represents and warrants to each Purchaser Party as of the Closing Date, on each Settlement Date and on each day that an Investment or Release shall have occurred:

(a) Organization and Good Standing. The Servicer is a duly organized and validly existing limited liability company in good standing under the laws of the Commonwealth of Virginia, with the power and authority under its organizational documents and under the laws of Virginia to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b) Due Qualification. The Servicer is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization. The Servicer has all necessary power and authority to (i) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (ii) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party have been duly authorized by the Servicer by all necessary action.

(d) Binding Obligations. This Agreement has been, and each other Transaction Document, when delivered hereunder, will have been, duly executed and delivered by the Servicer. This Agreement and each of the other Transaction Documents to which it is a party constitutes legal, valid and binding obligations of the Servicer, enforceable against the Servicer in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) No Conflict or Violation. The execution and delivery of this Agreement and each other Transaction Document to which the Servicer is a party, the performance of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms of this Agreement and the other Transaction Documents by the Servicer will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under, the organizational documents of the Servicer or any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument to which the Servicer is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Adverse Claim (other than a Permitted Lien) upon any of its properties pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument, other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any Applicable Law, except to the extent that any such conflict, breach, default, Adverse Claim (other than a Permitted Lien) or violation could not reasonably be expected to have a Material Adverse Effect.

(f) Litigation and Other Proceedings. There is no action, suit, proceeding or investigation pending, or to the Servicer’s knowledge threatened, against the Servicer before any Governmental Authority: (i) asserting the invalidity of this Agreement or any of the other Transaction Documents; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document; or (iii) seeking any determination or ruling that could materially and adversely affect the performance by the Servicer of its obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents.

(g) No Consents. The Servicer is not required to obtain the consent of any other party or any consent, license, approval, registration, authorization or declaration of or with any Governmental Authority in connection with the execution, delivery, or performance of this Agreement or any other Transaction Document to which it is a party that has not already been obtained, except where the failure to obtain such consent, license, approval, registration, authorization or declaration could not reasonably be expected to have a Material Adverse Effect.

(h) Compliance with Law. The Servicer (i) shall duly satisfy all obligations on its part to be fulfilled under or in connection with the Pool Receivables and the related Contracts, (ii) has maintained in effect all qualifications required under Applicable Law in order to properly service the Pool Receivables and (iii) has complied in all material respects with all Applicable Laws in connection with servicing the Pool Receivables.

(i) Accuracy of Information. All Information Packages, Interim Reports, Investment Requests, certificates, reports, statements, documents and other information furnished to the Administrative Agent or any other Purchaser Party by the Servicer pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same are so furnished complete and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Purchaser Party, and does not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(j) Location of Records. The offices where the initial Servicer keeps all of its records relating to the servicing of the Pool Receivables are located at 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116.

(k) Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contracts.

(l) Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.

(m) Servicing of Pool Receivables. Since the Closing Date there has been no material adverse change in the ability of the Servicer or any Sub-Servicer to service and collect the Pool Receivables and the Related Security.

(n) Other Transaction Documents. Each representation and warranty made by the Servicer under each other Transaction Document to which it is a party (including, without limitation, the Purchase and Sale Agreement) is true and correct in all material respects as of the date when made.

(o) No Material Adverse Effect. Since December 31, 2023 there has been no Material Adverse Effect on the Servicer.

(p) Investment Company Act. The Servicer is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.

(q) Sanctions and International Trade Laws. Each Covered Entity, and its directors and officers, and any employee, agent, or affiliate acting on behalf of such Covered Entity: (i) is not a Sanctioned Person; (ii) does not do any business in or with, or derive any of its operating income from direct or indirect investments in or transactions involving, any Sanctioned Jurisdiction or Sanctioned Person; and (iii) is not in violation of, and has not, during the past five (5) years, directly or, to its knowledge, indirectly, taken any act that could cause any Covered Entity to be in violation of applicable International Trade Laws. No Covered Entity nor any of its directors, officers, employees, or to the knowledge of any Seller-Related Party, its agents or affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received any notice or communication from any Person that alleges, or has been involved in an internal investigation involving any allegations relating to, potential violation of any International Trade Laws, or has received a request for information from any Governmental Authority regarding International Trade Law matters. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to ensure compliance with applicable International Trade Laws. No Supporting Assets constitutes Blocked Property.

(r) Anti-Corruption Laws. Each Covered Entity, and its directors and officers, and any employee, agent, or affiliate acting on behalf of such Covered Entity, is not in violation of, and has not, during the past five (5) years, directly, to its knowledge, or indirectly, taken any act that could cause any Covered Entity to be in violation of Anti-Corruption Laws, including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any Person to secure any improper advantage or to obtain or retain business. No Covered Entity nor any of its directors, officers, employees, or to the knowledge of any Seller-Related Party, its agents or affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received any notice or communication from any Person that alleges, or has been involved in an internal investigation involving any allegations relating to, potential violation of any Anti-Corruption Laws, or has received a request for information from any Governmental Authority regarding Anti-Corruption Law matters. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws.

(s) Financial Condition. The consolidated balance sheets of the Servicer and its consolidated Subsidiaries as of September 30, 2019 and the related statements of income and shareholders’ equity of the Servicer and its consolidated Subsidiaries for the fiscal quarter then ended, copies of which have been furnished to the Administrative Agent and the Purchasers, present fairly in all material respects the consolidated financial position of the Servicer and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP.

(t) Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(u) No Linked Accounts. Except for any Permitted Linked Account, there are no Linked Accounts with respect to any Collection Account maintained at Bank of America, N.A. or Truist Financial Corp.

(v) Taxes. The Servicer has (i) timely filed all federal, state and local income and other material tax returns required to be filed by it and (ii) paid, or caused to be paid, all Taxes, assessments and other governmental charges, if any, based on such returns other than Taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

(w) Opinions. The facts regarding the Seller, the Servicer, each Originator, the Performance Guarantor, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(x) Other Transaction Documents. Each representation and warranty made by the Servicer under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.

(y) Healthcare Matters. Except where the failure to comply with any applicable Health Care Law could not reasonably be expected to have a Material Adverse Effect, Parent and each of its Subsidiaries is, and at all times since the Closing Date has been, in compliance with all Health Care Laws applicable to it, its assets, business or operations. No circumstance exists or event has occurred with respect to a violation of any Health Care Law that could reasonably be expected to have a Material Adverse Effect. Neither Parent nor any Subsidiary thereof has received any notice of communication from any Governmental Authority alleging noncompliance with any applicable Health Care Law that could reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt, no notice or any information provided by any Governmental Authority pursuant to this Section 7.02(y) shall need to be provided to the Administrative Agent or any of the Purchasers if such action would be prohibited by Applicable Law.

(z) Qualified Securitization Transaction. The transactions contemplated by the Transaction Documents constitute a “Qualified Securitization Transaction” (as defined in the Credit Agreement).

(aa) Reaffirmation of Representations and Warranties. On the date of each Investment, on the date of each Release, on each Settlement Date and on the date each Information Package, Interim Report or other report is delivered to the Administrative Agent or any Purchaser hereunder, the Servicer shall be deemed to have certified that (i) all representations and warranties of the Servicer hereunder are true and correct in all material respects on and as of such day as though made on and as of such day, except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such date) and (ii) no Event of Default or an Unmatured Event of Default has occurred and is continuing or will result from such Investment or Release.

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall be continuing, and remain in full force and effect until the Final Payout Date.

ARTICLE VIII

COVENANTS

SECTION 8.01. Covenants of the Seller. At all times from the Closing Date until the Final Payout Date:

(a) Payment of Capital and Yield. The Seller shall duly and punctually pay Capital, Yield, Fees and all other amounts payable by the Seller hereunder in accordance with the terms of this Agreement.

(b) Existence. The Seller shall keep in full force and effect its existence and rights as a limited liability company under the laws of the State of Delaware, and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other Transaction Documents and the Supporting Assets.

(c) Financial Reporting. The Seller will maintain a system of accounting established and administered in accordance with GAAP, and the Seller (or the Servicer on its behalf) shall furnish to the Administrative Agent and each Purchaser:

(i) Annual Financial Statements of the Seller. Promptly upon completion and in no event later than 95 days after the close of each fiscal year of the Seller (or, if applicable, such earlier day on which the financial statements described in clause (v) below are delivered), annual unaudited financial statements of the Seller certified by a Financial Officer of the Seller that they fairly present in all material respects, in accordance with GAAP, the financial condition of the Seller as of the date indicated and the results of its operations for the periods indicated.

(ii) Information Packages and Interim Reports. As soon as available and in any event (A) not later than two (2) Business Days prior to each Settlement Date, an Information Package as of the most recently completed Fiscal Month, (B) if a Weekly Reporting Period has commenced and is continuing, not later than 3:00 p.m. (New York City time) on the first Business Day of each calendar week, a Weekly Report with respect to the Pool Receivables with data as of the close of business on the last Business Day of the immediately preceding calendar week and (C) if a Daily Reporting Period has commenced and is continuing, a Daily Report not later than 3:00 p.m. (New York City time) on each Business Day with respect to the Pool Receivables with data as of the close of business on the immediately preceding Business Day.

(iii) Other Information. Such other information (including non-financial information) as the Administrative Agent or any Purchaser may from time to time reasonably request.

(iv) Quarterly Financial Statements of Parent. As soon as available and in no event later than 50 days following the end of each of the first three fiscal quarters in each of Parent’s fiscal years (or, if applicable, such earlier day on which such financial statements are required to be filed under the Exchange Act), (A) the unaudited consolidated balance sheet and statements of income of Parent and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of earnings and cash flows for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, in each case setting forth comparative figures for the corresponding fiscal quarter in the prior fiscal year, all of which shall be certified by a Financial Officer of Parent that they fairly present in all material respects, in accordance with GAAP, the financial condition of Parent and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes and (B) management’s discussion and analysis of the important operational and financial developments during such fiscal quarter.

(v) Annual Financial Statements of Parent. Within 95 days after the close of each of Parent’s fiscal years (or, if applicable, such earlier day on which such financial statements are required to be filed under the Exchange Act), the consolidated balance sheet of Parent and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of earnings and cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year, all reported on by independent certified public accountants of recognized national standing (without (x) a “going concern” or like qualification or exception or (y) a qualification as to the scope of the audit) to the effect that such consolidated financial statements present fairly in all material respects, in accordance with GAAP, the financial condition of Parent and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated.

(d) Notices. The Seller (or the Servicer on its behalf) will notify the Administrative Agent and each Purchaser in writing of any of the following events promptly upon (but in no event later than three (3) Business Days after) a Financial Officer or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i) Notice of Events of Default or Unmatured Events of Default. A statement of a Financial Officer of the Seller setting forth details of any Event of Default or Unmatured Event of Default that has occurred and is continuing and the action which the Seller proposes to take with respect thereto.

(ii) Representations and Warranties. The failure of any representation or warranty made or deemed to be made by the Seller under this Agreement or any other Transaction Document to be true and correct in any material respect when made.

(iii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding with respect to the Seller, the Servicer, the Performance Guarantor or any Originator, which with respect to any Person other than the Seller, could reasonably be expected to have a Material Adverse Effect.

(iv) Adverse Claim. (A) Any Person shall obtain an Adverse Claim (other than a Permitted Lien) upon any Supporting Assets or any portion thereof, (B) any Person other than the Seller, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Collection Account (or related Lock-Box), (C) any Person other than the related Originator shall obtain any rights or direct any action with respect to any Sweep Account or (D) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(v) Name Changes. At least thirty (30) days before any change in any Originator’s or the Seller’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements.

(vi) Change in Accountants or Accounting Policy. Any change in (A) the external accountants of the Seller, the Servicer, any Originator or the Parent, (B) any accounting policy of the Seller or (C) any material accounting policy of any Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).

(vii) Termination Event. The occurrence of a Purchase and Sale Termination Event under the Purchase and Sale Agreement.

(viii) Material Adverse Change. Promptly after the occurrence thereof, notice of any material adverse change in the business, operations, property or financial or other condition of the Seller, the Servicer, the Performance Guarantor or any Originator.

(ix) Change in Seller Status or Beneficial Ownership Information. Any change that would result in a change to the status of the Seller as an excluded “Legal Entity Customer” under the Beneficial Ownership Regulation or the information contained in the most recent Certificate of Beneficial Ownership provided to any Purchaser Party.

(e) Conduct of Business. The Seller will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(f) Compliance with Laws. The Seller will comply with all Applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.

(g) Furnishing of Information and Inspection of Receivables. The Seller will furnish or cause to be furnished to the Administrative Agent from time to time such information with respect to the Pool Receivables and the other Supporting Assets as the Administrative Agent or any Purchaser may reasonably request. The Seller will, at the Seller’s expense, during regular business hours with prior written notice (i) permit the Administrative Agent and each Purchaser or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Supporting Assets, (B) visit the offices and properties of the Seller for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Supporting Assets or the Seller’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Seller having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Seller’s expense, upon prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to such Pool Receivables and other Supporting Assets; provided, that the Seller shall be required to reimburse the Administrative Agent for only one (1) such review pursuant to clause (ii) above in any twelve-month period, unless an Event of Default has occurred and is continuing.

(h) Payments on Receivables, Collection Accounts. The Seller (or the Servicer on its behalf) will, and will cause each Originator to, at all times, instruct all Obligors to (x) deliver payments on any Government-Pay Health Care Receivables to the Sweep Account of the Originator that originated such Receivable and (y) deliver payments on all other Pool Receivables to a Collection Account or a Lock-Box; provided that, prior to the First Post-Closing Date, any Obligor that was an Excluded Obligor prior to the Closing Date, may deliver such payments to an Originator Account. The Seller (or the Servicer on its behalf) will, and will cause each Originator to, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to segregate such Collections from other property of the Servicer and the Originators. If any payments on the Pool Receivables or other Collections are received by the Seller, the Servicer or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Purchasers and the other Secured Parties and promptly (but in any event within one (1) Business Day after receipt) remit such funds into a Collection Account. The Seller (or the Servicer on its behalf) will cause each Collection Account Bank to comply with the terms of each applicable Account Control Agreement. The Seller (i) shall not permit funds other than Collections on Pool Receivables and other Supporting Assets to be deposited into any Collection Account and (ii) shall not take any actions that would cause funds other than Government-Pay Health Care Receivables originated by the applicable Originator to be deposited into such Originator’s Sweep Account. If such funds are nevertheless deposited into any Sweep Account or Collection Account, the Seller (or the Servicer on its behalf) will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. The Seller and the Servicer shall use commercially reasonable efforts to ensure that on and after the Second Post-Closing Date, all Collections on Pool Receivables are being paid directly to a Collection Account and not paid to an Originator Account or any other deposit account. The Seller will not, and will not permit the Servicer, any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent, any Purchaser or any other Secured Party is entitled, with any other funds. The Seller shall only add a Sweep Account or Collection Account (or a related Lock-Box) or a Collection Account Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition and, in the case of the addition of a Collection Account (or a related Lock-Box), an executed and acknowledged copy of an Account Control Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Collection Account Bank. The Seller shall only terminate a Collection Account Bank or close a Sweep Account or Collection Account (or a related Lock-Box) with the prior written consent of the Administrative Agent. The Seller shall ensure that no disbursements are made from any Collection Account and shall not cause any disbursements to be made from any Sweep Account, other than such disbursements that are made at for the account of the Seller or, with respect to a Collection Account, at the direction of the Seller. Upon the request of the Administrative Agent at any time that a Daily Reporting Period, Unmatured Event of Default or Event of Default is then continuing, the Seller shall identify and segregate any Collections on Ineligible Dexcom Receivables apart from other Collections within two (2) Business Days of receipt of such Collections on Ineligible Dexcom Receivables.

(i) Sales, Liens, etc. Except as otherwise provided herein, the Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim other than a Permitted Lien upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable or other Supporting Assets, or assign any right to receive income in respect thereof.

(j) Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 9.02, the Seller will not, and will not permit the Servicer to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. The Seller shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(k) Change in Credit and Collection Policy. The Seller will not make any material change in the Credit and Collection Policy without the prior written consent of the Administrative Agent and the Majority Purchasers. Promptly following any change in the Credit and Collection Policy, the Seller will deliver a copy of the updated Credit and Collection Policy to the Administrative Agent and each Purchaser.

(l) Fundamental Changes. The Seller shall not, without the prior written consent of the Administrative Agent and the Majority Purchasers, permit itself (i) to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, (ii) undertake any division of its rights, assets, obligations, or liabilities pursuant to a plan of division or otherwise pursuant to Applicable Law or (iii) to be directly owned by any Person other than an Originator. The Seller shall not, without the prior written consent of the Administrative Agent and the Majority Purchasers, make any change in the Seller’s name, identity, corporate structure or location or make any other change in the Seller’s identity or corporate structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement or any other Transaction Document “seriously misleading” as such term (or similar term) is used in the applicable UCC.

(m) Books and Records. The Seller shall maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(n) Identifying of Records. The Seller shall: (i) identify (or cause the Servicer to identify) its master data processing records relating to Pool Receivables and related Contracts with a legend that indicates that the Pool Receivables have been pledged in accordance with this Agreement and (ii) cause each Originator so to identify its master data processing records with such a legend.

(o) Change in Payment Instructions to Obligors. The Seller shall not (and shall not permit the Servicer or any Sub-Servicer to) add, replace or terminate any Sweep Account or Collection Account (or any related Lock-Box) or make any change in its (or their) instructions to the Obligors regarding payments to be made to the Sweep Accounts or Collection Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Sweep Account or Collection Account (or any related Lock-Box), unless the Administrative Agent shall have received (i) prior written notice of such addition, termination or change and (ii) in the case of a Collection Account (or any related Lock-Box), a signed and acknowledged Account Control Agreement (or amendment thereto) with respect to such new Collection Accounts (or any related Lock-Box), and the Administrative Agent shall have consented to such change in writing. With respect to any Pool Receivables for which any Seller-Related Party has instructed the applicable Obligors to make payments thereon to an Originator Account, the Seller (or the Servicer on its behalf) shall, not later than First Post-Closing Date, instruct such Obligors to make such payments to a Collection Account rather than an Originator Account.

(p) Security Interest, Etc. The Seller shall (and shall cause the Servicer to), at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable first priority perfected ownership or security interest in the Supporting Assets, in each case free and clear of any Adverse Claim other than a Permitted Lien, in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. In order to evidence the security interests of the Administrative Agent under this Agreement, the Seller shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and Collections. The Seller shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Seller to file such financing statements under the UCC without the signature of the Seller, any Originator or the Administrative Agent where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Seller shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.

(q) Certain Agreements. Without the prior written consent of the Administrative Agent and the Majority Purchasers, the Seller will not (and will not permit any Originator or the Servicer to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of the Seller’s organizational documents which requires the consent of the “Independent Director” (as such term is used in the Seller’s Certificate of Incorporation and by-laws).

(r) Restricted Payments. (i) Except pursuant to clause (ii) below, the Seller will not: (A) purchase or redeem any of its membership interests, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Debt, (D) lend or advance any funds or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”).

(ii) Subject to the limitations set forth in clause (iii) below, the Seller may make Restricted Payments so long as such Restricted Payments are made only in one or more of the following ways: (A) the Seller may make cash payments (including prepayments) on the Intercompany Loans in accordance with their respective terms and (B) the Seller may declare and pay dividends if, both immediately before and immediately after giving effect thereto, the Seller’s Net Worth is not less than the Required Capital Amount.

(iii) The Seller may make Restricted Payments only out of the funds, if any, it receives pursuant to Sections 4.01 of this Agreement; provided that the Seller shall not pay, make or declare any Restricted Payment (including any dividend) if, after giving effect thereto, any Event of Default or Unmatured Event of Default shall have occurred and be continuing.

(s) Other Business. The Seller will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances other than pursuant to this Agreement or any Intercompany Loan Agreement) or (iii) form any Subsidiary or make any investments in any other Person.

(t) Use of Collections Available to the Seller. The Seller shall apply the Collections available to the Seller to make payments in the following order of priority: (i) the payment of its obligations under this Agreement and each of the other Transaction Documents (other than any Intercompany Loan Agreement), (ii) the payment of accrued and unpaid interest on any Intercompany Loans and (iii) other legal and valid purposes.

(u) Further Assurances; Change in Name or Jurisdiction of Origination, etc. (i) The Seller hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce the Secured Parties’ rights and remedies under this Agreement and the other Transaction Document. Without limiting the foregoing, the Seller hereby authorizes, and will, upon the request of the Administrative Agent, at the Seller’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.

(ii) The Seller authorizes the Administrative Agent to file financing statements, continuation statements and amendments thereto and assignments thereof, relating to the Receivables, the Related Security, the related Contracts, Collections with respect thereto and the other Supporting Assets without the signature of the Seller. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.

(iii) The Seller shall at all times be organized under the laws of the State of Delaware and shall not take any action to change its jurisdiction of organization.

(iv) The Seller will not change its name, location, identity or corporate structure unless (x) the Seller, at its own expense, shall have taken all action necessary or appropriate to perfect or maintain the perfection of the security interest under this Agreement (including, without limitation, the filing of all financing statements and the taking of such other action as the Administrative Agent may request in connection with such change or relocation) and (y) if requested by the Administrative Agent, the Seller shall cause to be delivered to the Administrative Agent, an opinion, in form and substance satisfactory to the Administrative Agent as to such UCC perfection and priority matters as the Administrative Agent may request at such time.

(v) Sanctions; Anti-Money Laundering Laws; Anti-Corruption Laws; International Trade Laws. The Seller shall:

(i) (A) immediately notify each Purchaser Party in writing upon the occurrence of a Reportable Compliance Event; (B) immediately provide substitute Supporting Assets to the Administrative Agent if, at any time, any Supporting Assets becomes Blocked Property; and (C) conduct its business in compliance with applicable Anti-Money Laundering Laws and International Trade Laws, and in material compliance with applicable Anti-Corruption Law, and maintain in effect policies and procedures reasonably designed to ensure compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws by each Covered Entity, and its directors and officers, and any employee, agent or affiliate acting on behalf of such Covered Entity in connection with this Agreement;

(ii) not, and not permit any of its Subsidiaries to, do any of the following, nor permit its or their respective directors, officers, and, to the Seller’s knowledge, any employees, agents or affiliates acting on its or their behalf in connection with this Agreement to: (A) become a Sanctioned Person; (B) directly or, to its knowledge, indirectly, provide, use, or make available any Investments or the proceeds thereof hereunder (w) to fund any activities or business of, with, or for the benefit of any Person that, at the time of such funding or facilitation, is a Sanctioned Person, (x) to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction, (y) in any manner that could result in a violation by any Person of Anti-Money Laundering, or International Trade Laws or, with respect to Anti-Corruption Law, a material violation by any Person of such law (in each case, including any Purchaser Party, underwriter, advisor, investor, or otherwise) or (z) in violation of any Applicable Law, including, without limitation, any applicable Anti-Money Laundering Law or International Trade Law or, with respect to Anti-Corruption Law, a material violation in such law; (C) repay any Seller Obligations with Blocked Property or funds derived from any unlawful activity; or (D) permit any Supporting Assets to become Blocked Property; and

(iii) not directly or indirectly provide, use, or make available any Investments or the proceeds thereof to any of such Seller-Related Party’s Subsidiaries that is not a Seller-Related Party.

(w) Seller’s Net Worth. The Seller shall not permit the Seller’s Net Worth to be less than the Required Capital Amount.

(x) Taxes. The Seller will (i) timely file all federal, state and local income and other material tax returns required to be filed by it and (ii) pay, or cause to be paid, all Taxes, assessments and other governmental charges, if any, based on such returns other than Taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

(y) Seller’s Tax Status. The Seller will remain wholly-owned by a subsidiary of (and for U.S. federal income tax purposes will remain wholly beneficially owned by) a United States person (within the meaning of Section 7701(a)(30) of the Code) and not be subject to withholding under Section 1446 of the Code. No action will be taken that would cause (and the Seller will not omit to take any action which omission would cause) the Seller to (i) be treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes or (ii) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. The Seller shall not become subject to any Tax in any jurisdiction outside the United States.

(z) Linked Accounts. Except for any Permitted Linked Account, the Seller shall not permit any Linked Account to exist with respect to any Collection Account maintained at Truist Financial Corp. or Bank of America, N.A.; provided, however, that at any time during the continuance of an Event of Default, an Unmatured Event of Default or a Level II Ratings Event, the Seller shall, if so instructed by the Administrative Agent (in its sole discretion), cause each Permitted Linked Account to cease being a “Linked Account” promptly, but not later than 2 Business Days following the Seller’s or the Servicer’s receipt of such instruction.

(aa) Liquidity Coverage Ratio. The Seller shall not issue any LCR Security.

(bb) Healthcare Matters.

(i) The Seller will comply with all applicable Health Care Laws relating to the operation of the Seller’s business.

(ii) The Seller (or Servicer on its behalf) shall maintain a corporate and health care regulatory compliance program (“CCP”) which addresses the requirements of Health Care Laws. The Seller (or Servicer on its behalf) shall modify such CCPs from time to time, as may be necessary to ensure material compliance with all applicable Health Care Laws.

(iii) The Seller (or Servicer on its behalf) shall take steps as reasonably necessary to comply with the requirements of all applicable Health Care Laws, including without limitation HIPAA.

(cc) Regulation W. The Seller agrees to respond promptly to any reasonable requests for information related to its use of Investment proceeds to the extent required by any Purchaser in connection with such Purchaser’s determination of its compliance with Section 23A of the Federal Reserve Act (12 U.S.C. § 371c) and the Federal Reserve Board’s Regulation W (12 C.F.R. Part 223). The Seller shall not to its actual knowledge use the proceeds of any Investment hereunder to purchase any asset or securities from any Purchaser’s “affiliate” as such term is defined in 12 C.F.R. Part 223. In connection with each request for an Investment hereunder, the Seller shall be deemed to have represented and warranted to the Administrative Agent on the date such Investment is made that, to its actual knowledge, as of such date, the proceeds of such Investment will not be used by such Seller to, directly or indirectly, either (x) purchase any asset or securities from any Purchaser’s “affiliate” as such term is defined in 12 C.F.R. Part 223 or (y) invest in any fund sponsored by a Purchaser or Affiliate thereof.

SECTION 8.02. Covenants of the Servicer. At all times from the Closing Date until the Final Payout Date:

(a) Existence. The Servicer shall keep in full force and effect its existence and rights as a limited liability company under the laws of the Commonwealth of Virginia. The Servicer shall obtain and preserve its qualification to do business in each jurisdiction in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Financial Reporting. The Servicer will maintain a system of accounting established and administered in accordance with GAAP, and the Servicer shall furnish to the Administrative Agent and each Purchaser:

(i) Compliance Certificates. (a) A compliance certificate promptly upon completion of the annual report of the Parent and in no event later than 95 days after the close of the Parent’s fiscal year, in form and substance substantially similar to Exhibit H signed by a Financial Officer of the Servicer stating that no Event of Default or Unmatured Event of Default has occurred and is continuing, or if any Event of Default or Unmatured Event of Default has occurred and is continuing, stating the nature and status thereof and (b) within 50 days after the close of each fiscal quarter of the Parent, a compliance certificate in form and substance substantially similar to Exhibit H signed by a Financial Officer of the Servicer stating that no Event of Default or Unmatured Event of Default has occurred and is continuing, or if any Event of Default or Unmatured Event of Default has occurred and is continuing, stating the nature and status thereof.

(ii) Information Packages and Interim Reports. As soon as available and in any event (A) not later than two (2) Business Days prior to each Settlement Date, an Information Package as of the most recently completed Fiscal Month, (B) if a Weekly Reporting Period has commenced and is continuing, not later than 3:00 p.m. (New York City time) on the first Business Day of each calendar week, a Weekly Report with respect to the Pool Receivables with data as of the close of business on the last Business Day of the immediately preceding calendar week and (C) if a Daily Reporting Period has commenced and is continuing, a Daily Report not later than 3:00 p.m. (New York City time) on each Business Day with respect to the Pool Receivables with data as of the close of business on the immediately preceding Business Day.

(iii) Other Information. Such other information (including non-financial information) as the Administrative Agent or any Purchaser may from time to time reasonably request.

(c) Notices. The Servicer will notify the Administrative Agent and each Purchaser in writing of any of the following events promptly upon (but in no event later than three (3) Business Days after) a Financial Officer or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i) Notice of Events of Default or Unmatured Events of Default. A statement of a Financial Officer of the Servicer setting forth details of any Event of Default or Unmatured Event of Default that has occurred and is continuing and the action which the Servicer proposes to take with respect thereto.

(ii) Representations and Warranties. The failure of any representation or warranty made or deemed made by the Servicer under this Agreement or any other Transaction Document to be true and correct in any material respect when made.

(iii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding which could reasonably be expected to have a Material Adverse Effect.

(iv) Adverse Claim. (A) Any Person shall obtain an Adverse Claim (other than a Permitted Lien) upon the Supporting Assets or any portion thereof, (B) any Person other than the related Originator shall obtain any rights or direct any action with respect to any Collection Account (or related Lock-Box), (C) any Person other than the Seller, an Originator, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Sweep Account or (D) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(v) Name Changes. At least thirty (30) days before any change in any Originator’s or the Seller’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements.

(vi) Change in Accountants or Accounting Policy. Any change in (i) the external accountants of the Seller, the Servicer, any Originator or the Parent, (ii) any accounting policy of the Seller or (iii) any material accounting policy of any Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).

(vii) Termination Event. The occurrence of a Purchase and Sale Termination Event under the Purchase and Sale Agreement.

(viii) Material Adverse Change. Promptly after the occurrence thereof, notice of any material adverse change in the business, operations, property or financial or other condition of any Originator, the Servicer, the Performance Guarantor or the Seller.

(d) Conduct of Business. The Servicer will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic limited liability company in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect.

(e) Compliance with Laws. The Servicer will comply with all Applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.

(f) Furnishing of Information and Inspection of Receivables. The Servicer will furnish or cause to be furnished to the Administrative Agent and each Purchaser from time to time such information with respect to the Pool Receivables and the other Supporting Assets as the Administrative Agent or any Purchaser may reasonably request. The Servicer will, at the Servicer’s expense, during regular business hours with prior written notice, (i) permit the Administrative Agent and each Purchaser or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Supporting Assets, (B) visit the offices and properties of the Servicer for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Supporting Assets or the Servicer’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Servicer (provided that representatives of the Servicer are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Servicer’s expense, upon prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to the Pool Receivables and other Supporting Assets; provided, that the Servicer shall be required to reimburse the Administrative Agent for only one (1) such review pursuant to clause (ii) above in any twelve-month period unless an Event of Default has occurred and is continuing.

(g) Payments on Receivables, Collection Accounts. The Servicer will, and will cause each Originator to, at all times, instruct all Obligors to (x) deliver payments on any Government-Pay Health Care Receivables to the Sweep Account of the Originator that originated such Receivable and (y) deliver payments on all other Pool Receivables to a Collection Account or a Lock-Box; provided that, prior to the First Post-Closing Date, any Obligor that was an Excluded Obligor prior to the Closing Date, may deliver such payments to an Originator Account. The Servicer will, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to segregate such Collections from other property of the Servicer and the Originators. If any payments on the Pool Receivables or other Collections are received by the Seller, the Servicer or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Purchasers and the other Secured Parties and promptly (but in any event within one (1) Business Day after receipt) remit such funds into a Collection Account. The Servicer (i) shall not permit funds other than Collections on Pool Receivables and other Supporting Assets to be deposited into any Collection Account and (ii) shall not take any actions that would cause funds other than Government-Pay Health Care Receivables originated by the applicable Originator to be deposited into such

Originator’s Sweep Account. If such funds are nevertheless deposited into any Sweep Account or Collection Account, the Servicer will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. The Servicer shall use commercially reasonable efforts to ensure that on and after the Second Post-Closing Date, all Collections on Pool Receivables are being paid directly to a Collection Account and not paid to any Originator Account or any other deposit account. If such funds are nevertheless deposited into any Originator Account, the Servicer will within two (2) Business Days transfer, or direct the applicable Originator to transfer, such funds to the appropriate Person entitled to such funds. The Servicer will not, and will not permit the Seller, any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent, any Purchaser or any other Secured Party is entitled, with any other funds. The Servicer shall only add a Sweep Account or Collection Account (or a related Lock-Box), or a Collection Account Bank to those listed on Schedule II-A to this Agreement, if the Administrative Agent has received notice of such addition and an executed and, in the case of the addition of a Collection Account (or a related Lock-Box), acknowledged copy of an Account Control Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Collection Account Bank. The Servicer shall only terminate a Collection Account Bank or close a Sweep Account or Collection Account (or a related Lock-Box) with the prior written consent of the Administrative Agent. The Servicer shall ensure that no disbursements are made from any Collection Account and shall not cause any disbursements to be made from any Sweep Account, other than such disbursements that are made at for the account of the Seller or, with respect to a Collection Account, at the direction of the Seller. Upon the request of the Administrative Agent at any time that a Daily Reporting Period, Unmatured Event of Default or Event of Default is then continuing, the Servicer shall identify and segregate any Collections on Ineligible Dexcom Receivables apart from other Collections within two (2) Business Days of receipt of such Collections on Ineligible Dexcom Receivables.

(h) Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 9.02, the Servicer will not alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. The Servicer shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(i) Change in Credit and Collection Policy. The Servicer will not make any material change in the Credit and Collection Policy without the prior written consent of the Administrative Agent and the Majority Purchasers. Promptly following any change in the Credit and Collection Policy, the Servicer will deliver a copy of the updated Credit and Collection Policy to the Administrative Agent and each Purchaser.

(j) Records. The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(k) Identifying of Records. The Servicer shall identify its master data processing records relating to Pool Receivables and related Contracts with a legend that indicates that the Pool Receivables have been pledged in accordance with this Agreement.

(l) Change in Payment Instructions to Obligors. The Servicer shall not (and shall not permit any Sub-Servicer to) add, replace or terminate any Sweep Account or Collection Account (or any related Lock-Box) or make any change in its instructions to the Obligors regarding payments to be made to the Sweep Accounts or Collection Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Collection Account (or any related Lock-Box), unless the Administrative Agent shall have received (i) prior written notice of such addition, termination or change and (ii) in the case of a Collection Account (or any related Lock-Box), a signed and acknowledged Account Control Agreement (or an amendment thereto) with respect to such new Collection Accounts (or any related Lock-Box) and the Administrative Agent shall have consented to such change in writing. With respect to any Pool Receivables for which any Seller-Related Party has instructed the applicable Obligors to make payments thereon to any Originator Account, the Servicer shall, not later than the First Post-Closing Date, instruct such Obligors to make such payments to a Collection Account rather than an Originator Account.

(m) Security Interest, Etc. The Servicer shall, at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable first priority perfected security interest in the Supporting Assets, in each case free and clear of any Adverse Claim other than a Permitted Lien in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. In order to evidence the security interests of the Administrative Agent under this Agreement, the Servicer shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and Collections. The Servicer shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Servicer to file such financing statements under the UCC without the signature of the Seller, any Originator or the Administrative Agent where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.

(n) Further Assurances; Change in Name or Jurisdiction of Origination, etc. The Servicer hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce their respective rights and remedies under this Agreement or any other Transaction Document. Without limiting the foregoing, the Servicer hereby authorizes, and will, upon the request of the Administrative Agent, at the Servicer’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.

(o) Sanctions; Anti-Money Laundering Laws; Anti-Corruption Laws; International Trade Laws. The Servicer shall, and shall cause each other Covered Entity to:

(i) (A) immediately notify each Purchaser Party in writing upon the occurrence of a Reportable Compliance Event; (B) immediately provide substitute Supporting Assets to the Administrative Agent if, at any time, any Supporting Assets become Blocked Property; and (C) conduct its business in compliance with applicable Anti-Money Laundering Laws and International Trade Laws, and in material compliance with applicable Anti-Corruption Law, and maintain in effect policies and procedures reasonably designed to ensure compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws by each Covered Entity, and its directors and officers, and any employee, agent or affiliate acting on behalf of such Covered Entity in connection with this Agreement;

(ii) not, and not permit any of its Subsidiaries to, do any of the following, nor permit its or their respective directors, officers, and, to the Servicer’s knowledge, employees, agents or affiliates acting on its or their behalf in connection with this Agreement to: (A) become a Sanctioned Person; (B) directly or, to its knowledge, indirectly, provide, use, or make available any Investments or the proceeds thereof hereunder (w) to fund any activities or business of, with, or for the benefit of any Person that, at the time of such funding or facilitation, is a Sanctioned Person, (x) to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction, (y) in any manner that could result in a violation by any Person of Anti-Money Laundering, or International Trade Laws or, with respect to Anti-Corruption Law, a material violation by any Person of such law (in each case, including any Purchaser Party, underwriter, advisor, investor, or otherwise) or (z) in violation of any Applicable Law, including, without limitation, any applicable Anti-Money Laundering Law or International Trade Law or, with respect to Anti-Corruption Law, a material violation in such law; (C) repay any Investment with Blocked Property or funds derived from any unlawful activity; or (D) permit any Supporting Assets to become Blocked Property; and

(iii) not directly or indirectly provide, use, or make available the Investments or the proceeds thereof hereunder to any of such Seller-Related Party’s Subsidiaries that is not a Seller-Related Party.

(p) Taxes. The Servicer will (i) timely file all federal, state and local income and other material tax returns required to be filed by it and (ii) pay, or cause to be paid, all Taxes, assessments and other governmental charges, if any, based on such returns other than Taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

(q) Seller’s Tax Status. The Servicer shall not take or cause any action to be taken that could result in the Seller (i) being treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 that is wholly owned by a United States person (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes or (ii) becoming an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

(r) Linked Accounts. Except for any Permitted Linked Account, the Servicer shall not permit any Linked Account to exist with respect to any Collection Account maintained at Bank of America, N.A. or Truist Financial Corp.; provided, however, that at any time during the continuance of an Event of Default, an Unmatured Event of Default or a Level II Ratings Event, the Servicer shall, if so instructed by the Administrative Agent (in its sole discretion), cause each Permitted Linked Account to cease being a “Linked Account” promptly, but not later than 2 Business Days following the Seller’s or the Servicer’s receipt of such instruction. The Servicer shall at all times ensure that (i) the account balance in each Permitted Linked Account is greater than zero and will exceed the aggregate “Settlement Item Amount” (as defined in the Account Control Agreement with Bank of America, N.A.) of all “Settlement Items” (as defined in the Account Control Agreement with Bank of America, N.A.) at any time outstanding with respect to any Permitted Linked Account and (ii) no amount will be debited against any Collection Account as a result of any “Settlement Item” that originated in any Permitted Linked Account or any other account other than a Collection Account.

(s) Healthcare Matters.

(i) Servicer and each of its Subsidiaries will comply with all applicable Health Care Laws relating to the operation of such Person’s business.

(ii) Servicer and each of its Subsidiaries shall maintain a corporate and health care regulatory compliance program (“CCP”) which addresses the requirements of Health Care Laws, including without limitation HIPAA. Servicer and each of its Subsidiaries shall modify such CCPs from time to time, as may be necessary to ensure material compliance with all applicable Health Care Laws.

(iii) Servicer shall take steps as reasonably necessary to comply with the requirements of all applicable Health Care Laws, including without limitation HIPAA.

SECTION 8.03. Separate Existence of the Seller. Each of the Seller and the Servicer hereby acknowledges that the Secured Parties, the Purchasers and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from any Originator, the Servicer, the Performance Guarantor and their Affiliates. Therefore, each of the Seller and Servicer shall take all steps specifically required by this Agreement or reasonably required by the Administrative Agent or any Purchaser to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of the Performance Guarantor, the Originators, the Servicer and any other Person, and is not a division of the Performance Guarantor, the Originators, the Servicer, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Seller and the Servicer shall take such actions as shall be required in order that:

(a) Special Purpose Entity. The Seller will be a special purpose company whose primary activities are restricted in its by-laws to: (i) purchasing or otherwise acquiring from the Originators, owning, holding, collecting, granting security interests or selling interests in the Supporting Assets, (ii) entering into agreements for the selling, servicing and financing of the Receivables Pool (including the Transaction Documents) and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities.

(b) No Other Business or Debt. The Seller shall not engage in any business or activity except as set forth in this Agreement nor, incur any indebtedness or liability other than as expressly permitted by the Transaction Documents.

(c) Independent Director. Not fewer than one member of the Seller’s board of directors (the “Independent Director”) shall be a natural person who (i) has never been, and shall at no time be, an equityholder, director, officer, manager, member, partner, officer, employee or associate, or any relative of the foregoing, of any member of the Parent Group (as hereinafter defined) (other than his or her service as an Independent Director of the Seller or an independent director of any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of any member or members of the Parent Group), (ii) is not a customer or supplier of any member of the Parent Group (other than his or her service as an Independent Director of the Seller or an independent director of any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of any member or members of the Parent Group), (iii) is not any member of the immediate family of a person described in (i) or (ii) above, and (iv) has (x) prior experience as an independent director for a corporation or limited liability company whose organizational or charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (y) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities. For purposes of this clause (c), “Parent Group” shall mean (i) the Parent, the Servicer, the Performance Guarantor and each Originator, (ii) each person that directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the membership interests in the Parent, (iii) each person that controls, is controlled by or is under common control with the Parent and (iv) each of such person’s officers, directors, managers, joint venturers and partners. For the purposes of this definition, “control” of a person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise. A person shall be deemed to be an “associate” of (A) a corporation or organization of which such person is an officer, director, partner or manager or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (B) any trust or other estate in which such person serves as trustee or in a similar capacity and (C) any relative or spouse of a person described in clause (A) or (B) of this sentence, or any relative of such spouse.

The Seller shall (A) give written notice to the Administrative Agent of the election or appointment, or proposed election or appointment, of a new Independent Director of the Seller, which notice shall be given not later than ten (10) Business Days prior to the date such appointment or election would be effective (except when such election or appointment is necessary to fill a vacancy caused by the death, disability, or incapacity of the existing Independent Director, or the failure of such Independent Director to satisfy the criteria for an Independent Director set forth in this clause (c), in which case the Seller shall provide written notice of such election or appointment within one (1) Business Day) and (B) with any such written notice, certify to the Administrative Agent that the Independent Director satisfies the criteria for an Independent Director set forth in this clause (c).

The Seller’s by-laws shall provide that: (A) the Seller’s board of directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Independent Director shall approve the taking of such action in writing before the taking of such action and (B) such provision and each other provision requiring an Independent Director cannot be amended without the prior written consent of the Independent Director.

The Independent Director shall not at any time serve as a trustee in bankruptcy for the Seller, the Parent, the Performance Guarantor, any Originator, the Servicer or any of their respective Affiliates.

(d) Organizational Documents. The Seller shall maintain its organizational documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its ability to comply with the terms and provisions of any of the Transaction Documents, including, without limitation, Section 8.01(p).

(e) Conduct of Business. The Seller shall conduct its affairs strictly in accordance with its organizational documents and observe all necessary, appropriate and customary company formalities, including, but not limited to, holding all regular and special members’ and board of directors’ meetings appropriate to authorize all company action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts.

(f) Compensation. Any employee, consultant or agent of the Seller will be compensated from the Seller’s funds for services provided to the Seller, and to the extent that Seller shares the same officers or other employees as the Servicer (or any other Affiliate thereof), the salaries and expenses relating to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with such common officers and employees. The Seller will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee.

(g) Servicing and Costs. The Seller will contract with the Servicer to perform for the Seller all operations required on a daily basis to service the Receivables Pool. The Seller will not incur any indirect or overhead expenses for items shared with the Servicer (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Seller (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered.

(h) Operating Expenses. The Seller’s operating expenses will not be paid by the Servicer, the Parent, the Performance Guarantor, any Originator or any Affiliate thereof.

(i) Stationery. The Seller will have its own separate stationery.

(j) Books and Records. The Seller’s books and records will be maintained separately from those of the Servicer, the Parent, the Performance Guarantor, the Originators and any of their Affiliates and in a manner such that it will not be difficult or costly to segregate, ascertain or otherwise identify the assets and liabilities of the Seller.

(k) Disclosure of Transactions. All financial statements of the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliate thereof that are consolidated to include the Seller will disclose that (i) the Seller’s sole business consists of the purchase or acceptance through capital contributions of the Receivables and Related Rights from the Originators and the subsequent retransfer of or granting of a security interest in such Receivables and Related Rights to the Administrative Agent pursuant to this Agreement, (ii) the Seller is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of the Seller’s assets prior to any assets or value in the Seller becoming available to the Seller’s equity holders and (iii) the assets of the Seller are not available to pay creditors of the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliate thereof.

(l) Segregation of Assets. The Seller’s assets will be maintained in a manner that facilitates their identification and segregation from those of the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliates thereof.

(m) Corporate Formalities. The Seller will strictly observe corporate formalities in its dealings with the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliates thereof, and funds or other assets of the Seller will not be commingled with those of the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliates thereof except as permitted by this Agreement in connection with servicing the Pool Receivables. The Seller shall not maintain joint bank accounts or other depository accounts to which the Servicer, the Parent, the Performance Guarantor, the Originators or any Affiliate thereof (other than the Servicer solely in its capacity as such) has independent access. The Seller is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of the Servicer, the Parent, the Performance Guarantor, the Originators or any Subsidiaries or other Affiliates thereof. The Seller will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Seller and such Affiliate.

(n) Arm’s-Length Relationships. The Seller will maintain arm’s-length relationships with the Servicer, the Parent, the Performance Guarantor, the Originators and any Affiliates thereof. Any Person that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services it renders or otherwise furnishes to the Seller. Neither the Seller on the one hand, nor the Servicer, the Parent, the Performance Guarantor, any Originator or any Affiliate thereof, on the other hand, will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Seller, the Servicer, the Parent, the Performance Guarantor, the Originators and their respective Affiliates will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.

(o) Allocation of Overhead. To the extent that Seller, on the one hand, and the Servicer, the Parent, the Performance Guarantor, any Originator or any Affiliate thereof, on the other hand, have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and the Seller shall bear its fair share of such expenses, which may be paid through the Servicing Fee or otherwise.

ARTICLE IX

ADMINISTRATION AND COLLECTION OF RECEIVABLES

SECTION 9.01. Appointment of the Servicer.

(a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 9.01. Until the Administrative Agent gives notice to O&M Medical (in accordance with this Section 9.01) of the designation of a new Servicer, O&M Medical is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of an Event of Default, the Administrative Agent may (with the consent of the Majority Purchasers) and shall (at the direction of the Majority Purchasers) designate as Servicer any Person (including itself) to succeed O&M Medical or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b) Upon the designation of a successor Servicer as set forth in clause (a) above, O&M Medical agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the new Servicer, and O&M Medical shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of records (including all Contracts) related to Pool Receivables and use by the new Servicer of all licenses (or the obtaining of new licenses), hardware or software necessary or reasonably desirable to collect the Pool Receivables and the Related Security.

(c) O&M Medical acknowledges that, in making its decision to execute and deliver this Agreement, the Administrative Agent and each Purchaser have relied on O&M Medical’s agreement to act as Servicer hereunder. Accordingly, O&M Medical agrees that it will not voluntarily resign as Servicer without the prior written consent of the Administrative Agent and the Majority Purchasers.

(d) The Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Administrative Agent and each Purchaser shall have the right to look solely to the Servicer for performance, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer) and (v) if such Sub-Servicer is not an Affiliate of the Parent, the Administrative Agent and the Majority Purchasers shall have consented in writing in advance to such delegation.

SECTION 9.02. Duties of the Servicer.

(a) The Servicer shall take or cause to be taken all such action as may be necessary or reasonably advisable to service, administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy and consistent with the past practices of the Originators. The Servicer shall set aside, for the accounts of each Purchaser Party, the amount of Collections to which each such Purchaser Party is entitled in accordance with Article IV hereof. The Servicer may, in accordance with the Credit and Collection Policy and consistent with past practices of the Originators, take such action, including modifications, waivers or restructurings of Pool Receivables and related Contracts, as the Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments expressly permitted under the Credit and Collection Policy or as expressly required under Applicable Laws or the applicable Contract; provided, that for purposes of this Agreement: (i) such action shall not, and shall not be deemed to, change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of any Secured Party under this Agreement or any other Transaction Document and (iii) if an Event of Default has occurred and is continuing, the Servicer may take such action only upon the prior written consent of the Administrative Agent. The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Administrative Agent (individually and for the benefit of each Purchaser Party), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if an Event of Default has occurred and is continuing, the Administrative Agent may direct the Servicer to commence or settle any legal action to enforce collection of any Pool Receivable that is a Defaulted Receivable or to foreclose upon or repossess any Related Security with respect to any such Defaulted Receivable.

(b) The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the Seller the collections of any indebtedness that is not a Pool Receivable, less, if O&M Medical or an Affiliate thereof is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections. The Servicer, if other than O&M Medical or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Seller all records in its possession that evidence or relate to any indebtedness that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.

(c) The Servicer’s obligations hereunder shall terminate on the Final Payout Date. Promptly following the Final Payout Date, the Servicer shall deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

SECTION 9.03. Collection Account Arrangements. Prior to the Closing Date, the Seller shall have entered into Account Control Agreements with all of the Collection Account Banks and delivered executed counterparts of each to the Administrative Agent. Upon the occurrence and during the continuance of an Unmatured Event of Default or an Event of Default, the Administrative Agent may (with the consent of the Majority Purchasers) and shall (upon the direction of the Majority Purchasers) at any time thereafter give notice to each Collection Account Bank that the Administrative Agent is exercising its rights under the Account Control Agreements to do any or all of the following: (a) to have the exclusive dominion and control of the Collection Accounts transferred to the Administrative Agent (for the benefit of the Secured Parties) and to exercise exclusive dominion and control over the funds deposited therein (for the benefit of the Secured Parties), (b) to have the proceeds that are sent to the respective Collection Accounts redirected pursuant to the Administrative Agent’s instructions rather than deposited in the applicable Collection Account and (c) to take any or all other actions permitted under the applicable Account Control Agreement. The Seller hereby agrees that if the Administrative Agent at any time takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control (for the benefit of the Secured Parties) of the proceeds (including Collections) of all Pool Receivables and the Seller hereby further agrees to take any other action that the Administrative Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Seller or the Servicer thereafter shall be sent immediately to, or as otherwise instructed by, the Administrative Agent.

SECTION 9.04. Enforcement Rights.

(a) At any time following the occurrence and during the continuation of an Event of Default:

(i) the Administrative Agent (at the Seller’s expense) may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrative Agent or its designee;

(ii) the Administrative Agent may instruct the Seller or the Servicer to give notice of the Secured Parties’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrative Agent or its designee (on behalf of the Secured Parties), and the Seller or the Servicer, as the case may be, shall give such notice at the expense of the Seller or the Servicer, as the case may be; provided, that if the Seller or the Servicer, as the case may be, fails to so notify each Obligor within two (2) Business Days following instruction by the Administrative Agent, the Administrative Agent (at the Seller’s or the Servicer’s, as the case may be, expense) may so notify the Obligors;

(iii) the Administrative Agent may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrative Agent or its designee (for the benefit of the Secured Parties) at a place selected by the Administrative Agent and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee;

(iv) the Administrative Agent may notify the Collection Account Banks that the Seller and the Servicer will no longer have any access to the Collection Accounts;

(v) the Administrative Agent may (or, at the direction of the Majority Purchasers shall) replace the Person then acting as Servicer; and

(vi) the Administrative Agent may collect any amounts due from an Originator under the Purchase and Sale Agreement or the Performance Guarantor under the Performance Guaranty.

For the avoidance of doubt, the foregoing rights and remedies of the Administrative Agent upon an Event of Default are in addition to and not exclusive of the rights and remedies contained herein and under the other Transaction Documents.

(b) The Seller hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Default, to collect any and all amounts or portions thereof due under any and all Supporting Assets, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Supporting Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

(c) The Servicer hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Servicer, which appointment is coupled with an interest, to take any and all steps in the name of the Servicer and on behalf of the Servicer necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Default, to collect any and all amounts or portions thereof due under any and all Supporting Assets, including endorsing the name of the Servicer on checks and other instruments representing Collections and enforcing such Supporting

Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

SECTION 9.05. Responsibilities of the Seller.

(a) Anything herein to the contrary notwithstanding, the Seller shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrative Agent, or any other Purchaser Party of their respective rights hereunder shall not relieve the Seller from such obligations and (ii) pay when due any Taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. None of the Purchaser Parties shall have any obligation or liability with respect to any Supporting Assets, nor shall any of them be obligated to perform any of the obligations of the Seller, the Servicer or any Originator thereunder.

(b) O&M Medical hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, O&M Medical shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that O&M Medical conducted such data-processing functions while it acted as the Servicer. In connection with any such processing functions, the Seller shall pay to O&M Medical its reasonable out-of-pocket costs and expenses from the Seller’s own funds (subject to the priority of payments set forth in Section 4.01).

SECTION 9.06. Servicing Fee.

(a) Subject to clause (b) below, the Seller shall pay the Servicer a fee (the “Servicing Fee”) equal to 1.00% per annum (the “Servicing Fee Rate”) of the daily average aggregate Outstanding Balance of the Pool Receivables. Accrued Servicing Fees shall be payable from Collections to the extent of available funds in accordance with Section 4.01.

(b) If the Servicer ceases to be O&M Medical or an Affiliate thereof, the Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a) above and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer hereunder.

ARTICLE X

EVENTS OF DEFAULT

SECTION 10.01. Events of Default. If any of the following events (each an “Event of Default”) shall occur:

(a) (i) the Seller, any Originator, the Performance Guarantor or the Servicer shall fail to perform or observe any term, covenant or agreement under this Agreement or any other Transaction Document (other than any such failure which would constitute an Event of Default under clause (ii) or (iii) of this paragraph (a)), and such failure, solely to the extent capable of cure, shall continue for five (5) Business Days after knowledge thereof by a Responsible Officer of the Seller, any Originator, the Performance Guarantor or the Servicer or notice thereof by the Administrative Agent, (ii) the Seller, any Originator, the Performance Guarantor or the Servicer shall fail to make when due (x) any payment or deposit to be made by it under this Agreement or any other Transaction Document and such failure shall continue unremedied for three (3) Business Days or (iii) O&M Medical shall resign as Servicer, and no successor Servicer reasonably satisfactory to the Administrative Agent shall have been appointed;

(b) any representation or warranty made or deemed made by the Seller, any Originator, the Performance Guarantor or the Servicer (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by the Seller, any Originator, the Performance Guarantor or the Servicer pursuant to this Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; and such failure shall, solely to the extent capable of cure, continue for fifteen (15) days; provided, however, that any breach of the representations or warranties in Sections 7.01(u) or 7.02(l) of this Agreement shall not constitute an Event of Default if the Seller shall have paid timely and in full the amount of any Deemed Collections relating to any affected Receivable(s) in accordance with Section 4.01(d) of the Agreement

(c) the Seller or the Servicer shall fail to deliver an Information Package or Interim Report pursuant to this Agreement, and such failure shall remain unremedied for two (2) Business Days;

(d) this Agreement or any security interest granted pursuant to this Agreement or any other Transaction Document shall for any reason cease to create, or for any reason cease to be, a valid and enforceable first priority perfected security interest in favor of the Administrative Agent with respect to the Supporting Assets, free and clear of any Adverse Claim other than a Permitted Lien;

(e) the Seller, any Originator, the Performance Guarantor or the Servicer shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any Insolvency Proceeding shall be instituted by or against the Seller, any Originator, the Performance Guarantor or the Servicer and, in the case of any such proceeding instituted against such Person (but not instituted by such Person), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) consecutive days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller, any Originator, the Performance Guarantor or the Servicer shall take any corporate or organizational action to authorize any of the actions set forth above in this paragraph;

(f) (i) the average for three consecutive Fiscal Months of: (A) the Default Ratio shall exceed 3.25%, (B) the Delinquency Ratio shall exceed 18.00% or (C) the Dilution Ratio shall exceed 4.00% or (ii) the Days’ Sales Outstanding shall exceed 50 days;

(g) a Change in Control shall occur;

(h) a Capital Coverage Amount Deficit shall occur, and shall not have been cured within two (2) Business Days;

(i) (i) the Seller shall fail to pay any principal of or premium or interest on any of its Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement); (ii) any Originator, the Performance Guarantor or the Servicer, or any of their respective Subsidiaries, individually or in the aggregate, shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $25,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period (not to exceed 30 days), if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement); (iii) any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt (as referred to in clause (i) or (ii) of this paragraph) and shall continue after the applicable grace period (not to exceed 30 days), if any, specified in such agreement, mortgage, indenture or instrument (whether or not such failure shall have been waived under the related agreement), if the effect of such event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Debt (as referred to in clause (i) or (ii) of this paragraph) or to terminate the commitment of any lender thereunder, or (iv) any such Debt (as referred to in clause (i) or (ii) of this paragraph) shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made or the commitment of any lender thereunder terminated, in each case before the stated maturity thereof;

(j) any “Event of Default” (as defined in the Credit Agreement) shall occur under the Credit Agreement (whether or not such event shall have been waived thereunder);

(k) the Performance Guarantor shall fail to perform any of its obligations under the Performance Guaranty;

(l) the Seller shall fail (x) at any time (other than for ten (10) Business Days following notice of the death or resignation of any Independent Director) to have an Independent Director who satisfies each requirement and qualification specified in Section 8.03(c) of this Agreement for Independent Directors, on the Seller’s board of directors or (y) to timely notify the Administrative Agent of any replacement or appointment of any director that is to serve as an Independent Director on the Seller’s board of directors as required pursuant to Section 8.03(c) of this Agreement;

(m) there shall have occurred any event which materially adversely impairs, in the reasonable discretion of Administrative Agent, the collectibility of the Pool Receivables generally or any material portion thereof;

(n) either (i) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Seller, any Originator, the Servicer or the Parent or (ii) the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Seller, the Servicer, any Originator or the Parent;

(o) The occurrence of the following events or conditions, that either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect: (i) a Reportable Event; (ii) a determination that any Pension Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA or a determination that any Multiemployer Plan is considered a plan in endangered or critical status within the meaning of Sections 431 and 432 of the Code or Sections 304 and 305 of ERISA; (iii) any noncompliance with the provisions of ERISA or the Code applicable to a Pension Plan; (iv) a termination of a Pension Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (v) an Adverse Claim on the property of the Parent, Seller, Servicer, any Originator, or any of their respective ERISA Affiliates in favor of the PBGC or a Pension Plan; (vi) the present value of all benefit liabilities within the meaning of Section 4001(a)(16) of ERISA of a Pension Plan (based on the actuarial assumptions used in the plan’s most recent actuarial valuation report) exceeds the value of the assets of such Pension Plan, determined as of the most recent annual valuation date applicable thereto for which a valuation has been completed; (vii) a complete or partial withdrawal from any Multiemployer Plan by the Parent, Seller, Servicer, any Originator, or any of their respective ERISA Affiliates; (viii) the insolvency of any Multiemployer Plan; or (ix) the failure to satisfy the minimum funding standards of Section 412 of the Code of Section 302 of ERISA with respect to a Pension Plan. There have been no transactions that resulted or could reasonably be expected to result in any liability to the Parent, Seller, Servicer, any Originator, or any of its ERISA Affiliates under Section 4069 of ERISA or Section 4212(c) of ERISA that singly or in the aggregate could reasonably be expected to result in a Material Adverse Effect;

(p) a Material Adverse Effect shall occur with respect to the Seller, any Originator, the Performance Guarantor or the Servicer;

(q) a Purchase and Sale Termination Event shall occur under the Purchase and Sale Agreement;

(r) the Seller shall (i) be required to register as an “investment company” within the meaning of the Investment Company Act or (ii) become a “covered fund” within the meaning of the Volcker Rule;

(s) any material provision of this Agreement or any other Transaction Document shall cease to be in full force and effect or any of the Seller, any Originator, the Performance Guarantor or the Servicer (or any of their respective Affiliates) shall so state in writing;

(t) the Parent shall fail to satisfy the financial covenants set forth in Sections 7.11 of the Credit Agreement. If, after the Closing Date, the “Total Leverage Ratio” or “Consolidated Interest Coverage Ratio” maintenance covenants set forth in Section 7.11 of the Credit Agreement (or any of the defined terms used in connection with such covenant) are amended, modified or waived, then the test set forth in this clause (t) or the defined terms used therein, as applicable, shall, for all purposes of this Agreement, automatically and without further action on the part of any Person, be deemed to be also so amended, modified or waived, if at the time of such amendment, modification or waiver, (i) each Purchaser (or an Affiliate thereof) is a party to the Credit Agreement and consented to such amendment, modification or waiver and (ii) such amendment, modification or waiver is consummated in accordance with the terms of the Credit Agreement; or

(u) one or more judgments or decrees shall be entered against the Seller, any Originator, the Performance Guarantor or the Servicer, or any Affiliate of any of the foregoing involving in the aggregate a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $25,000,000 (or solely with respect to the Seller, $15,775);

then, and in any such event, the Administrative Agent may (or, at the direction of the Majority Purchasers shall) by notice to the Seller (x) declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred), (y) declare the Final Maturity Date to have occurred (in which case the Final Maturity Date shall be deemed to have occurred) and (z) declare the Aggregate Capital and all other Seller Obligations and Guaranteed Obligations to be immediately due and payable (in which case the Aggregate Capital and all other Seller Obligations and Guaranteed Obligations shall be immediately due and payable); provided that, automatically upon the occurrence of any event (without any requirement for the giving of notice) described in subsection (e) of this Section 10.01 with respect to the Seller, the Termination Date shall occur and the Aggregate Capital and all other Seller Obligations and Guaranteed Obligations shall be immediately due and payable. Upon any such declaration or designation or upon such automatic termination, the Administrative Agent and the other Secured Parties shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC and under other Applicable Law, which rights and remedies shall be cumulative. Any proceeds from liquidation of the Supporting Assets shall be applied in the order of priority set forth in Section 4.01.

ARTICLE XI

THE ADMINISTRATIVE AGENT

SECTION 11.01. Authorization and Action. Each Purchaser Party hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Administrative Agent. The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller or any Affiliate thereof or any Purchaser Party except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.

SECTION 11.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement (including, without limitation, the Administrative Agent’s servicing, administering or collecting Pool Receivables in the event it replaces the Servicer in such capacity pursuant to Section 9.01), in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for any Purchaser Party or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Purchaser Party (whether written or oral) and shall not be responsible to any Purchaser Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Purchaser Party or to inspect the property (including the books and records) of any Purchaser Party; (d) shall not be responsible to any Purchaser Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by e-mail) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 11.03. Administrative Agent and Affiliates. With respect to any Investment or interests therein owned by any Purchaser Party that is also the Administrative Agent, such Purchaser Party shall have the same rights and powers under this Agreement as any other Purchaser Party and may exercise the same as though it were not the Administrative Agent. The Administrative Agent and any of its Affiliates may generally engage in any kind of business with the Seller or any Affiliate thereof and any Person who may do business with or own securities of the Seller or any Affiliate thereof, all as if the Administrative Agent were not the Administrative Agent hereunder and without any duty to account therefor to any other Secured Party.

SECTION 11.04. Indemnification of Administrative Agent. Each Purchaser agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Seller or any Affiliate thereof), ratably according to the respective Percentage of such Purchaser, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Transaction Document; provided that no Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.

SECTION 11.05. Delegation of Duties. The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 11.06. Action or Inaction by Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Majority Purchasers and assurance of its indemnification by the Purchasers, as it deems appropriate. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Majority Purchasers, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Purchaser Parties. The Purchaser Parties and the Administrative Agent agree that unless any action to be taken by the Administrative Agent under a Transaction Document (i) specifically requires the advice or concurrence of all Purchasers or (ii) may be taken by the Administrative Agent alone or without any advice or concurrence of any Purchaser, then the Administrative Agent may take action based upon the advice or concurrence of the Majority Purchasers.

SECTION 11.07. Notice of Events of Default; Action by Administrative Agent. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Default or Event of Default unless the Administrative Agent has received notice from any Purchaser Party or the Seller stating that an Unmatured Event of Default or Event of Default has occurred hereunder and describing such Unmatured Event of Default or Event of Default. If the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Purchaser. The Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, concerning an Unmatured Event of Default or Event of Default or any other matter hereunder as the Administrative Agent deems advisable and in the best interests of the Secured Parties.

SECTION 11.08. Non-Reliance on Administrative Agent and Other Parties. Each Purchaser Party expressly acknowledges that neither the Administrative Agent nor any of its directors, officers, agents or employees has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Seller or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each Purchaser Party represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Purchaser Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, each Originator, the Performance Guarantor or the Servicer and the Pool Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by the Administrative Agent to any Purchaser Party, the Administrative Agent shall not have any duty or responsibility to provide any Purchaser Party with any information concerning the Seller, any Originator, the Performance Guarantor or the Servicer that comes into the possession of the Administrative Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

SECTION 11.09. Successor Administrative Agent.

(a) The Administrative Agent may, upon at least thirty (30) days’ notice to the Seller, each Servicer and each Purchaser, resign as Administrative Agent. Except as provided below, such resignation shall not become effective until a successor Administrative Agent is appointed by the Majority Purchasers as a successor Administrative Agent and has accepted such appointment. If no successor Administrative Agent shall have been so appointed by the Majority Purchasers, within thirty (30) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent as successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Purchasers within sixty (60) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, petition a court of competent jurisdiction to appoint a successor Administrative Agent.

(b) Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article XI and Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

SECTION 11.10. Structuring Agent. Each of the parties hereto hereby acknowledges and agrees that the Structuring Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, other than the Structuring Agent’s right to receive fees pursuant to Section 2.07. Each Purchaser Party acknowledges that it has not relied, and will not rely, on the Structuring Agent in deciding to enter into this Agreement and to take, or omit to take, any action under any Transaction Document.

SECTION 11.11. Erroneous Payments.

(a) If the Administrative Agent notifies a Purchaser or Secured Party, or any Person who has received funds on behalf of a Purchaser or Secured Party (any such Purchaser, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Purchaser, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of Capital, principal, interest, Yield, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Purchaser, or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Purchaser or Secured Party, or any Person who has received funds on behalf of a Purchaser or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of Capital. principal, interest, Yield, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Purchaser or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Purchaser or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.11(b).

(c) Each Purchaser or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Purchaser or Secured Party under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to such Purchaser or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Purchaser that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Purchaser at any time, (i) such Purchaser shall be deemed to have assigned its Investments (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Investments (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Seller) deemed to execute and deliver an assignment and assumption with respect to such Erroneous Payment Deficiency Assignment, (ii) the Administrative Agent as the assignee Purchaser shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Purchaser shall become a Purchaser, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Purchaser shall cease to be a Purchaser, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Purchaser and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Investments subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Investments acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Purchaser shall be reduced by the net proceeds of the sale of such Investment (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Purchaser (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Purchaser and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold an Investment (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Purchaser or Secured Party under the Transaction Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Seller, the Servicer or the Performance Guarantor, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Seller, the Servicer or the Performance Guarantor for the purpose of making such Erroneous Payment.

(f) To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 11.11 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all obligations (or any portion thereof) under any Transaction Document.

ARTICLE XII

[RESERVED]

ARTICLE XIII

INDEMNIFICATION

SECTION 13.01. Indemnities by the Seller.

(a) Without limiting any other rights that the Administrative Agent, the Purchaser Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Seller Indemnified Party”) may have hereunder or under Applicable Law, the Seller hereby agrees to indemnify each Seller Indemnified Party from and against any and all claims, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Seller Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document or the use of proceeds of the Investments or the ownership or security interest in respect of any Pool Receivable or any other Supporting Assets; excluding, however, (a) Seller Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Seller Indemnified Amounts resulted solely from the gross negligence or willful misconduct by the Seller Indemnified Party seeking indemnification and (b) Taxes (other than (x) Taxes enumerated below in clause (xiv) below and (y) any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim). Without limiting or being limited by the foregoing, the Seller shall pay on demand (it being understood that if any portion of such payment obligation is made from Collections, such payment will be made at the time and in the order of priority set forth in Section 4.01), to each Seller Indemnified Party any and all amounts necessary to indemnify such Seller Indemnified Party from and against any and all Seller Indemnified Amounts relating to or resulting from any of the following (but excluding Seller Indemnified Amounts and Taxes described in clauses (a) and (b) above):

(i) any Pool Receivable which the Seller or the Servicer includes as an Eligible Receivable as part of the Net Receivables Pool Balance but which is not an Eligible Receivable at such time;

(ii) any representation, warranty or statement made or deemed made by the Seller (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package, any Interim Report or any other information or report delivered by or on behalf of the Seller pursuant hereto which shall have been untrue or incorrect when made or deemed made;

(iii) the failure by the Seller to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(iv) the failure to vest in the Administrative Agent a first priority perfected ownership or security interest in all or any portion of the Supporting Assets, in each case free and clear of any Adverse Claim;

(v) the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Pool Receivable and the other Supporting Assets and Collections in respect thereof, whether at the time of any Investment or at any subsequent time;

(vi) any dispute, claim or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from or relating to collection activities with respect to such Pool Receivable;

(vii) any failure of the Seller to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to Pool Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;

(viii) any products liability, environmental or other claim arising out of or in connection with any Pool Receivable or other merchandise, goods or services which are the subject of or related to any Pool Receivable;

(ix) the commingling of Collections of Pool Receivables at any time with other funds;

(x) any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or the use of any Investments or the proceeds thereof or in respect of any Pool Receivable or other Supporting Assets or any related Contract;

(xi) any failure of the Seller to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

(xii) any setoff with respect to any Pool Receivable;

(xiii) any claim brought by any Person other than a Seller Indemnified Party arising from any activity by the Seller or any Affiliate of the Seller in servicing, administering or collecting any Pool Receivable;

(xiv) the failure by the Seller to pay when due any Taxes imposed on or with respect to the Seller or any Pool Receivable, including, without limitation, sales, excise or personal property taxes;

(xv) any failure of a Collection Account Bank to comply with the terms of the applicable Account Control Agreement, the termination by a Collection Account Bank of any Account Control Agreement or any amounts (including in respect of an indemnity) payable by the Administrative Agent to a Collection Account Bank under any Account Control Agreement;

(xvi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(xvii) any action taken by the Administrative Agent as attorney-in-fact for the Seller, any Originator or the Servicer pursuant to this Agreement or any other Transaction Document;

(xviii) the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;

(xix) the maintenance of any Linked Account with respect to any Collection Account or the debiting against any Collection Account of amounts as a result of any Settlement Item that originated in any Linked Account or any other account other than a Collection Account;

(xx) the failure or delay to make any filings under the Federal Assignment of Claims Act (or any other similar Applicable Law, including any state or municipal law or regulation) with respect to Receivables from Obligors that are U.S. Federal Governmental Entities (whether or not such filing is requested by the Administrative Agent);

(xxi) the use of proceeds of any Investment; or

(xxii) any reduction in Capital as a result of the distribution of Collections if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.

(b) Notwithstanding anything to the contrary in this Agreement, solely for purposes of the Seller’s indemnification obligations in clauses (ii), (iii), (vii) and (xi) of this Article XIII, any representation, warranty or covenant qualified by the occurrence or non-occurrence of a material adverse effect or similar concepts of materiality shall be deemed to be not so qualified.

(c) If for any reason the foregoing indemnification is unavailable to any Seller Indemnified Party or insufficient to hold it harmless, then the Seller shall contribute to such Seller Indemnified Party the amount paid or payable by such Seller Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Seller and its Affiliates on the one hand and such Seller Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Seller and its Affiliates and such Seller Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Seller under this Section shall be in addition to any liability which the Seller may otherwise have, shall extend upon the same terms and conditions to each Seller Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Seller and the Seller Indemnified Parties.

(d) Any indemnification or contribution under this Section shall survive the termination of this Agreement.

SECTION 13.02. Indemnification by the Servicer.

(a) The Servicer hereby agrees to indemnify and hold harmless the Seller, the Administrative Agent, the Purchaser Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Servicer Indemnified Party”), from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of activities of the Servicer pursuant to this Agreement or any other Transaction Document, including any judgment, award, settlement, Attorney Costs and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim (all of the foregoing being collectively referred to as, “Servicer Indemnified Amounts”); excluding (i) Servicer Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Servicer Indemnified Amounts resulted solely from the gross negligence or willful misconduct by the Servicer Indemnified Party seeking indemnification, (ii) Taxes that are covered by Section 5.03 (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim) and (iii) Servicer Indemnified Amounts to the extent the same includes losses in respect of Pool Receivables that are uncollectible solely on account of the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor. Without limiting or being limited by the foregoing, the Servicer shall pay on demand, to each Servicer Indemnified Party any and all amounts necessary to indemnify such Servicer Indemnified Party from and against any and all Servicer Indemnified Amounts relating to or resulting from any of the following (but excluding Servicer Indemnified Amounts described in clauses (i), (ii) and (iii) above):

(i) any representation, warranty or statement made or deemed made by the Servicer (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package, any Interim Report or any other information or report delivered by or on behalf of the Servicer pursuant hereto which shall have been untrue or incorrect when made or deemed made;

(ii) the failure by the Servicer to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(iii) the commingling of Collections of Pool Receivables at any time with other funds;

(iv) any failure of a Collection Account Bank to comply with the terms of the applicable Account Control Agreement, the termination by a Collection Account Bank of any Account Control Agreement or any amounts (including in respect of an indemnity) payable by the Administrative Agent to a Collection Account Bank under any Account Control Agreement;

(v) the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;

(vi) the maintenance of any Linked Account with respect to any Collection Account or the debiting against any Collection Account of amounts as a result of any Settlement Item that originated in any Linked Account or any other account other than a Collection Account;

(vii) the failure or delay to make any filings under the Federal Assignment of Claims Act (or any other similar Applicable Law, including any state or municipal law or regulation) with respect to Receivables from Obligors that are U.S. Federal Governmental Entities (whether or not such filing is requested by the Administrative Agent); or

(viii) any failure of the Servicer to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document.

(b) If for any reason the foregoing indemnification is unavailable to any Servicer Indemnified Party or insufficient to hold it harmless, then the Servicer shall contribute to the amount paid or payable by such Servicer Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Servicer and its Affiliates on the one hand and such Servicer Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Servicer and its Affiliates and such Servicer Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Servicer under this Section shall be in addition to any liability which the Servicer may otherwise have, shall extend upon the same terms and conditions to Servicer Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Servicer and the Servicer Indemnified Parties.

(c) Any indemnification or contribution under this Section shall survive the termination of this Agreement.

ARTICLE XIV

MISCELLANEOUS

SECTION 14.01. Amendments, Etc.

(a) No failure on the part of any Purchaser Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No amendment or waiver of any provision of this Agreement or consent to any departure by any of the Seller or any Affiliate thereof shall be effective unless in a writing signed by the Administrative Agent and the Majority Purchasers (and, in the case of any amendment, also signed by the Seller), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Servicer, affect the rights or duties of the Servicer under this Agreement; (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and each Purchaser:

(i) change (directly or indirectly) the definitions of, Capital Coverage Amount Deficit, Defaulted Receivable, Delinquent Receivable, Eligible Receivable, Facility Limit, Final Maturity Date, Net Receivables Pool Balance, Adjusted Net Receivables Pool Balance or Total Reserves contained in this Agreement, or increase the then existing Concentration Percentage or Special Concentration Limit for any Obligor or change the calculation of the Capital Coverage Amount;

(ii) reduce the amount of Capital or Yield that is payable on account of any Investment or with respect to any other Investment or delay any scheduled date for payment thereof;

(iii) change any Event of Default;

(iv) release all or a material portion of the Supporting Assets from the Administrative Agent’s security interest created hereunder;

(v) release the Performance Guarantor from any of its obligations under the Performance Guaranty or terminate the Performance Guaranty;

(vi) change any of the provisions of this Section 14.01 or the definition of “Majority Purchasers”; or

(vii) change the order of priority in which Collections are applied pursuant to Section 4.01.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall increase any Purchaser’s Commitment hereunder without the consent of such Purchaser and (B) no amendment, waiver or consent shall reduce any Fees payable by the Seller to any Purchaser or delay the dates on which any such Fees are payable, in either case, without the consent of such Purchaser.

SECTION 14.02. Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include email communication) and emailed or delivered, to each party hereto, at its address set forth under its name on Schedule III hereto or at such other address or email address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by email shall be effective when sent receipt confirmed by electronic or other means (such as by the “return receipt requested” function, as available, return electronic mail or other acknowledgement), and notices and communications sent by other means shall be effective when received.

SECTION 14.03. Assignability; Addition of Purchasers.

(a) Assignment by Purchasers. Each Purchaser may assign to any Eligible Assignee or to any other Purchaser all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and any Investment or interests therein owned by it) upon prior written notice to Seller setting forth the name of the applicable assignee; provided, however that

(i) except for an assignment by a Purchaser to either an Affiliate of such Purchaser or any other Purchaser, each such assignment shall require the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if an Event of Default or an Unmatured Event of Default has occurred and is continuing);

(ii) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;

(iii) the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance Agreement with respect to such assignment) shall in no event be less than the lesser of (x) $5,000,000 and (y) all of the assigning Purchaser’s Commitment; and

(iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement.

Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance Agreement, (x) the assignee thereunder shall be a party to this Agreement, and to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Purchaser hereunder and (y) the assigning Purchaser shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Purchaser’s rights and obligations under this Agreement, such Purchaser shall cease to be a party hereto).

(b) Register. The Administrative Agent shall, acting solely for this purpose as an agent of the Seller, maintain at its address referred to on Schedule III of this Agreement (or such other address of the Administrative Agent as the Administrative Agent may notify the other parties hereto) a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Purchasers, the Commitment of each Purchaser and the aggregate outstanding Capital (and stated interest) of the Investments of each Purchaser from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Seller, the Servicer, the Administrative Agent, the Purchasers, and the other Purchaser Parties shall treat each Person whose name is recorded in the Register pursuant to the terms of this Agreement as a Purchaser under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Seller, the Servicer, or any Purchaser at any reasonable time and from time to time upon reasonable prior notice.

(c) Procedure. Upon its receipt of an Assignment and Acceptance Agreement executed and delivered by an assigning Purchaser and an Eligible Assignee or assignee Purchaser, the Administrative Agent shall, if such Assignment and Acceptance Agreement has been duly completed, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Seller and the Servicer.

(d) Participations. Each Purchaser may sell participations to one or more Eligible Assignees (each, a “Participant”) in or to all or a portion of its rights and/or obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the interests in the Investments owned by it); provided, however, that

(i) such Purchaser’s obligations under this Agreement (including, without limitation, its Commitment to the Seller hereunder) shall remain unchanged, and

(ii) such Purchaser shall remain solely responsible to the other parties to this Agreement for the performance of such obligations.

The Administrative Agent, the Purchasers, the Seller and the Servicer shall have the right to continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement. The Seller agrees that each Participant shall be entitled to the benefits of Sections 5.01 and 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Purchaser)) to the same extent as if it were a Purchaser and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.03, with respect to any participation, than its participating Purchaser would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(e) Participant Register. Each Purchaser that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Seller, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Investments or other obligations under this Agreement (the “Participant Register”); provided that no Purchaser shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Investments or its other obligations under any this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Investment or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Assignments by Administrative Agents. This Agreement and the rights and obligations of the Administrative Agent herein shall be assignable by the Administrative Agent or such Purchaser, and its successors and assigns; provided that in the case of an assignment to a Person that is not an Affiliate of the Administrative Agent a Purchaser, so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, such assignment shall require the Seller’s consent (not to be unreasonably withheld, conditioned or delayed).

(g) Assignments by the Seller or the Servicer. Neither the Seller nor, except as provided in Section 9.01, the Servicer may assign any of its respective rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and each Purchaser (such consent to be provided or withheld in the sole discretion of such Person).

(h) Addition of Purchasers. The Seller may, with written notice to the Administrative Agent and each Purchaser, add additional Persons as Purchasers or cause an existing Purchaser to increase its Commitment; provided, however, that the Commitment of any existing Purchaser may only be increased with the prior written consent of such Purchaser. Each new Purchaser shall become a party hereto, by executing and delivering to the Administrative Agent and the Seller, an assumption agreement (each, an “Assumption Agreement”) in the form of Exhibit D hereto.

(i) Pledge to a Federal Reserve Bank. Notwithstanding anything to the contrary set forth herein, (i) any Purchaser or any of their respective Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including, without limitation, rights to payment of Capital and Yield) and any other Transaction Document to secure its obligations to a Federal Reserve Bank, without notice to or the consent of the Seller, the Servicer, any Affiliate thereof or any Purchaser Party; provided, however, that that no such pledge shall relieve such assignor of its obligations under this Agreement.

SECTION 14.04. Costs and Expenses. In addition to the rights of indemnification granted under Section 13.01 hereof, the Seller agrees to pay on demand all reasonable out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Transaction Documents (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto and thereto), including, without limitation, the documented and reasonable outside Attorney Costs and reasonable accountants’, auditors’ and consultants’ fees and expenses for the Administrative Agent and the other Purchaser Parties and any of their respective Affiliates with respect thereto and with respect to advising the Administrative Agent and the other Purchaser Parties and their respective Affiliates as to their rights and remedies under this Agreement and the other Transaction Documents. In addition, the Seller agrees to pay on written demand all documented and reasonable out-of-pocket costs and expenses (including reasonable Attorney Costs), of the Administrative Agent and the other Purchaser Parties and their respective Affiliates, incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents.

SECTION 14.05. No Proceedings; Limitation on Payments.

(a) Each of the Servicer, each Purchaser and each assignee of an Investments or any interest therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, the Seller any Insolvency Proceeding until one year and one day after the Final Payout Date; provided, that the Administrative Agent may take any such action in its sole discretion following the occurrence of an Event of Default. The provisions of this Section 14.05 shall survive any termination of this Agreement.

SECTION 14.06. Confidentiality.

(a) Each of the Seller and the Servicer covenants and agrees to hold in confidence, and not disclose to any Person, the terms of this Agreement or the Fee Letter (including any fees payable in connection with this Agreement, the Fee Letter or any other Transaction Document or the identity of the Administrative Agent or any other Purchaser Party), except as the Administrative Agent and each Purchaser may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Seller, the Servicer or their Advisors and Representatives or (iii) to the extent it should be (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (iii) above, the Seller and the Servicer will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Administrative Agent and the affected Purchaser Party of its intention to make any such disclosure prior to making such disclosure. Each of the Seller and the Servicer agrees to be responsible for any breach of this Section by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section. Notwithstanding the foregoing, it is expressly agreed that each of the Seller, the Servicer and their respective Affiliates may publish a press release or otherwise publicly announce the existence and principal amount of the Commitments under this Agreement and the transactions contemplated hereby; provided that the Administrative Agent shall be provided a reasonable opportunity to review such press release or other public announcement prior to its release and provide comment thereon; and provided, further, that no such press release shall name or otherwise identify the Administrative Agent, any other Purchaser Party or any of their respective Affiliates without such Person’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Seller consents to the publication by the Administrative Agent or any other Purchaser Party of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.

(b) Each of the Administrative Agent and each other Purchaser Party, severally and with respect to itself only, agrees to hold in confidence, and not disclose to any Person, any confidential and proprietary information concerning the Seller, the Servicer and their respective Affiliates and their businesses or the terms of this Agreement (including any fees payable in connection with this Agreement or the other Transaction Documents), except as the Seller or the Servicer may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to its assignees and Participants and potential assignees and Participants and their respective counsel if they agree in writing to hold it confidential, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through it or its Representatives or Advisors, (iv) at the request of a bank examiner or other regulatory authority or in connection with an examination of any of the Administrative Agent or any Purchaser or their respective Affiliates or (v) to the extent it should be (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (v) above, the Administrative Agent and each Purchaser will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Seller and the Servicer of its making any such disclosure as promptly as reasonably practicable thereafter. Each of the Administrative Agent and each Purchaser, severally and with respect to itself only, agrees to be responsible for any breach of this Section by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section.

(c) As used in this Section, (i) “Advisors” means, with respect to any Person, such Person’s accountants, attorneys and other confidential advisors and (ii) “Representatives” means, with respect to any Person, such Person’s Affiliates, Subsidiaries, directors, managers, officers, employees, members, investors, financing sources, insurers, professional advisors, representatives and agents; provided that such Persons shall not be deemed to Representatives of a Person unless (and solely to the extent that) confidential information is furnished to such Person.

(d) Notwithstanding the foregoing, to the extent not inconsistent with applicable securities laws, each party hereto (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as defined in Section 1.6011-4 of the Treasury Regulations) of the transactions contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure.

SECTION 14.07. GOVERNING LAW. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF ADMINISTRATIVE AGENT OR ANY PURCHASER IN THE SUPPORTING ASSETS IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

SECTION 14.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by e-mail or other electronic means shall be equally effective as delivery of an originally executed counterpart.

SECTION 14.09. Integration; Binding Effect; Survival of Termination. This Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, however, that the provisions of Sections 5.01, 5.03, 5.05 11.04, 11.06, 13.01, 13.02, 14.04, 14.05, 14.06, 14.09, 14.11 and 14.13 shall survive any termination of this Agreement.

SECTION 14.10. CONSENT TO JURISDICTION. (i) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO (I) WITH RESPECT TO THE SELLER AND THE SERVICER, THE EXCLUSIVE JURISDICTION, AND (II) WITH RESPECT TO EACH OF THE OTHER PARTIES HERETO, THE NON-EXCLUSIVE JURISDICTION, IN EACH CASE, OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING (I) IF BROUGHT BY THE SELLER, THE SERVICER OR ANY AFFILIATE THEREOF, SHALL BE HEARD AND DETERMINED, AND (II) IF BROUGHT BY ANY OTHER PARTY TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, MAY BE HEARD AND DETERMINED, IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS SECTION 14.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER PURCHASER PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST THE SELLER OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH OF THE SELLER AND THE SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(ii) EACH OF THE SELLER AND THE SERVICER CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SECTION 14.02. NOTHING IN THIS SECTION 14.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER PURCHASER PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 14.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

SECTION 14.12. Ratable Payments. If any Purchaser Party, whether by setoff or otherwise, has payment made to it with respect to any Seller Obligations in a greater proportion than that received by any other Purchaser Party entitled to receive a ratable share of such Seller Obligations, such Purchaser Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Seller Obligations held by the other Purchaser Parties so that after such purchase each Purchaser Party will hold its ratable proportion of such Seller Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

SECTION 14.13. Limitation of Liability.

(a) No claim may be made by the Seller or any Affiliate thereof or any other Person against any Purchaser Party or their respective Affiliates, members, directors, officers, employees, incorporators, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith; and each of the Seller and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. None of the Purchaser Parties and their respective Affiliates shall have any liability to the Seller or any Affiliate thereof or any other Person asserting claims on behalf of or in right of the Seller or any Affiliate thereof in connection with or as a result of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Seller or any Affiliate thereof result from the breach of contract, gross negligence or willful misconduct of such Purchaser Party in performing its duties and obligations hereunder and under the other Transaction Documents to which it is a party.

(b) The obligations of the Administrative Agent and each of the other Purchaser Parties under this Agreement and each of the Transaction Documents are solely the corporate obligations of such Person. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement or any other Transaction Document against any member, director, officer, employee or incorporator of any such Person.

SECTION 14.14. Intent of the Parties. The Seller has structured this Agreement with the intention that the Investments and the obligations of the Seller hereunder will be treated under United States federal, and applicable state, local and foreign tax law as debt (the “Intended Tax Treatment”). The Seller, the Servicer, the Administrative Agent and the other Purchaser Parties agree to file no tax return, or take any action, inconsistent with the Intended Tax Treatment unless required by a final determination within the meaning of Section 1313 of the Code (or similar or analogous state, local or foreign Tax law). Each assignee and each Participant acquiring an interest in an Investment, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.

SECTION 14.15. USA Patriot Act. Each of the Administrative Agent and each of the other Purchaser Parties hereby notifies the Seller and the Servicer that pursuant to the requirements of the USA PATRIOT Act, the Administrative Agent and the other Purchaser Parties may be required to obtain, verify and record information that identifies the Seller, the Originators, the Servicer and the Performance Guarantor, which information includes the name, address, tax identification number and other information regarding the Seller, the Originators, the Servicer and the Performance Guarantor that will allow the Administrative Agent and the other Purchaser Parties to identify the Seller, the Originators, the Servicer and the Performance Guarantor in accordance with the USA PATRIOT Act. This notice is given in accordance with the requirements of the USA PATRIOT Act. Each of the Seller and the Servicer agrees to provide the Administrative Agent and each other Purchaser Parties, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and the Beneficial Ownership Regulation.

SECTION 14.16. Right of Setoff. Each Purchaser Party is hereby authorized (in addition to any other rights it may have), at any time during the continuance of an Event of Default, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser Party (including by any branches or agencies of such Purchaser Party) to, or for the account of, the Seller or the Servicer against amounts owing by the Seller or the Servicer hereunder (even if contingent or unmatured); provided that such Purchaser Party shall notify the Seller or the Servicer, as applicable, promptly following such setoff.

SECTION 14.17. Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 14.18. Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

SECTION 14.19. Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

SECTION 14.20. Acknowledgement Regarding Any Supported QFCs. To the extent that the Transaction Documents provide support, through a guarantee or otherwise, for any swap contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Transaction Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered QFC Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Transaction Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Transaction Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to an Event of Default shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 14.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered QFC Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

O&M FUNDING LLC, as the Seller

By:	/s/ Heath H. Galloway
Name:	Heath H. Galloway
Title:	Corporate Secretary

OWENS & MINOR MEDICAL, LLC, as the Servicer

By:	/s/ Heath H. Galloway
Name:	Heath H. Galloway
Title:	Corporate Secretary

S-1	Receivables Purchase Agreement

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Christopher Blaney
Name:	Christopher Blaney
Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Purchaser

By:	/s/ Christopher Blaney
Name:	Christopher Blaney
Title:	Senior Vice President

PNC CAPITAL MARKETS LLC, as Structuring Agent

By:	/s/ Christopher Blaney
Name:	Christopher Blaney
Title:	Managing Director

S-2	Receivables Purchase Agreement

BANK OF AMERICA, NATIONAL ASSOCIATION, as a Purchaser

By:	/s/ Chris Haynes
Name:	Chris Haynes
Title:	Senior Vice President

S-3	Receivables Purchase Agreement

REGIONS BANK, as a Purchaser

By:	/s/ Cecil Noble
Name:	Cecil Noble
Title:	Managing Director

S-4	Receivables Purchase Agreement

CAPITAL ONE BANK, as a Purchaser

By:	/s/ Alice Tse
Name:	Alice Tse
Title:	Duly Authorized Signatory

S-5	Receivables Purchase Agreement

EXHIBIT A

Form of Investment Request

[Letterhead of Seller]

[Date]

[Administrative Agent]

[Purchasers]

Re:	Investment Request

Ladies and Gentlemen:

Reference is hereby made to that certain Receivables Purchase Agreement, dated as of October 18, 2024 among O&M Funding LLC (the “Seller”), Owens & Minor Medical, LLC, as Servicer (the “Servicer”), the Purchasers party thereto, PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) and PNC Capital Markets LLC, as Structuring Agent (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used in this Investment Request and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

This letter constitutes an Investment Request pursuant to Section 2.02(a) of the Agreement. The Seller hereby requests an Investment in the aggregate amount of [$     ] to be made on [   , 20 ] (of which $[   ] will be funded by PNC and $[   ] will be funded by [   ]. The proceeds of such Investment should be deposited to [Account number], at [Name, Address and ABA Number of Bank]. After giving effect to such Investment, the Aggregate Capital will be [$   ].

The Seller hereby represents and warrants as of the date hereof, and after giving effect to such Investment, as follows:

(i) the representations and warranties of the Seller and the Servicer contained in Sections 7.01 and 7.02 of the Agreement are true and correct in all material respects on and as of the date of such Investment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii) no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such Investment;

(iii) no Capital Coverage Amount Deficit exists or would exist after giving effect to such Investment;

Exhibit A-1

(iv) the Aggregate Capital will not exceed the Facility Limit;

(v) immediately after giving effect to such Investment, no Purchaser’s aggregate outstanding Capital will exceed such Purchaser’s Commitment; and

(vi) the Termination Date has not occurred.

Exhibit A-2

IN WITNESS WHEREOF, the undersigned has executed this letter by its duly authorized officer as of the date first above written.

Very truly yours,

By:
Name:
Title:

Exhibit A-3

EXHIBIT B

Form of Reduction Notice

[LETTERHEAD OF SELLER]

[Date]

[Administrative Agent]

[Purchasers]

Re:	Reduction Notice

Ladies and Gentlemen:

Reference is hereby made to that certain Receivables Purchase Agreement, dated as of October 18, 2024 among O&M Funding LLC, as Seller (the “Seller”), Owens & Minor Medical, LLC, as Servicer (the “Servicer”), the Purchasers party thereto, PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) and PNC Capital Markets LLC, as Structuring Agent (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used in this Reduction Notice and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

This letter constitutes a Reduction Notice pursuant to Section 2.02(f) of the Agreement. The Seller hereby notifies the Administrative Agent and the Purchasers that it shall prepay the outstanding Capital of the Purchasers in the amount of [$   ] to be made on [   , 20 ]. After giving effect to such prepayment, the Aggregate Capital will be [$   ].

The Seller hereby represents and warrants as of the date hereof, and after giving effect to such reduction, as follows:

(i) the representations and warranties of the Seller and the Servicer contained in Sections 7.01 and 7.02 of the Agreement are true and correct in all material respects on and as of the date of such prepayment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii) no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such prepayment;

(iii) no Capital Coverage Amount Deficit exists or would exist after giving effect to such prepayment;

(iv) the Termination Date has not occurred; and

(v) the aggregate Outstanding Balance of all Sold Receivables does not exceed the Aggregate Capital.

Exhibit B-1

IN WITNESS WHEREOF, the undersigned has executed this letter by its duly authorized officer as of the date first above written.

Very truly yours,

O&M Funding LLC

By:
Name:
Title:

Exhibit B-2

EXHIBIT C

[Form of Assignment and Acceptance Agreement]

Dated as of     , 20

SECTION 1.

Commitment assigned:	$	[	]
Assignor’s remaining Commitment:	$	[	]
Capital allocable to Commitment assigned:	$	[	]
Assignor’s remaining Capital:	$	[	]
Yield (if any) allocable to Capital assigned:	$	[	]
Yield (if any) allocable to Assignor’s remaining Capital:	$	[	]

SECTION 2.

Effective Date of this Assignment and Acceptance Agreement: [     ]

Upon execution and delivery of this Assignment and Acceptance Agreement by the assignee and the assignor and the satisfaction of the other conditions to assignment specified in Section 14.03(a) of the Agreement (as defined below), from and after the effective date specified above, the assignee shall become a party to, and, to the extent of the rights and obligations thereunder being assigned to it pursuant to this Assignment and Acceptance Agreement, shall have the rights and obligations of a Purchaser under that certain Receivables Purchase Agreement, dated as of October 18, 2024 among O&M Funding LLC, Owens & Minor Medical, LLC, as Servicer, the Purchasers party thereto, PNC Bank, National Association, as Administrative Agent and PNC Capital Markets LLC, as Structuring Agent (as amended, supplemented or otherwise modified from time to time, the “Agreement”).

(Signature Pages Follow)

Exhibit C-1

ASSIGNOR:	[ ]

By:
Name:
Title

ASSIGNEE:	[ ]

By:
Name:
Title:

[Address]

Accepted as of date first above written:

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

O&M FUNDING LLC, as Seller

By:
Name:
Title:

Exhibit C-2

EXHIBIT D

[Form of Assumption Agreement]

THIS ASSUMPTION AGREEMENT (this “Agreement”), dated as of [     ,   ], is among O&M Funding LLC (the “Seller”) and [     ], as the Purchaser (the “[     ] Purchaser”).

BACKGROUND

The Seller and various others are parties to a certain Receivables Purchase Agreement, dated as of October 18, 2024 (as amended through the date hereof and as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”). Capitalized terms used and not otherwise defined herein have the respective meaning assigned to such terms in the Receivables Purchase Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. This letter constitutes an Assumption Agreement pursuant to Section 14.03(h) of the Receivables Purchase Agreement. The Seller desires the [   ] Purchaser to [become a Purchaser] [increase its existing Commitment] under the Receivables Purchase Agreement, and upon the terms and subject to the conditions set forth in the Receivables Purchase Agreement, the [[     ] Purchaser] agree[s] to [become Purchaser] [increase its Commitment to the amount set forth as its “Commitment” under the signature of such [     ] Purchaser hereto].

The Seller hereby represents and warrants to the [     ] Purchaser as of the date hereof, as follows:

(i) the representations and warranties of the Seller contained in Section 7.01 of the Receivables Purchase Agreement are true and correct on and as of such date as though made on and as of such date;

(ii) no Event of Default or Unmatured Event of Default has occurred and is continuing, or would result from the assumption contemplated hereby; and

(iii) the Termination Date shall not have occurred.

SECTION 2. Upon execution and delivery of this Agreement by the Seller and the [   ] Purchaser, satisfaction of the other conditions with respect to the addition of a Purchaser specified in the Receivables Purchase Agreement (including the written consent of the Administrative Agent and the Majority Purchasers) and receipt by the Administrative Agent of counterparts of this Agreement (whether by e-mail or otherwise) executed by each of the parties hereto, [the [   ] Purchaser shall become a party to, and have the rights and obligations of Purchasers under, the Receivables Purchase Agreement and the “Commitment” with respect to the Purchaser shall be as set forth under the signature of each such Purchaser hereto] [the [   ] Purchaser shall increase its Commitment to the amount set forth as the “Commitment” under the signature of the [   ] Purchaser hereto].

Exhibit D-1

SECTION 3. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF). This Agreement may not be amended or supplemented except pursuant to a writing signed be each of the parties hereto and may not be waived except pursuant to a writing signed by the party to be charged. This Agreement may be executed in counterparts, and by the different parties on different counterparts, each of which shall constitute an original, but all together shall constitute one and the same agreement.

(Signature Pages Follow)

Exhibit D-2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.

[ ], as a Purchaser

By:

Name Printed:

Title:

[Address]
[Commitment]

Exhibit D-3

O&M Funding LLC as Seller

By:

Name Printed:

Title:

Exhibit D-4

EXHIBIT E

[Reserved]

Exhibit E

EXHIBIT F

(Attached)

Exhibit F

EXHIBIT G

Form of Information Package

(Attached)

Exhibit G

EXHIBIT H

Form of Compliance Certificate

To: PNC Bank, National Association, as Administrative Agent

This Compliance Certificate is furnished pursuant to that certain Receivables Purchase Agreement, dated as of October 18, 2024 among O&M Funding LLC (the “Seller”), Owens & Minor Medical, LLC, as Servicer (the “Servicer”), the Purchasers party thereto, PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) and PNC Capital Markets LLC, as Structuring Agent (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected ________________of the Servicer.

2. I have reviewed the terms of the Agreement and each of the other Transaction Documents and I have made, or have caused to be made under my supervision, a detailed review of the transactions and condition of the Seller during the accounting period covered by the attached financial statements.

3. The examinations described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or an Unmatured Event of Default, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth in paragraph 5 below].

4. Schedule I attached hereto sets forth financial statements of the Parent and its Subsidiaries for the period referenced on such Schedule I.

[5. Described below are the exceptions, if any, to paragraph 3 above by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Seller has taken, is taking, or proposes to take with respect to each such condition or event:]

Exhibit H-1

The foregoing certifications are made and delivered this     day of      , 20  .

[     ]

By:
Name:
Title:

Exhibit H-2

SCHEDULE I TO COMPLIANCE CERTIFICATE

A. Schedule of Compliance as of      , 20   with Section 8.02(b) of the Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

This schedule relates to the month ended:        .

B. The following financial statements of the Parent and its Subsidiaries for the period ending on      , 20  , are attached hereto:

Exhibit H-3

EXHIBIT I

Closing Memorandum

(Attached)

Exhibit I

EXHIBIT J

Forms of Interim Reports

Exhibit J

EXHIBIT J-1

Form of Daily Report

Exhibit J

EXHIBIT J-2

Form of Weekly Report

Exhibit J